UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant
Filed by a party other than the Registrant
Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Park National Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PARK NATIONAL CORPORATION
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
www.parknationalcorp.com
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Monday, April 28, 2025
Dear Fellow Shareholders:
The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Park National Corporation (“Park,” “we” or “our”) will be held on Monday, April 28, 2025, at 2:00 p.m., Eastern Daylight Saving Time. This year’s Annual Meeting will be a virtual meeting of shareholders which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PRK2025. You will not be able to attend the Annual Meeting in person.
The Annual Meeting is being held for the following purposes:
1.To elect the three director nominees named in the accompanying proxy statement.
2.To consider and vote upon a non-binding advisory resolution to approve the compensation of Park’s named executive officers.
3.To consider and vote upon a proposal to ratify the appointment of Crowe LLP as the independent registered public accounting firm of Park for the fiscal year ending December 31, 2025.
4.To consider and vote upon a proposal to adopt an amendment to Park’s Articles of Incorporation to increase the number of Park’s authorized common shares.
5.To transact any other business that properly comes before the 2025 Annual Meeting.
The proxy statement describes each of the agenda items in detail. As of the date of this Notice of Annual Meeting of Shareholders, Park has not received notice of any other matters that properly may be presented at the Annual Meeting.
Only shareholders of record at the close of business on March 3, 2025, the date established by the Board of Directors as the record date, are entitled to receive notice of, and to vote at, the Annual Meeting. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/PRK2025. To participate in and vote at the Annual Meeting, you will need the unique 16-digit control number (printed in the box marked with the arrow) on your Notice of Internet Availability of Proxy Materials or proxy card (if you received or requested paper copies of our proxy materials). Instructions on how to connect to and participate in the Annual Meeting, including how to demonstrate proof of ownership of Park common shares, are posted at www.virtualshareholdermeeting.com/PRK2025.
Even if you plan to participate in the virtual Annual Meeting, we urge you to vote as soon as possible by telephone, by mail or over the Internet as described in the accompanying proxy statement.

By Order of the Board of Directors,

March [●], 2025	BRADY T. BURT Chief Financial Officer, Secretary and Treasurer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF PARK NATIONAL CORPORATION TO BE HELD ON APRIL 28, 2025

This Notice of Annual Meeting of Shareholders, our proxy statement and our 2024 Annual Report, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at www.proxyvote.com or through the “Financials – SEC Filings” section of our website at investor.parknationalcorp.com.

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APPENDIX A: FINANCIAL SERVICES/BANK HOLDING COMPANIES INCLUDED IN $5 BILLION TO $15 BILLION INDUSTRY INDEX    A-1

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PARK NATIONAL CORPORATION
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
www.parknationalcorp.com
PROXY STATEMENT
Dated March [●], 2025
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 28, 2025
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Park National Corporation (“Park,” “we” or “our”) for use at the 2025 Annual Meeting of Shareholders to be held on Monday, April 28, 2025, at 2:00 p.m., Eastern Daylight Saving Time (the “Annual Meeting” or the “2025 Annual Meeting”). The Annual Meeting will be a virtual meeting, which means that you will be able to fully participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PRK2025. This proxy statement summarizes information that you will need in order to vote.
Availability of Proxy Materials
On or about March [●], 2025, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to holders of common shares of record at the close of business on March 3, 2025, other than those shareholders who have previously requested copies of the proxy materials via mail. The Notice of Internet Availability contains instructions on how to access via the Internet this proxy statement, the form of proxy and our 2024 Annual Report, together with our Annual Report on Form 10-K (our “2024 Form 10-K”) for the fiscal year ended December 31, 2024 (the “2024 fiscal year”), as well as instructions on how to request a paper copy of these materials.
    On or about March [●], 2025, the Company also began mailing its proxy materials to record date shareholders who requested a paper copy.
Copies of our 2024 Form 10-K may be obtained at www.proxyvote.com or through the “Financials – SEC Filings” section of our website at investor.parknationalcorp.com. You can also obtain a paper copy of our 2024 Form 10-K, without charge, by sending a written request to: Brady T. Burt, Chief Financial Officer, Secretary and Treasurer, Park National Corporation, 51 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500.

Delivery of Proxy Materials to Multiple Shareholders Sharing the Same Address
Periodically, Park provides each registered holder of common shares at a shared address, not previously notified, with a separate notice of Park’s intention to “household” proxy materials. This means that registered holders who share an address may receive only one set of materials, unless we are notified otherwise. The record holder notifies beneficial holders of common shares (those who hold common shares through a broker, financial institution or other nominee) of the householding process. Only one copy of the Notice of Internet Availability, or only one copy of the Notice of Annual Meeting of Shareholders, this proxy statement and our 2024 Annual Report, together with our 2024 Form 10-K, is being delivered to previously notified multiple registered holders of common shares who share an address, unless Park has received contrary instructions from one or more of the registered holders of common shares.
Registered holders of common shares who share an address and would like to receive a separate copy of the Notice of Internet Availability or a separate copy of the Notice of Annual Meeting of Shareholders, this proxy statement and our 2024 Annual Report, together with our 2024 Form 10-K, as applicable, or who have questions regarding the householding process, may contact Park’s transfer agent and registrar, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), by:
•calling their toll free number, 1-866-540-7095; or
•forwarding a written request addressed to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
A separate copy of the Notice of Internet Availability or a separate copy of the Notice of Annual Meeting of Shareholders, this proxy statement and our 2024 Annual Report, together with our 2024 Form 10-K, as applicable, will be sent within 30 days of receipt of the instructions to be removed from the householding program.
By contacting Broadridge, Householding Department, registered holders of common shares sharing an address can also:
•notify Park that the registered shareholders wish to receive separate annual reports to shareholders, proxy statements or notices of internet availability of proxy materials, as applicable, in the future; or
•request delivery of a single copy of annual reports to shareholders, proxy statements or notices of internet availability of proxy materials, as applicable, in the future if they are receiving multiple copies.
Beneficial holders of common shares should contact their brokers, financial institutions or other nominees for specific information about the householding process as this process applies to their accounts.

VOTING INFORMATION
Who can vote at the Annual Meeting?
Only holders of common shares of record at the close of business on March 3, 2025, or such shareholders’ proxies, are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on March 3, 2025, there were [●] common shares outstanding and entitled to vote. Other than the common shares, there are no voting securities of Park outstanding. All voting at the Annual Meeting will be governed by Park’s Articles of Incorporation, Park’s Regulations and the General Corporation Law of the State of Ohio.
Each holder of common shares is entitled to one vote for each common share held on March 3, 2025. Park shareholders do not have cumulative voting rights in the election of directors.
How do I attend and participate in the Annual Meeting?
We will be hosting the Annual Meeting live via the Internet, where you will be able to listen to the meeting live, submit questions, and vote online. You will not be able to attend the Annual Meeting in person. Any shareholder can listen to and fully participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/PRK2025. The webcast will start at 2:00 p.m., Eastern Daylight Saving Time, on April 28, 2025.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of Park common shares, are posted at www.virtualshareholdermeeting.com/PRK2025. If you do not have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability or your proxy card (if you received or requested a printed copy of our proxy materials), you will only be able to listen to the Annual Meeting.
We recommend that you log in at least 15 minutes before the Annual Meeting to ensure ample time to complete the check-in procedures. A replay of the Annual Meeting audio webcast will be available on our website for approximately one year following the Annual Meeting.
You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed in this proxy statement.
What is a Notice of Internet Availability?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this proxy statement, the form of proxy and our 2024 Annual Report, together with our 2024 Form 10-K, by providing access to such documents over the Internet. Generally, shareholders who receive a Notice of Internet Availability will not receive printed copies of our proxy materials unless they request them.
A Notice of Internet Availability that provides instructions for accessing our proxy materials over the Internet was mailed directly to some of our registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. If you received a Notice of Internet Availability and prefer to receive a paper copy or an e-mail copy of our proxy materials, you must follow the instructions provided in the Notice of Internet Availability for requesting such proxy materials and make your request prior to April 14, 2025.
The Notice of Internet Availability only identifies the items to be voted on at the Annual Meeting. If you received a Notice of Internet Availability, you cannot vote by marking the Notice of Internet Availability and returning it. The Notice of Internet Availability provides instructions on how to cast your vote.
A notice that directs beneficial owners of Park common shares to the website where they can access our proxy materials will be forwarded to some beneficial shareholders by the broker, financial institution or other holder of record that is considered the registered shareholder with respect to the common shares of such beneficial shareholders. Such broker, financial institution or other holder of record will also provide these beneficial owners of Park common shares with instructions on how the beneficial shareholders may request a paper copy or an e-mail copy of our proxy materials.
What is the difference between holding common shares as a holder of record and as a beneficial owner?
If, at the close of business on March 3, 2025, your common shares were registered directly in your name with our transfer agent, Broadridge, you are considered a holder of record with respect to those common shares, and the Notice of Internet Availability or proxy materials were sent directly to you. As a holder of record, you may vote your common shares electronically at the Annual Meeting or by proxy.
If, at the close of business on March 3, 2025, your common shares were held in an account at a broker, financial institution or other similar organization, then you are the beneficial owner of common shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the common shares in your account. If that organization is not given specific direction, common shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the Annual Meeting other than the ratification of the appointment of Park’s independent registered public accounting firm. Please direct your broker, financial institution or other nominee how to vote your common shares following the instructions provided by your broker, financial institution or other nominee.
How do I vote my common shares?
If you are a registered shareholder (i.e., you hold your common shares of record), you may vote your common shares using one of the following methods (please also see the information provided above and below concerning the difference in how to vote if you hold common shares beneficially through a broker, financial institution or other nominee, instead of as the registered holder — beneficial holders should follow the voting instructions provided by their respective nominees):
•Vote Over the Internet.
Before the Date of the Annual Meeting: Go to www.proxyvote.com or scan the QR Barcode on your proxy card.
You can use the Internet 24 hours a day, seven days a week, to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, on April 27, 2025. Have your Notice of Internet Availability or your proxy card (if you received or requested a printed copy of our proxy materials) in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Annual Meeting: Go to www.virtualshareholdermeeting.com/PRK2025.
You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information printed in the box marked by the arrow on your Notice of Internet Availability or your proxy card (if you received or requested a printed copy of our proxy materials) available and follow the instructions.
•Vote By Telephone. Call 1-800-690-6903.
You can use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on April 27, 2025. Have your Notice of Internet Availability or your proxy card (if you received or requested a printed copy of our proxy materials) in hand when you call and follow the instructions.
•By mail. If you received a printed copy of our proxy materials, you may submit your vote by filling in, signing and dating your proxy card and returning it in the postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than April 27, 2025 to be voted at the Annual Meeting.
If, prior to the Annual Meeting, you vote via the Internet or by telephone, your electronic vote authorizes the named proxy holders in the same manner as if you signed, dated and returned a proxy card. If, prior to the Annual Meeting, you vote via the Internet or by telephone, do not return a proxy card unless you intend to revoke your previously submitted proxy.
If I am a shareholder holding common shares in “street name,” how do I vote?
If you hold your common shares in “street name,” you should have received a Notice of Internet Availability or voting instructions from the broker, financial institution or other nominee holding your common shares. You should follow the instructions in the Notice of Internet Availability or voting instructions provided by your broker, financial institution or other nominee in order to instruct your broker, financial institution or other nominee how to vote your common shares. The availability of telephone and Internet voting will depend on the voting process of your broker, financial institution or other nominee. Common shares held beneficially may not be voted by the beneficial owner during the Annual Meeting.
How do I vote if my common shares are held through the Park National Corporation Employees Stock Ownership Plan?
If you participate in the Park National Corporation Employees Stock Ownership Plan (the “Park KSOP”) and common shares have been allocated to your account in the Park KSOP, you will be entitled to instruct the trustee of the Park KSOP, confidentially, how to vote those common shares. If you were automatically enrolled by Park, or elected to enroll, in the electronic delivery service available to certain participants in the Park KSOP, instead of receiving a Notice of Internet Availability or our proxy materials in the mail, an electronic link to our proxy materials will be made available via your Park e-mail account at the same time as paper copies of the Notice of Internet Availability or our proxy materials are sent to the other Park shareholders. If you are enrolled in this electronic delivery service and wish to receive paper copies of our 2024 Annual Report, together with our 2024 Form 10-K, the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card applicable to the Annual Meeting, please contact Park’s transfer agent and registrar, Broadridge, by:
•visiting www.proxyvote.com;
•calling 1-800-579-1639; or
•sending an e-mail to sendmaterial@proxyvote.com
If you are a participant in the Park KSOP, you can use the Internet or any touch-tone telephone to transmit your voting instructions before the date of the Annual Meeting up until 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2025. In addition, proxy cards submitted by mail by participants in the Park KSOP must be received no later than April 23, 2025.
If you are a participant in the Park KSOP and give no voting instructions to the trustee of the Park KSOP with respect to the matters to be considered at the Annual Meeting, the trustee of the Park KSOP will vote the common shares allocated to your Park KSOP account pro rata in accordance with the instructions received from other participants in the Park KSOP who have voted.
How will my common shares be voted?
Subject to revocation, all forms of proxy that are properly completed and timely received will be voted in accordance with the instructions contained in the forms of proxy. If no instructions are given (except in the case of broker non-votes), the persons named as proxy holders will vote the Park common shares in accordance with the recommendations of the Park Board of Directors (“Board of Directors”). The Board of Directors’ recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends a vote:
•“FOR” the election as Park directors of the nominees identified below under the heading “ELECTION OF DIRECTORS (Proposal 1);”
•“FOR” the non-binding advisory resolution to approve the compensation of Park’s named executive officers as disclosed in this proxy statement;
•“FOR” the ratification of the appointment of Crowe LLP as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•“FOR” the adoption of an amendment to Park’s Articles of Incorporation to increase the number of authorized Park common shares from 20,000,000 to 40,000,000, each without par value.
No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the individuals appointed as proxy holders will vote on those matters, to the extent permitted by applicable law, in accordance with their discretion.

How do I revoke or change my vote after submitting my proxy?
Shareholders of record who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting. If you are a registered shareholder, you may revoke or change your vote at any time before the final vote at the Annual Meeting by:
•delivering a written notice of revocation to the Secretary of Park at 51 North Third Street, Newark, Ohio 43055, to be received no later than April 27, 2025;
•signing and returning a new proxy card with a later date ‒ only your latest completed, signed and dated proxy card received by April 27, 2025, will be counted;
•submitting a later-dated vote by telephone or via the Internet ‒ only your latest telephone or Internet voting instructions received by 11:59 p.m., Eastern Daylight Saving Time, on April 27, 2025, will be counted; or
•participating in the Annual Meeting live via the Internet and voting again.
If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must contact the broker, financial institution or other nominee and follow the instructions provided by the broker, financial institution or other nominee to revoke or change your vote.
If I vote in advance, can I still participate in the Annual Meeting?
Yes. You are encouraged to vote promptly, by submitting your voting instructions via the Internet or by telephone or by returning your proxy card (if you received or requested a paper copy of our proxy materials), so that your common shares will be represented at the Annual Meeting. However, appointing a proxy or submitting voting instructions does not affect your right to participate in the Annual Meeting and vote your common shares if you are a shareholder of record.
What constitutes a quorum and what is the vote required with respect to the proposals to be considered at the Annual Meeting?
Under Park’s Regulations, a quorum is a majority of our common shares then outstanding and entitled to vote at the Annual Meeting. Other than our common shares, there are no voting shares of Park outstanding. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were [●] common shares outstanding and entitled to vote on March 3, 2025, the record date for the Annual Meeting. A majority of the outstanding common shares, or [●] common shares, participating in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.
Routine and Non-Routine Proposals
The rules of NYSE American, the stock exchange on which our common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-

vote” occurs when the broker holding common shares for a beneficial owner is unable to vote on a proposal because the proposal is non-routine and the beneficial owner has not provided any voting instructions.
The proposal to ratify the appointment of Park’s independent registered public accounting firm is the only routine proposal. Each of the other proposals is a non-routine proposal on which a broker may vote only if the beneficial owner has provided voting instructions.
Vote Required with Respect to the Proposals
•Election of Directors (Proposal 1):
Under Ohio law and Park’s Regulations, the three nominees for election as Park directors under Proposal 1 receiving the greatest number of votes “FOR” election will be elected as directors of Park for a term of three years expiring at the 2028 Annual Meeting of Shareholders (the “2028 Annual Meeting”). Proxies cannot be voted at the Annual Meeting for more than three nominees under Proposal 1.
Common shares as to which the vote is expressed as a vote “AGAINST” or an “ABSTAIN” vote in voting instructions or on a proxy card with respect to a particular nominee and broker non-votes will be counted for purposes of establishing a quorum for the Annual Meeting but will not affect whether a nominee has received sufficient votes to be elected.
The Board of Directors unanimously recommends a vote “FOR” the election of all of the individuals nominated for election as Park directors by the Board of Directors.
•Approval of the Non-Binding Advisory Resolution to Approve the Compensation of Park’s Named Executive Officers (Proposal 2):
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to Park’s named executive officers as disclosed in this proxy statement. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.
The Compensation Committee and the Board of Directors unanimously recommend a vote “FOR” the approval of the non-binding advisory resolution to approve the compensation of Park’s named executive officers.
•Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3):
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the appointment of Crowe LLP as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “2025 fiscal year”). The effect of an abstention is the same as a vote “AGAINST” the proposal. Since the proposal to ratify the appointment of Crowe LLP as Park’s independent registered public accounting firm for the 2025 fiscal year is a routine proposal, there will be no broker non-votes associated with this proposal.

The Audit Committee and the Board of Directors unanimously recommend a vote “FOR” the ratification of the appointment of Crowe LLP.
•Adoption of Amendment to Article FOURTH of Park’s Articles of Incorporation (Proposal 4):
The affirmative vote of two-thirds of Park’s issued and outstanding common shares is required to adopt the amendment to Article FOURTH of Park’s Articles of Incorporation to increase the number of authorized Park common shares from 20,000,000 to 40,000,000, each without par value. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposed amendment.
The full Board of Directors unanimously recommends a vote “FOR” the adoption of the proposed amendment to Park’s Articles of Incorporation.
How are votes cast for the proposals considered at the Annual Meeting to be tabulated?
Tabulation of the votes cast for the proposals considered at the Annual Meeting will be performed by Broadridge. Park’s policy is to maintain confidentiality with respect to proxy cards, ballots and voting instructions submitted electronically and telephonically and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with applicable legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots, reviewing voting instructions submitted electronically and telephonically and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.
Who is paying the cost of this proxy solicitation?
This solicitation of proxies is made by and on behalf of the Board of Directors. Park will pay the costs of preparing, assembling, printing and distributing the Notice of Annual Meeting of Shareholders, this proxy statement, the form of proxy and our 2024 Annual Report, together with our 2024 Form 10-K, or the Notice of Internet Availability, as applicable, and all other costs in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access or telephone usage fees which may be charged to a shareholder when voting electronically or by telephone. Although Park is soliciting proxies primarily by distributing proxy materials to our shareholders by mail, by electronic mail or over the Internet, solicitation may also be made by directors, officers and employees of Park and our subsidiaries telephonically, electronically or by other means of communications. Directors, officers and employees who help us in the solicitation will not be specifically compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with brokers, financial institutions and other nominees who are record holders of common shares of Park for the forwarding of proxy materials to the beneficial owners of such common shares or providing a notice as to where beneficial owners can access our proxy materials in order that the beneficial owners’ common shares can be voted.
Park will reimburse brokers, financial institutions and other nominees, who are record holders of common shares of Park not beneficially owned by them, for their reasonable out-of-pocket expenses in forwarding proxy materials to the shareholders who beneficially own the Park common shares.

What should I do if I have questions or if I require technical support during the Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be provided on the Annual Meeting website log-in page.
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Park National Corporation to Be Held on April 28, 2025: The Notice of Annual Meeting of Shareholders, this proxy statement and our 2024 Annual Report, together with our 2024 Form 10-K, are available at www.proxyvote.com. Alternatively, these proxy materials are available on our website at investor.parknationalcorp.com through the “Financials – SEC Filings” section.
DIVISIONS OF THE PARK NATIONAL BANK
References in this proxy statement to the “Century National Bank Division,” the “Fairfield National Bank Division,” and the “First-Knox National Bank Division,” encompass both the subsidiary bank of Park prior to the bank’s merger with and into Park National Bank in 2008 and the division of Park National Bank following each such merger. References in this proxy statement to the “Carolina Alliance Bank Division” encompass both Carolina Alliance Bank prior to that bank’s merger with and into Park National Bank in 2019 and the division of Park National Bank following such merger. In addition, references in this proxy statement to the “advisory board of directors” in respect of a division of Park National Bank encompass both the board of directors of the subsidiary bank of Park or Carolina Alliance Bank, respectively, prior to the bank’s merger with and into Park National Bank and the affiliate/advisory board of the division of Park National Bank following each such merger.
Since July 1, 2020:
•the Carolina Alliance Bank Division has been part of the Carolina Division of Park National Bank;
•the Century National Bank Division has been part of the East Division of Park National Bank;
•the Fairfield National Bank Division has been part of the Southeast Division of Park National Bank; and
•the First-Knox National Bank Division has been part of the North Central Division of Park National Bank.
ELECTION OF DIRECTORS
(Proposal 1)
As of the date of this proxy statement, there were 14 members of the Board of Directors; four directors in the class whose terms will expire at the Annual Meeting, five directors in the class whose terms will expire at the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) and five directors in the class whose terms will expire at the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”).
On January 27, 2025, Mark R. Ramser, who currently serves in the class of Park directors whose terms are to expire at the 2025 Annual Meeting, notified Park that he has decided to retire as a Park director and, thus, will not stand for re-election to the Board of Directors at the Annual Meeting. His term as a director will expire immediately prior to the Annual Meeting. In addition, Mark R. Ramser will retire as a director of Park National Bank effective April 28, 2025, and will also retire as a member of the advisory board of the North Central Division of Park National Bank. As such, the full Board of Directors has fixed the number of directors in the class of Park directors to be elected at the 2025 Annual Meeting at three.
Under Proposal 1, three directors will be elected at the Annual Meeting to hold office for a three-year term to expire at the 2028 Annual Meeting and until their respective successors are duly elected and qualified, or until their respective earlier resignation, removal from office or death. The nominees of the Board of Directors for election as a Park director at the Annual Meeting are identified below. Each nominee was unanimously recommended by the Nominating and Corporate Governance Committee (“Nominating Committee”). While it is contemplated that all nominees will stand for election at the Annual Meeting, if a nominee who would otherwise receive the required number of votes is unable to serve or for good cause will not serve as a candidate for election as a Park director, the individuals designated as proxy holders in the voting instructions or on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating Committee. The Board of Directors knows of no reason why any of the nominees named below would be unable or unwilling to serve if elected as a Park director.
Nominees for Election as Directors (Terms Expiring at the 2028 Annual Meeting)
The following information, as of the date of this proxy statement, concerning the age, principal occupation, other affiliations and business experience of each nominee for election as a Park director has been furnished to Park by each nominee. In addition, the following information provides the evaluation of the Nominating Committee and the Board of Directors regarding the key attributes, skills and qualifications possessed by each nominee.
DONNA M. ALVARADO (age 76) has served as a Park director since April 2013 and as a member of the Board of Directors of Park National Bank since October 1991. Ms. Alvarado serves as Chair of the Nominating Committee and as a member of the Executive Committee of the Park Board of Directors. Ms. Alvarado has served as President of Aguila International, Granville, Ohio, an international business consulting firm that specializes in human resources and leadership development, since January 1994. She has served on the Board of Directors of CSX Corporation, a publicly-traded provider of rail and other transportation services, since December 2006.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Ms. Alvarado has developed through her more than 33 years of service as a director of Park and Park National Bank, combined with her understanding of government through her public sector experience, her experience as a public company director, her human resources and leadership development expertise and her civic and community involvement, allow her to provide a valued perspective on business, federal and state government regulatory oversight and corporate governance issues to the Board of Directors. The Nominating Committee and the Board of Directors have recommended that Ms. Alvarado be elected as a Park director.
FREDERIC M. BERTLEY, Ph.D. (age 54) has served as a director of both Park and Park National Bank since September 2021. Dr. Bertley serves as a member of each of the Nominating Committee and the Risk Committee of the Park Board of Directors. Dr. Bertley has served as the President and Chief Executive Officer of the Center of Science and Industry (“COSI”) in Columbus, Ohio since January 2017.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Dr. Bertley has developed through his 24 years of medical training and research, his community leadership and his successful leadership of COSI through the COVID-19 pandemic allow him to provide invaluable perspective and insight to the Board of Directors. The Nominating Committee and the Board of Directors have recommended that Dr. Bertley be elected as a Park director.
TIMOTHY S. McLAIN (age 63) has served as a Park director since January 2010, as a member of the Board of Directors of Park National Bank since January 2022 and as a member of the advisory board of directors of the Century National Bank Division (now the East Division) of Park National Bank since April 2007. Mr. McLain serves as a member of the Audit Committee of the Park Board of Directors. Since January 2023, Mr. McLain has served as a principal with Dark Horse CPAs, a firm which provides tax and accounting services. Prior thereto, Mr. McLain served as Vice President of McLain, Hill, Rugg & Associates, Inc., a firm which provides tax and accounting services, from December 1991 to December 2022. Mr. McLain has been a Certified Public Accountant since 1985.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. McLain has developed through more than 39 years as a Certified Public Accountant in public practice allow him to provide tax, accounting and financial expertise to the Board of Directors. The Nominating Committee and the Board of Directors have recommended that Mr. McClain be elected as a Park director.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE PARK SHAREHOLDERS VOTE “FOR” THE
ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.
Continuing Directors
The following information, as of the date of this proxy statement, concerning the age, principal occupation, other affiliations and business experience of each of the continuing directors of Park has been furnished to Park by each director. In addition, the following information provides the evaluation of the Nominating Committee and the Board of Directors regarding the key attributes, skills and qualifications possessed by each continuing director.
Directors Continuing in Office (Terms to Expire at the 2026 Annual Meeting)
D. BYRD MILLER III (age 66) has served as a director of both Park and Park National Bank since January 2022 and as a member of the advisory board of directors of the Carolina Alliance Bank Division (now part of the Carolina Division) of Park National Bank since April 2019. Mr. Miller serves as a member of each of the Audit Committee and Compensation Committee of the Park Board of Directors. Mr. Miller retired as the Managing Member, Chief Financial Officer and Treasurer of William Barnet & Son, LLC, a global synthetic fibers, yarns and polymers company, in September of 2022, after having served in those positions since February 1992. Since October 2022, Mr. Miller has provided consulting services to William Barnet & Son, LLC. Prior to his service with William Barnet & Son, LLC, Mr. Byrd served as a Senior Vice President at Bank of America from September 1981 to January 1992. Mr. Miller served on the Board of Directors of CAB Financial Corporation, the parent bank holding company of Carolina Alliance Bank, from 2007 until CAB Financial Corporation merged into Park on April 1, 2019.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Miller has developed through his approximately ten years as a banker and his 32 years of financial management experience in a business that serves customers throughout the world allow him to provide simultaneously a local Carolinas and a world view to the Board of Directors. The Nominating Committee and the Board of Directors believe that Mr. Miller should continue as a Park director.
C. DANIEL DELAWDER (age 75) has served as a Park director since April 1994 and as a member of the Board of Directors of Park National Bank since April 1992. Mr. DeLawder serves as Chair of the Executive Committee of the Park Board of Directors. Mr. DeLawder retired as an executive officer of Park and Park National Bank, and as an employee of Park National Bank, on June 30, 2021. Mr. DeLawder served as Chairman of the Board of Park from January 2005 through April 2019, as Chief Executive Officer of Park from January 1999 through December 2013, and as President of Park from April 1994 through December 2004. Mr. DeLawder served as Chairman of the Board of Park National Bank from January 2005 through April 2019, as Chief Executive Officer of Park National Bank from January 1999 through December 2013, as President of Park National Bank from April 1993 through December 2004, and as Executive Vice President of Park National Bank from March 1992 to April 1993. Prior to the foregoing, Mr. DeLawder served in executive positions with the Fairfield National Bank Division of Park National Bank for seven years. Mr. DeLawder served as a director of the Federal Reserve Bank of Cleveland from 2007 to 2012, including as Chair of the Operations/Resources Committee from 2009 to 2012. Mr. DeLawder also served as a member of the Board of Trustees of Ohio University, Athens, Ohio, from 2000 to 2009, and for the last two of those years, as Chairman of the Board of Trustees. Mr. DeLawder also served on the Ohio University Capital Campaign Steering Committee from 2010 through 2015.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. DeLawder developed through more than 14 years as the Chief Executive Officer of Park and more than 50 years of service with Park and Park National Bank in various capacities, as well as his past service as a director of the Federal Reserve Bank of Cleveland and as a member of each of the Board of Trustees and the Capital Campaign Steering Committee of Ohio University, allow him to provide banking and general financial expertise and comprehensive knowledge regarding Park and the markets within which Park National Bank operates to the Board of Directors. The Nominating Committee and the Board of Directors believe that Mr. DeLawder should continue as a Park director.
MATTHEW R. MILLER (age 46) has served as a director of both Park and Park National Bank since May 2019. Mr. Miller serves as Secretary and a non-voting member of the Executive Committee of the Park Board of Directors. Mr. Miller has served as President of each of Park and Park National Bank since May 2019. Previously, Mr. Miller served as Executive Vice President of each of Park and Park National Bank from April 2017 through April 2019. Prior to that, Mr. Miller served as Chief Accounting Officer and principal accounting officer of Park and Senior Vice President and Chief Accounting Officer

of Park National Bank from December 2012 through March 2017; and as Vice President of Accounting of Park National Bank from March 2009 to December 2012. Mr. Miller began his career in 2001 with the Deloitte accounting firm, primarily serving clients in the financial services industry.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Miller has developed in more than 16 years of service with Park and Park National Bank as well as his eight years in public accounting practice allow him to provide technical banking knowledge and accounting expertise to the Board of Directors. The Nominating Committee and the Board of Directors believe that Mr. Miller should continue as a Park director.
    KAREN A. MORRISON (age 65) has served as a director of both Park and Park National Bank since July 1, 2024. Ms. Morrison serves as a member of the Risk Committee of the Park Board of Directors. Ms. Morrison has served as the Senior Vice President, External Affairs of OhioHealth Corporation, Columbus, Ohio, since 2008. She also served as the Interim Chief Ethics and Compliance Officer of OhioHealth Corporation from March 2021 to March 2022. Currently, Ms. Morrison is also the President of OhioHealth Foundation, located in Columbus, Ohio, a position she has held since 2008.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Ms. Morrison has developed through her 16 years of executive leadership at a large health care company allows her to provide strategic expertise to the Board of Directors. The Nominating Committee and the Board of Directors believe that Ms. Morrison should continue as a Park director.
    ROBERT E. O’NEILL (age 62) has served as a Park director since April 2013 and as a member of the Board of Directors of Park National Bank since December 2004. Mr. O’Neill serves as a member of each of the Audit Committee, Compensation Committee, the Executive Committee and the Nominating Committee of the Park Board of Directors. Mr. O’Neill has served as President and a director of Southgate Corporation, Newark, Ohio, a real estate development and management company, since April 2002.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. O’Neill has developed through his years of service as a director of each of Park and Park National Bank, together with more than 36 years of experience in developing and managing industrial, commercial and multi-family real estate in Central Ohio, allow him to provide development and management expertise to the Board of Directors in connection with the loan activities of Park National Bank. The Nominating Committee and the Board of Directors believe that Mr. O’Neill should continue as a Park director.
Directors Continuing in Office (Terms to Expire at the 2027 Annual Meeting)
F. WILLIAM ENGLEFIELD IV (age 70) has served as a Park director since February 2005 and as a member of the Board of Directors of Park National Bank since April 1993. Mr. Englefield serves as Chair of the Compensation Committee and as a member of the Executive Committee of the Park Board of Directors. Mr. Englefield has served as President of Englefield, Inc., Heath, Ohio, a company engaged in the sale of petroleum products (at retail and wholesale) and convenience stores and restaurants, since January 1989.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Englefield has developed through more than 36 years of leading a growing privately-held business, with responsibility for all segments of company operations including management and financial areas, allow him to provide an important retail perspective and demonstrated operational experience to the Board of Directors. The Nominating Committee and the Board of Directors believe that Mr. Englefield should continue as a Park director.
    KELLY K. GRATZ (age 58) has served as a director of both Park and Park National Bank since July 1, 2024. Ms. Gratz serves as a member of each of the Audit Committee and the Risk Committee of the Park Board of Directors. Since 2018, Ms. Gratz has been the President and Chief Executive Officer of G2O, LLC, a customer experience consulting company headquartered in Dublin, Ohio.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Ms. Gratz has developed through her six years of experience in executive leadership and consulting allows her to provide technology and human capital expertise to the Board of Directors. The Nominating Committee and the Board of Directors believe that Ms. Gratz should continue as a Park director.
JASON N. JUDD (age 48) has served as a director of both Park and Park National Bank since January 2019. Mr. Judd serves as Chair of each of the Audit Committee and Risk Committee of the Park Board of Directors. Mr. Judd has served as Executive Vice President and Chief Financial Officer of Safelite Group, Inc., an auto industry retailer and service provider, since November 2023. Prior to that, Mr. Judd had served as Senior Vice President, Chief Financial Officer and Treasurer of Express, Inc., a multichannel apparel and accessories brand, from April 2022 to November 2023. Prior thereto, Mr. Judd had served as Senior Vice President of Corporate Finance and Treasurer of Big Lots, Inc., a discount retailer, from October 2019 to April 2022.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Judd has developed through more than 20 years serving in financial leadership roles for public companies, including his experience in customer engagement, customer analytics, productivity analysis, financial performance and risk management and his experience in capital markets and mergers and acquisitions allow him to provide a strong understanding of customer-focused financial performance and financial and risk management leadership to the Board of Directors. The Nominating Committee and the Board of Directors believe that Mr. Judd should continue as a Park director.
DAVID L. TRAUTMAN (age 63) has served as a Park director since January 2005 and as a member of the Board of Directors of Park National Bank since February 2002. Mr. Trautman serves as Vice Chair of the Executive Committee of the Park Board of Directors. Mr. Trautman has served as Chairman of the Board of Park since May 2019 and as Chief Executive Officer of Park since January 2014. He also served as President of Park from January 2005 through April 2019. Mr. Trautman has served as Chairman of the Board of Park National Bank since May 2019 and as Chief Executive Officer of Park National Bank since January 2014. He also served as President of Park National Bank from January 2005 through April 2019.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Trautman has developed through more than 41 years of experience in banking, including most recently as Chairman of the Board and Chief Executive Officer of Park and Park National Bank, allow him to provide technical banking knowledge, community perspective and financial leadership to the Board of Directors. The Nominating Committee and the Board of Directors believe that Mr. Trautman should continue as a Park director.

LEON ZAZWORSKY (age 76) has served as a Park director since November 2003 and as a member of the Board of Directors of Park National Bank since December 1991. Mr. Zazworsky was appointed as the Lead Director of Park in January 2012. He serves as a member of each of the Executive Committee and the Nominating Committee of the Park Board of Directors. Mr. Zazworsky has served as President/Owner of Mid State Systems, Inc., Hebron, Ohio, a transportation and distribution company, since April 1979. Mr. Zazworsky has also served as President/Owner of Mid State Warehouses, Inc., Hebron, Ohio, a warehousing and distribution company, since November 1987. In addition, Mr. Zazworsky has served as President/Owner of Dalmatian Transportation, Ltd., Hebron, Ohio, a transportation company, since March 2006.
The Nominating Committee and the Board of Directors believe that the attributes, skills and qualifications Mr. Zazworsky has developed through more than 44 years of successful private business ownership – managing people, budgets, sales and finances through varying economic conditions in a highly competitive and regulated industry – allow him to provide leadership experience and business expertise to the Board of Directors. The Nominating Committee and the Board of Directors believe that Mr. Zazworsky should continue as a Park director.
BENEFICIAL OWNERSHIP OF PARK COMMON SHARES
The following table furnishes information regarding the beneficial ownership of Park common shares, as of March 3, 2025 (unless otherwise noted), for each of the Park directors (including those nominated for election at the Annual Meeting), each of the individuals named in the Summary Compensation Table for 2024, all current directors and executive officers of Park as a group and each person known by Park to beneficially own more than 5% of the outstanding Park common shares:

	Beneficial Ownership

Name and Address(1)	Amount and Nature(1)	Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(3)	2,237,020	[●]%
Wealth Management Department of Park National Bank 50 North Third Street Newark, OH 43055(4)	1,315,267	[●]%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(5)	1,701,587	[●]%
Donna M. Alvarado	8,697	*
Frederic M. Bertley, Ph.D. (6)	1,449	*
C. Daniel DeLawder(7)	149,694	*
F. William Englefield IV(8)	8,854	*
Kelly K. Gratz	261	*
Jason N. Judd(9)	2,336	*

Timothy S. McLain(10)	4,746	*
D. Byrd Miller III	3,110	*
Matthew R. Miller(11)	13,529	*
Karen Morrison	591	*
Robert E. O’Neill(12)	25,823	*
Mark R. Ramser(13)	67,778	*
David L. Trautman(14)	77,419	*
Leon Zazworsky(15)	49,331	*
Brady T. Burt(16)	18,267	*

All current directors and executive officers as a group (15 persons) (17)	431,885	[●]%
________________________
*Less than 1%
(1)    Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table for such beneficial owner. All fractional common shares have been rounded to the nearest whole common share. The mailing address of each of the directors and executive officers of Park is 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500.
(2)    The “Percent of Class” computation is based upon [●] common shares outstanding on March 3, 2025.
(3)    Based on information contained in a Schedule 13G/A dated January 23, 2024, filed with the SEC, on behalf of BlackRock, Inc., to report the beneficial ownership by its subsidiaries (BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management, (Australia) Limited; and BlackRock Fund Managers Ltd.) of common shares of Park as of December 31, 2023, and consequently, the beneficial ownership of BlackRock, Inc. may have changed prior to the printing of this proxy statement. The Schedule 13G/A reported that BlackRock, Inc., through its subsidiaries, had sole voting power as to 2,255,265 common shares and sole investment power as to 2,288,177 common shares. The Schedule 13G/A also reported that BlackRock Fund Advisors beneficially owned 5% or greater of Park’s outstanding common shares.
(4)    The Wealth Management Department (previously known as the Trust Department, renamed in 2024) of Park National Bank beneficially owns 1,315,267 common shares, with voting power but no investment power as to 1,002,111 of these common shares, investment power but no voting power as to 0 of these common shares, and sole voting and investment power as to 313,156 of these common shares. The officers and directors of Park National Bank and the officers and directors of Park disclaim beneficial ownership of the common shares beneficially owned by the Wealth Management Department of Park National Bank. The number shown does not include 23,734 common shares held of record by the Wealth Management Department of Park National Bank as to which the Wealth Management Department has no voting or investment power.
(5)    Based on information contained in a Schedule 13G/A dated February 13, 2024, filed by The Vanguard Group with the SEC, to report beneficial ownership of common shares of Park as of December 31, 2023, and consequently, the beneficial ownership of The Vanguard Group may have changed prior to the printing of this proxy statement. The Schedule 13G/A reported that The Vanguard Group had shared voting power as to 10,230 common shares, sole investment power as to 1,673,791 common shares and shared investment power as to 27,315 common shares.
(6)    The number shown includes 33 common shares held in a managing agency account with the Wealth Management Department of Park National Bank as to which common shares the Wealth Management Department of Park National Bank has sole voting power and Dr. Bertley has sole investment power.
(7)    The number shown includes: (i) 26,946 common shares held for the account of Mr. DeLawder in the Park KSOP; and (ii) 50,232 common shares held in an account for the benefit of the wife of Mr. DeLawder as to which she has sole voting and investment power and Mr. DeLawder disclaims beneficial ownership. As of March 3, 2025, 55,280 common shares held by Mr. DeLawder were pledged as security to a financial institution, which is not affiliated with Park, in connection with a personal loan.
(8)    The number shown includes: (i) 6,777 common shares held in a custodial agency account with the Wealth Management Department of Park National Bank as to which common shares the Wealth Management Department of Park National Bank has sole voting power and Mr. Englefield has sole investment power; and (ii) 214 common shares held in a trust with a brokerage firm for the benefit of various members of Mr. Englefield’s family, as to which trust Mr. Englefield serves as the trustee with sole voting power and investment power.
(9)    The number shown includes 2,336 common shares held jointly by Mr. Judd and his wife as to which they share voting and investment power.
(10)    The number shown includes 4,746 common shares held jointly by Mr. McLain and his wife as to which they share voting and investment power.
(11)    The number shown includes: (i) 5,214 common shares held for the account of Mr. Miller in the Park KSOP; and (ii) 1,277 common shares, 1,040 common shares, 1,075 common shares, 1,417 common shares and 1,740 common shares as to which Mr. Miller has voting power and the right to receive dividends but which common shares may not be sold, transferred, assigned or otherwise disposed of by Mr. Miller until March 27, 2025, March 31, 2026, March 31, 2027, March 31, 2028 and March 31, 2029, respectively.
(12)    The number shown includes: (i) 6,000 common shares held by the wife of Mr. O’Neill in a managing agency account with the Wealth Management Department of Park National Bank as to which she has sole investment power, the Wealth Management Department of Park National Bank has voting power and Mr. O’Neill disclaims beneficial ownership; and (ii) an aggregate of 2,000 common shares held by two trusts established for the benefit of Mr. O’Neill’s two children as to which the Wealth Management Department of Park National Bank has sole voting and investment power and Mr. O’Neill disclaims beneficial ownership. The number shown also includes 5,000 common shares held by

Southgate Company Limited Partnership. Mr. O’Neill is President of Southgate Corporation, which is the general partner of Southgate Company Limited Partnership, and in his capacity as President, he may be deemed to indirectly exercise voting power and investment power over the common shares held by Southgate Company Limited Partnership. Mr. O’Neill disclaims beneficial ownership of the common shares held by Southgate Company Limited Partnership.
(13)    The number shown includes: (i) 12,869 common shares held by the wife of Mr. Ramser as to which she has sole voting and investment power and Mr. Ramser disclaims beneficial ownership; (ii) an aggregate of 4,427 common shares held by three trusts established for the benefit of Mr. Ramser’s three children for which Mr. Ramser serves as trustee and as to which Mr. Ramser disclaims beneficial ownership; (iii) 3,421 common shares held by Ramser FLP Inc. of which Mr. Ramser owns 50% of the equity interests and Mr. Ramser disclaims beneficial ownership of such common shares; (iv) 25,416 common shares held by Ramser FLP Ltd. of which Mr. Ramser owns 47.5% of the equity interests and Mr. Ramser disclaims beneficial ownership of such common shares; and (v) 15,453 common shares held by Ramser Arboretum over which Mr. Ramser shares voting and investment power in his capacity as Secretary and Treasurer and as to which Mr. Ramser disclaims beneficial ownership.
(14)    The number shown includes: (i) 19,337 common shares held for the account of Mr. Trautman in the Park KSOP; (ii) 13,230 common shares held by the wife of Mr. Trautman as to which she has sole voting and investment power and Mr. Trautman disclaims beneficial ownership; (iii) 822 common shares held in a rollover plan as to which the wife of Mr. Trautman has sole investment power, the Wealth Management Department of Park National Bank has voting power and Mr. Trautman disclaims beneficial ownership; (iv) 346 common shares held in an inherited IRA for the benefit of the wife of Mr. Trautman as to which she has sole investment power, the Wealth Management Department of Park National Bank has voting power and Mr. Trautman disclaims beneficial ownership; and (v) 2,336 common shares, 2,067 common shares, 1,890 common shares, 2,263 common shares and 2,302 common shares as to which Mr. Trautman has voting power and the right to receive dividends but which common shares may not be sold, transferred, assigned or otherwise disposed of by Mr. Trautman until March 27, 2025, March 31, 2026, March 31, 2027, March 31, 2028 and March 31, 2029, respectively. As of March 3, 2025, 27,865 common shares held by Mr. Trautman and 13,230 common shares held by the wife of Mr. Trautman were pledged as security to a financial institution which is not affiliated with Park, in connection with a personal loan.
(15)    The number shown includes 100 common shares held by the wife of Mr. Zazworsky in a brokerage account as to which she has sole voting and investment power, and Mr. Zazworsky disclaims beneficial ownership. The number shown does not include 10 common shares held by an investment club of which Mr. Zazworsky is a member. Mr. Zazworsky disclaims beneficial ownership of these 10 common shares because the voting power and the investment power with respect to these common shares are subject to collective action by the members of the investment club.
(16)    The number shown includes: (i) 8,352 common shares held for the account of Mr. Burt in the Park KSOP; and (ii) 1,635 common shares, 1,111 common shares, 1,661 common shares, 1,500 common shares and 1,525 common shares as to which Mr. Burt has voting power and the right to receive dividends but which common shares may not be sold, transferred, assigned or otherwise disposed of by Mr. Burt until March 27, 2025, March 31, 2026, March 31, 2027, March 31, 2028 and March 31, 2029, respectively. As of March 3, 2025, 3,445 common shares held by Mr. Burt were pledged as security to a financial institution which is not affiliated with Park, in connection with a personal line of credit.
(17)    See Notes (6) through (16) above.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that Park’s directors and executive officers and greater-than-10% beneficial owners of Park’s outstanding common shares file reports with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates for such reports have been established by the SEC and Park is required to disclose in this proxy statement any late report or known failure to file a required report. To Park’s knowledge, based solely on a review of the copies of the reports and amendments thereto filed electronically with the SEC and written representations that no other reports were required, Park believes that, during the 2024 fiscal year, all Section 16(a) filing requirements applicable to Park’s directors and executive officers and greater-than-10% beneficial owners of Park’s outstanding common shares were complied with, with the exception that C. Daniel DeLawder filed a late Form 4 reporting one late transaction and Mark R. Ramser filed a late Form 5 reporting one late transaction.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
In accordance with the applicable sections of the NYSE American Company Guide (the “NYSE American Rules”) and applicable SEC rules, the Board of Directors has adopted the Code of Business Conduct and Ethics, which applies to the directors, officers and employees of Park and of Park’s subsidiaries. The Code of Business Conduct and Ethics is intended to set forth Park’s expectations for the conduct of ethical business practices by the officers, directors, employees and agents of Park and of Park’s subsidiaries, to promote advance disclosure and review of potential conflicts of interest and similar matters, to protect and encourage the reporting of questionable behavior, to foster an atmosphere of self-awareness and prudent conduct and to discipline appropriately those who engage in improper conduct. The Code of Business Conduct and Ethics is posted on the “Governance – Governance Documents” section of the “Investor Relations” page of Park’s Internet website at investor.parknationalcorp.com.
Hedging Policy
Park has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of Park’s securities by directors, officers, employees, and by Park itself that are reasonably designed to promote compliance with insider trading laws, rules, regulations and applicable listing standards. The Park Insider Trading Policy prohibits directors, members of advisory boards of directors, officers and employees of Park or of one of Park’s subsidiaries (and their respective divisions) from engaging in any hedging or monetization transactions related to Park securities (including prepaid variable forward contracts, equity swaps, caps, collars and exchange funds) unless:
•the proposed transaction is first submitted to Park’s Chief Executive Officer or Park’s Chief Financial Officer for approval at least two weeks prior to the proposed execution of documents evidencing the proposed transaction, together with a written justification for the proposed transaction; and
•the proposed transaction is approved by Park’s Chief Executive Officer or Park’s Chief Financial Officer. There is no assurance, however, that such approval will be given.

The Park Insider Trading Policy also prohibits directors, advisory board members, officers and employees of Park or of one of our subsidiaries (and their respective divisions) from:
•Trading in Park common shares or any other Park security on a short-term basis, with any Park common shares purchased in the open market or in a privately-negotiated transaction being required to be held for a minimum of six months.
•Engaging in short sales of Park common shares.
•Buying or selling put options, call options or other derivative securities with respect to Park common shares.
Park Improvement Line/Online Reporting
Park has implemented a “whistleblower” hotline called the “Park Improvement Line.” The Park Improvement Line number is (800) 418-6423, Ext. PRK (775). Calls that relate to accounting, internal accounting controls or auditing matters or that relate to possible wrongdoing by employees of Park or one of Park’s subsidiaries can be made anonymously through this hotline. An additional method of reporting anonymously is online via www.securityvoice.com/reports. The calls and e-mails are received by an independent third-party service and the information received is forwarded directly to the Chair of the Audit Committee and the head of Park’s Internal Audit Department.
Corporate Governance Guidelines
Upon the recommendation of the Nominating Committee, the Board of Directors has adopted Corporate Governance Guidelines to promote the effective functioning of the Board of Directors and its committees and to reflect Park’s commitment to high standards of corporate governance. The Corporate Governance Guidelines are included as Exhibit A to the charter of the Nominating Committee, which is posted on the “Governance – Governance Documents” section of the “Investor Relations” page of Park’s website at investor.parknationalcorp.com.
Independence of Directors
Applicable NYSE American Rules require that a majority of the members of the Board of Directors be independent directors. The definition of independence for purposes of the NYSE American Rules includes a series of objective tests, which the Board of Directors of Park has used in determining whether the members of the Board of Directors as well as the members of Park’s Compensation Committee are independent. In addition, a member of Park’s Audit Committee will not be considered to be independent under the applicable NYSE American Rules if he/she (i) does not satisfy the independence listing standards in Rule 10A-3 under the Exchange Act, or (ii) has participated in the preparation of the financial statements of Park or any of Park’s current subsidiaries at any time during the past three years.
Based upon the Board of Director’s review, consideration and discussion and the unanimous recommendation of the Nominating Committee, the Board of Directors has determined that at least a majority of the Park directors qualify as independent directors. The Board of Directors has determined that each of Donna M. Alvarado, Frederic M. Bertley, Ph.D., F. William Englefield IV, Kelly Gratz, Jason N. Judd, Timothy S. McLain, D. Byrd Miller III, Karen Morrison, Robert E. O’Neill, Mark R. Ramser, and Leon Zazworsky qualifies as an independent director, as defined under the listing requirements and rules of NYSE American and the applicable rules of the Exchange Act.

The Board of Directors determined that C. Daniel DeLawder does not qualify as an independent director due to his former status as an executive officer of Park and Park National Bank. In addition, neither Matthew R. Miller nor David L. Trautman qualifies as an independent director because each currently serves as an executive officer of Park and Park National Bank and an employee of Park National Bank.
Risk Management Oversight
The role of the Board of Directors is to provide oversight to ensure an effective enterprise risk management program is in place, including an appropriate enterprise risk management framework and related governance structure. Certain committees of the Board of Directors administer various aspects of the Board of Directors’ risk oversight function. The Risk Committee assists the Board of Directors in overseeing Park’s enterprise-wide risks, including credit risk, market risk, liquidity risk, operational risk, IT/IS risk (including cyber-security, information security and third-party risks), legal risk (together with the Audit Committee), compliance risk (together with the Audit Committee), strategic risk (including capital management) and reputational risk. The Risk Committee’s role and its interaction with the Board of Directors and other Board committees regarding the Risk Committee’s risk oversight responsibilities are more fully described under the heading “STRUCTURE AND MEETINGS OF BOARD OF DIRECTORS – Committees of the Board – Risk Committee.” The Compensation Committee’s role and its interaction with the Board of Directors and other Board committees regarding compensation risk are more fully described under the heading “EXECUTIVE COMPENSATION – Compensation Committee Report.” The Audit Committee discusses Park’s systems to monitor and manage business risk, legal and ethical compliance programs and information technology security and control, with management and Park’s Internal Audit Department. The Audit Committee assists the Board of Directors in overseeing audit risk, financial reporting risk, compliance risk (together with the Risk Committee) and legal risk (together with the Risk Committee). The Audit Committee’s role and its interaction with the Board of Directors regarding the Audit Committee’s risk oversight responsibilities are more fully described under the heading “STRUCTURE AND MEETINGS OF BOARD OF DIRECTORS – Committees of the Board – Audit Committee.”
Nominating Procedures
The Nominating Committee recommended the nominees identified in “ELECTION OF DIRECTORS (Proposal 1) — Nominees for Election as Directors (Terms Expiring at the 2028 Annual Meeting)” for election as directors of Park at the Annual Meeting. As detailed in the Nominating Committee’s charter, the Nominating Committee has the responsibility to identify and recommend to the Board of Directors individuals qualified to become directors of Park.
Director Qualifications
Each director must be a shareholder of Park.
It is the sense of the Board of Directors that each director should be an active leader in the director’s business or profession and in the director’s community. As a result, a Park director who experiences a material change in his/her principal occupation, position, location or responsibility (including retirement) from that held when he/she was elected to the Board of Directors is to promptly advise Park’s Chairman of the Board and the Chair of the Nominating Committee. The Nominating Committee will meet to review the continued appropriateness of such director’s service on the Board of

Directors under the new circumstances and make a recommendation to the Board of Directors at the next regularly scheduled meeting of the Board of Directors.
Generally, a director is to no longer continue in service after age 82; however, individuals serving on the Board of Directors as of December 31, 2011 are grandfathered and not subject to this limitation.
A director is expected to submit his/her resignation if a loan from Park National Bank to the director or an entity controlled by the director is classified “doubtful” or “loss” under applicable regulatory standards. In addition, a director is expected to submit his/her request for a temporary leave of absence as a director if a loan from Park National Bank to the director or an entity controlled by the director is classified “substandard” under applicable regulatory standards, with termination of the leave of absence to occur if and when the subject loan has been upgraded to a “pass” status, as defined under applicable regulatory standards.
Criteria Considered by Nominating Committee
Park believes that Board membership should reflect the diversity of the markets served by the Park organization. The Nominating Committee takes into account many factors when considering candidates for the Board of Directors to ensure that the Board of Directors is comprised of directors with a variety of experiences and backgrounds, each of whom has high-level managerial experience and represents the interests of Park shareholders as a whole rather than those of special interest groups. The Nominating Committee utilizes its pool of existing directors of Park National Bank (and its divisions) as well as the significant network of business contacts of Park’s existing directors and executive officers as the primary source from which director candidates are identified. In addition, the Nominating Committee periodically engages a third-party executive search firm to help identify and evaluate director candidates. When evaluating individual director candidates, the Nominating Committee may consider those factors it deems appropriate, including:
•whether the candidate has exhibited behavior indicating a commitment to the highest ethical standards;
•whether the candidate has special skills, expertise and background that would complement the attributes of the incumbent Park directors, taking into consideration the diverse communities and geographies in which Park and Park’s subsidiaries operate;
•whether the candidate has achieved prominence in his/her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that members of the Board of Directors are called upon to make;
•whether the candidate possesses a willingness to challenge management while working constructively as a part of a team in an environment of collegiality and trust; and
•whether the candidate will be able to devote sufficient time and energy to the performance of his/her duties as a Park director. Directors are to advise Park’s Chairman of the Board and the Chair of the Nominating Committee in advance of accepting an invitation to serve on another public company board. The Nominating Committee will then review the individual’s availability to fulfill his/her responsibilities as a Park director if he/she serves on more than three other public company boards.

When considering candidates, the Board of Directors and the Nominating Committee also take into account gender, race, ethnicity, age, background and other attributes, including experience in the financial services industry and experience with risk management and compensation practices. The Nominating Committee from time to time will identify other selection criteria for Board membership, taking into account the current Board composition and striving to ensure that appropriate knowledge, skills and experience are represented.
Depending on the current needs of the Board of Directors, certain factors may be weighed more or less heavily by the Nominating Committee. Diversity is considered by the Nominating Committee when evaluating potential nominees because the Board of Directors believes that Board membership should reflect not only the diversity of the markets served by Park and Park’s subsidiaries, but also diversity in the Board’s overall experience in business, government, education, technology and other areas relevant to the operations of Park and Park’s subsidiaries and diversity in the Board’s composition in terms of age, skills and other factors relevant to the business of Park and our subsidiaries.
Park’s directors embody a well-rounded blend of broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity, sound reputation in their respective fields, as well as a commitment to corporate citizenship.
The Board of Directors benefits from directors having a range of tenures as this provides continuity and experience as well as fresh perspectives. The average tenure of the Park directors is 11 years. The directors range in age from 46 to 76 years.
The matrix below summarizes the self-identified gender and ethnic diverse attributes of the Park directors. To see our Board Diversity Matrix as of February 26, 2024, please see Park’s proxy statement filed with the SEC on March 4, 2024, which can be accessed through the “Financials – SEC Filings” section of our website at investor.parknationalcorp.com.

Board Diversity Matrix (As of March 3, 2025)
Total Number of Directors	14

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	11	--	--

Part II: Demographic Background
African American or Black	1	1	--	--
Alaskan Native or Native American	--	--	--	--
Asian	--	--	--	--
Hispanic or Latinx	1	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	1	10	--	--
Two or More Races or Ethnicities	--	--	--	--
LGBTQ+	--	--	--	--
Did Not Disclose Demographic Background	--	--	--	--

The matrix below summarizes the self-identified qualifications, skills and experience of the Park directors. The matrix does not encompass all of the qualifications, skills or experience of the Park directors, and the fact that a particular qualification, skill or experience is not listed does not mean that a Park director does not possess it. In addition, the absence of a particular qualification, skill or experience with respect to any of the Park directors does not mean the Park director in question is unable to contribute to the decision-making process in that area, taking into consideration the qualifications for membership on each of the standing committees of the Board of Directors. The type and degree of qualification, skill or experience identified in the matrix may vary among members of the Board of Directors.

Board Qualifications, Skills and Experience Matrix (As of March 3, 2025)

Qualification/Skill/Experience	Directors Possessing Qualification/Skill/Experience
	Donna M. Alvarado	Frederic M. Bertley, Ph.D.	C. Daniel DeLawder	F. William Englefield IV	Kelly K. Gratz	Jason N. Judd	Timothy S. McLain
Independent	√	√		√	√	√	√
Executive Experience (CEO, President, CFO)	√	√	√	√	√	√	√
Risk Oversight Experience	√	√	√	√	√	√	√
Public Company Experience	√	√	√		√	√	√
Banking Industry Experience		√	√		√	√	√
Financial Experience	√	√	√	√	√	√	√
Technology Experience		√	√	√	√	√	√
Human Capital Management	√	√	√	√	√	√	√
Strategic Planning	√	√	√	√	√	√	√

	D. Byrd Miller III	Matthew R. Miller	Karen Morrison	Robert E. O’Neill	Mark R. Ramser	David L. Trautman	Leon Zazworsky
Independent	√		√	√	√		√
Executive Experience (CEO, President, CFO)	√	√	√	√	√	√	√
Risk Oversight Experience	√	√	√	√	√	√	√
Public Company Experience	√	√	√	√	√	√	√
Banking Industry Experience	√	√	√	√	√	√	√
Financial Experience	√	√		√	√	√	√
Technology Experience
Human Capital Management	√	√		√	√	√	√
Strategic Planning	√	√	√	√	√	√	√

In considering candidates for the Board of Directors, the Nominating Committee evaluates the entirety of each candidate’s credentials. Other than the requirement that a candidate be a Park shareholder, there are no specific minimum qualifications that must be met by a Nominating Committee-recommended nominee. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a Park director.
The Nominating Committee will consider candidates for the Board of Directors from any reasonable source, including shareholder recommendations, so long as they comply with the nominating guidelines outlined below. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. Commencing in 2020 and continuing into the 2024 fiscal year, the Nominating Committee engaged a third-party executive search firm to help identify and evaluate director candidates, as discussed in more detail below.
Nominating Guidelines for Shareholders
Shareholders may recommend director candidates for consideration by the Nominating Committee by writing to Brady T. Burt, Park’s Chief Financial Officer, Secretary and Treasurer, at 51 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500. The recommendation must give the candidate’s name, age, business address or residence address, principal occupation or employment for the past five years, other public company boards on which the candidate serves, whether the candidate would qualify as an “independent director” under the applicable NYSE American Rules, the number of Park common shares beneficially owned by the candidate, a statement of the candidate’s qualifications to serve on the Board of Directors, and the written consent of the candidate to serve as a Park director, if elected. The Nominating Committee may require additional information to determine the qualifications of the candidate recommended. The person making the recommendation must also include such person’s name and address as well as the number of Park common shares owned by such person.
Any shareholder who wishes to nominate an individual for election as a director at an annual meeting of the shareholders of Park must comply with the provisions of Park’s Regulations related to shareholder nominations. Shareholder nominations must be made in writing and delivered to, or mailed and received by Brady T. Burt, Park’s Chief Financial Officer, Secretary and Treasurer, at 51 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500 not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting of shareholders. However, if the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after such anniversary date, the nomination must be mailed and received or delivered to Park’s Secretary not earlier than the 90th day prior to such annual meeting of shareholders and not later than the 60th day prior to such annual meeting of shareholders or, if the first Public Announcement (as defined in Park’s Regulations) of such annual meeting of shareholders is less than 100 days prior to the date of such annual meeting of shareholders, not later than the 10th day following the day on which Public Announcement is first made by Park. Nominations for the 2025 Annual Meeting must have been received by Park’s Secretary, by February 24, 2025. Each shareholder nomination must contain the information set forth in Park’s Regulations, including additional information if the Nominating Person (as defined in Park’s Regulations) intends to solicit proxies in support of director nominees other than Park’s nominees in accordance with Exchange Act Rule 14a-19.

Nominations that do not comply with the above requirements and Park’s Regulations will be disregarded.
Communications with the Board of Directors
Although Park has not to date developed formal processes by which shareholders may communicate directly with directors, Park believes that the informal process, in which any communication sent to the Board of Directors, in care of the Audit Committee, or to Park’s Chairman of the Board, Park’s Chief Executive Officer or Park’s President, is forwarded to all members of the Board of Directors or specified individual directors, if applicable, has served the needs of the Board of Directors and the Park shareholders. There is no screening process in respect of shareholder communications. All shareholder communications received by the Audit Committee, Park’s Chairman of the Board, Park’s Chief Executive Officer or Park’s President for the attention of the Board of Directors or specified individual directors are forwarded to the appropriate members of the Board of Directors.
The Board of Directors, or one of the Board committees, may consider the development of more specific procedures related to shareholder communications with the Board of Directors. Until other procedures are developed and posted on the “Governance – Governance Documents” section of the “Investor Relations” page of Park’s website at investor.parknationalcorp.com, any communication to the Board of Directors or to individual directors may be sent to the Board or one or more individual directors, in care of the Audit Committee, or in care of Park’s Chairman of the Board, Park’s Chief Executive Officer or Park’s President, at Park’s executive offices located at 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication of Directors” or “Shareholder-Director Communication,” as appropriate. All shareholder communications must identify the author as a Park shareholder and clearly state whether the correspondence is directed to all members of the Board of Directors or to certain specified individual directors. All shareholder communications will be copied and circulated to the appropriate director or directors without any screening. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening.
Transactions with Related Persons
Policies and Procedures with Respect to Related Person Transactions
Park National Bank has made, and expects to make in the future, loans in the ordinary course of business to certain directors and officers of Park. These loans are made on substantially the same terms, including the interest rates charged, collateral required and repayment terms, as those prevailing at the same time for comparable loans with persons not affiliated with Park or one of Park’s subsidiaries. Such loans do not involve more than a normal risk of collectability or present unfavorable features.
On an annual basis, each director and each executive officer of Park must complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transaction, arrangement or relationship with Park and/or any of Park’s subsidiaries since the beginning of the last fiscal year in which the director or the executive officer, or any member of his or her immediate family, has or had a direct or indirect interest. Park’s Chief Legal Officer also reviews information quarterly for any outstanding loans with Park National Bank in which the director or the executive officer has a direct or indirect material interest. As a part of the review process, Park’s Chief Legal Officer compares information on a quarterly basis to track originations of any new loans for a director or an executive officer and reconciles all then current account information to ensure the data has been gathered and recorded accurately.

The Audit Committee is responsible, under the terms of the Audit Committee’s charter, for reviewing and overseeing procedures designed to identify related person transactions that are material to Park’s consolidated financial statements or otherwise require disclosure under applicable NYSE American Rules or applicable rules adopted by the SEC, including those transactions required to be disclosed under Item 404 of SEC Regulation S-K, or the rules of any other appropriate regulatory agency or body. The Audit Committee has the authority to approve any such transactions. Further, under the terms of Park’s Code of Business Conduct and Ethics, the Audit Committee is responsible for reviewing and overseeing all actions and transactions which involve the personal interest of a director, an executive officer or an employee of Park or one of Park’s subsidiaries (including their divisions), and has the right to determine in advance whether any such action or transaction represents a potential conflict of interest. In addition, under the terms of Park’s Related Person Transaction Policy, all loans made to directors of Park or of one of Park’s subsidiaries in excess of $120,000 must be approved by the Board of Directors of Park and of Park National Bank. To the extent any transaction represents an ongoing business relationship with Park or any of Park’s subsidiaries, such transaction must be reviewed annually and be on terms no more favorable than those which would be usual and customary in similar transactions between unrelated persons dealing at arms’ length.
At least annually, the Nominating Committee receives a report identifying any Park director, or any immediate family member sharing a Park director’s household, who serves as a director, a trustee or an executive officer of a charitable organization that receives contributions or pledges from Park, any of Park’s subsidiaries and/or The Park National Corporation Foundation.
Banking Transactions
During the 2024 fiscal year, certain of the directors and executive officers of Park, as well as members of their respective immediate families and firms, corporations or other entities with which they are affiliated, were customers of and had banking transactions (including deposit, wealth management or other banking services and/or loans and loan commitments) with Park National Bank in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Any loans to these persons have been made and are expected to be made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Park or one of Park’s subsidiaries. These loans have been, and are presently, subject to no more than a normal risk of uncollectability and present no other unfavorable features. At the close of business on December 31, 2024, the aggregate principal balance of loans to the 14 individuals serving as directors of Park as well as the one other current executive officer of Park who does not serve as a Park director, together with their respective associates, as a group was approximately $25.1 million. As of the date of this proxy statement, none of the loans described in this paragraph is or would be disclosed as past due or nonaccrual in Park’s consolidated financial statements and each such loan was performing in accordance with its original terms. Each of the loans described in this paragraph was subject to our written policies, procedures and standard underwriting criteria applicable to loans generally as well as made in accordance with the requirements of Regulation O promulgated by the Federal Reserve Board governing prior approval of the loan by the Board of Directors of Park National Bank.
Other Transactions and Relationships
Matthew R. Miller’s brother is a salaried employee of Park National Bank serving in a non-executive officer position. Mr. Miller’s brother received total direct compensation (base salary, annual incentive compensation and long-term equity-based awards at target fair value) of less than $540,000 during the 2024 fiscal year. Mr. Miller’s brother also participates in the programs providing medical, dental, long-term disability and life insurance benefits to all other employees of Park’s subsidiaries. The compensation of Mr. Miller’s brother is established by Park National Bank in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Matthew R. Miller.
STRUCTURE AND MEETINGS OF BOARD OF DIRECTORS
Meetings of the Board of Directors and Attendance at Annual Meetings of Shareholders
The Board of Directors held five meetings during the 2024 fiscal year. Each incumbent director of Park attended at least 90% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by the Board committees on which he/she served, in each case during the period of his/her service. In accordance with applicable NYSE American Rules and Park’s Corporate Governance Guidelines, the independent directors meet in executive session (without the presence of management and non-independent directors) on a regular basis but not less than twice each year. Such meetings have historically been held immediately following each regular meeting of the Board of Directors.
Park encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. Twelve of the 13 then incumbent directors attended Park’s last annual meeting of shareholders, which was held virtually on April 22, 2024.
Board Leadership
Leon Zazworsky serves as the Lead Director for Park, a position which he has held since 2012. Park’s management and the Board of Directors believe that the Lead Director position augments Park’s strong history of shareholder-focused leadership. The Board of Directors retains the authority to modify this structure to best address Park’s unique circumstances as and when the Board of Directors deems appropriate.
The Board of Directors believes that the current leadership structure is efficient and effective for Park for the following reasons:
•The Chairman of the Board/Chief Executive Officer’s day-to-day management and operation of Park and execution of Park’s strategy, in each case with the direct assistance of the President (collectively, the “Executives”), provide the Executives with a comprehensive understanding of Park’s performance and strategic priorities, which is crucial for participating in discussions with the Board of Directors and executing strategy.
•The Executives, supplemented by the Lead Director, promote strategy development and execution and facilitate the flow of information between management and the Board of Directors, which are essential to effective corporate governance.
•Taken together, the Lead Director and the Executives foster clear accountability, effective decision-making and alignment on corporate strategy. The Executives and the Lead Director confer on the calendar and agendas for the meetings of the Board of Directors and the Lead Director chairs the executive session of each Board meeting, reporting the results of those executive sessions to the Chairman of the Board/Chief Executive Officer. The Lead Director also has the authority to call meetings of the independent directors.
•Leon Zazworsky, in his capacity as the Lead Director, serves as liaison between the Executives and the independent directors. As discussed in his biographical information, Mr. Zazworsky has decades of experience not only with the Park organization, but also as the owner/operator of several successful private businesses. Park’s management and the Board of Directors believe Mr. Zazworsky has executed and will continue to execute his Lead Director duties with the same care and concern he has brought to the Board of Directors of Park National Bank (Park’s lead subsidiary) since 1991 and to the Park Board of Directors since 2003.
The role of the Board of Directors and its committees in the oversight of risk affirms the current Board leadership structure. That is, the current leadership structure supports measured risks yet monitors and controls them to the benefit of all shareholders.
Committees of the Board
During the 2024 fiscal year, the Board of Directors had five standing committees – the Audit Committee; the Compensation Committee; the Executive Committee; the Nominating Committee; and the Risk Committee.
Audit Committee
The Board of Directors has an Audit Committee which was established in accordance with Section 3(a)(58)(A) of the Exchange Act and is currently comprised of Jason N. Judd (Chair), Kelly K. Gratz, Robert E. O’Neill, Timothy S. McLain and D. Byrd Miller III. Each of Mr. Judd, Mr. McLain and Mr. Miller also served as a member of the Audit Committee during the entire 2024 fiscal year. Mr. O’Neill has served on the Audit Committee since June 1, 2024. Former Board of Director member Stephen J. Kambeitz also served on the Audit Committee during the 2024 fiscal year until his death on November 2, 2024. Ms. Gratz has served on the Audit Committee since January 28, 2025. Upon the recommendation of the Nominating Committee, the Board of Directors has determined that each current member of the Audit Committee qualifies as an independent director under the applicable NYSE American Rules and under Exchange Act Rule 10A-3.
Upon the recommendation of the Nominating Committee, the Board of Directors has also determined that each of Mr. Judd, Ms. Gratz, Mr. O’Neill, Mr. McLain and Mr. Miller qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of SEC Regulation S-K, by virtue of their respective experience which is described under the caption “ELECTION OF DIRECTORS (Proposal 1).” In addition to the qualification of each of Mr. Judd, Ms. Gratz, Mr. O’Neill, Mr. McLain and Mr. Miller as an “audit committee financial expert,” the Board of Directors strongly believes that each of the members of the Audit Committee is highly qualified to discharge the member’s duties on behalf of Park and Park’s subsidiaries and satisfies the financial literacy requirement of the NYSE American Rules. The Board of Directors also believes that each of the members of the Audit Committee satisfies the financial sophistication requirement of the NYSE American Rules as well as the requirements for members of the Audit Committee as specified in Section 363.5(a) and Section 363.5(b) of the regulations promulgated by the Federal Deposit Insurance Corporation (the “FDIC Regulations”).
The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Audit Committee Charter”). A copy of the Audit Committee Charter is posted on the “Governance – Governance Documents” section of the “Investor Relations” page of Park’s website at investor.parknationalcorp.com. At least annually, the Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and recommends changes to the Board of Directors as necessary.
The Audit Committee is responsible, among other things, for:
•overseeing the accounting and financial reporting processes of Park and Park’s subsidiaries;
•overseeing the audits of the consolidated financial statements of Park and reviewing the annual and interim consolidated financial statements of Park (and related disclosures) with Park’s independent registered public accounting firm and Park’s management;
•appointing, compensating and overseeing the work and the independence of the independent registered public accounting firm engaged by Park for the purpose of preparing or issuing an audit report or performing related work for Park or any of Park’s subsidiaries;
•reviewing and evaluating the experience and qualifications of the lead partner and other senior members of the audit team of Park’s independent registered public accounting firm and ensuring that all partner rotations, as required by applicable laws and regulations, are executed;
•discussing with Park’s independent registered public accounting firm the matters required to be communicated to the Audit Committee under applicable auditing standards and SEC rules;
•determining hiring policies for employees or former employees of Park’s independent registered public accounting firm;
•discussing Park’s major financial risk exposures and the steps Park’s management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and management is undertaken;
•coordinating with the Compensation Committee, as appropriate, on compensation matters;
•appointing and determining the compensation for the Chief Auditor (the Head of the Internal Audit Department), reviewing and approving the Internal Audit Department budget, determining the compensation for all of the staff auditors, reviewing and approving the Internal Audit Procedures Manual and overseeing the work of the Internal Audit Department;
•performing an annual independent performance evaluation of Park’s Chief Auditor;
•instituting procedures for the receipt, retention and treatment of complaints received by Park or any of Park’s subsidiaries regarding accounting, internal accounting controls or auditing matters, which procedures are outlined in Park’s Code of Business Conduct and Ethics;
•reviewing and overseeing procedures designed to identify “related person” transactions that are material to Park’s consolidated financial statements or otherwise require disclosure under any applicable laws, rules and regulations and, when appropriate, approving any such “related person” transactions, including those involving Park and/or any of Park’s subsidiaries in which a director or executive officer of Park, or any member of his/her immediate family, has a direct or indirect interest;
•preparing the report of the Audit Committee to be integrated into Park’s annual proxy statement as well as reviewing any other information related to the duties and responsibilities of the Audit Committee required to be disclosed under applicable laws, rules and regulations;
•discussing with Park’s management Park’s processes regarding compliance with applicable laws, rules and regulations and with Park’s Code of Business Conduct and Ethics, with the Audit Committee having the authority to investigate and take any action the Audit Committee deems appropriate with respect to any alleged violation of Park’s Code of Business Conduct and Ethics by any of the officers or directors of Park or Park’s subsidiaries;
•reviewing all significant regulatory examination findings requiring corrective action or relating to Park’s consolidated financial statements, internal controls or accounting policies; and
•assisting the Board of Directors in the oversight of:
•the integrity of Park’s consolidated financial statements and the effectiveness of Park’s internal control over financial reporting;
•the performance of Park’s independent registered public accounting firm and Park’s Internal Audit Department;
•the independent registered public accounting firm’s qualifications and independence;
•financial risk exposures; and
•the legal and regulatory compliance and ethics programs established by Park’s management and the Board of Directors, including the Code of Business Conduct and Ethics.
In addition, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to Park or any of Park’s subsidiaries and ensures that the independent registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation. The Audit Committee will also carry out any other responsibilities delegated to the Audit Committee by the Board of Directors.
The Audit Committee met ten times during the 2024 fiscal year. The Audit Committee’s report relating to the 2024 fiscal year begins at page 94 of this proxy statement.
Compensation Committee
The Board of Directors has a Compensation Committee which is currently comprised of F. William Englefield IV (Chair), D. Byrd Miller III, and Robert E. O’Neill. Each of Mr. Englefield and Mr. O’Neill also served as a member of the Compensation Committee during the entire 2024 fiscal year. Timothy S. McLain and Lee Zazworsky also served on the Compensation Committee during the 2024 fiscal year until April 22, 2024. Former Board of Director member Stephen J. Kambeitz also served on the Compensation Committee during the 2024 fiscal year until his death on November 2, 2024. Upon the recommendation of the Nominating Committee, the Board of Directors has determined that each member of the Compensation Committee satisfies the independence listing standards for members of a compensation committee included in Section 805(c)(1) of the NYSE American Rules. In addition, each Compensation Committee member qualifies as a “non-employee director” for purposes of SEC Exchange Act Rule 16b-3. If any member of the Compensation Committee were to not qualify as a “non-employee director,” such member would be required to abstain from voting on all matters as to which such classification would be relevant.
The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Compensation Committee Charter”). A copy of the Compensation Committee Charter is posted on the “Governance – Governance Documents” section of the “Investor Relations” page of Park’s Internet website at investor.parknationalcorp.com. At least annually, the Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter and recommends changes to the Board of Directors as necessary.
The Compensation Committee’s primary responsibilities include:
•periodically reviewing with Park’s management and approving the general compensation policy for the executive officers of Park and those other employees of Park and Park’s subsidiaries whom the Board of Directors directs or as may be required by any applicable laws, rules or regulations;
•evaluating the performance of Park’s executive officers in light of goals and objectives approved by the Compensation Committee and determining those executive officers’ compensation based on that evaluation;
•administering or causing the administration (including through delegation to the Executive Committee to the extent permitted by applicable laws, rules and regulations) of Park’s incentive compensation plans, equity-based plans (in particular, the Park National Corporation 2017 Long-Term Incentive Plan for Employees or the “2017 Employees LTIP”) and any other plans requiring Compensation Committee administration; and approving awards as required to comply with applicable laws, rules and regulations;
•reviewing the relationship between achievement of incentive compensation goals and any accounting adjustments recommended by Park’s management and meeting with representatives of the Audit Committee, as appropriate, in making any related determinations;
•overseeing the preparation of the compensation discussion and analysis (and related disclosures) and recommending to the Board of Directors the inclusion of such compensation discussion and analysis in the annual proxy statement of Park in accordance with applicable NYSE American Rules and applicable SEC rules;
•approving the Compensation Committee Report to be included in the annual proxy statement of Park in accordance with applicable SEC rules;
•recommending to the Board of Directors the amount and form of compensation for directors;
•reviewing and making recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans in accordance with applicable laws, rules and regulations;

•reviewing and approving any compensation-related matters to be considered by the shareholders at each annual meeting of shareholders and recommending any actions to be taken by the Board of Directors with respect to those proposals;
•reviewing and making recommendations to the Board of Directors regarding the frequency with which Park should submit to the Park shareholders an advisory vote on the compensation of Park’s named executive officers, taking into account any prior shareholder advisory vote on such frequency;
•reviewing the results of any shareholder advisory vote on the compensation of Park’s named executive officers and evaluating the executive compensation policies and practices of Park and Park’s subsidiaries in light of such advisory vote;
•annually reviewing the risks that arise from the compensation policies and practices of Park and Park’s subsidiaries and determining whether such risks are reasonably likely to have a material adverse effect on Park or lead to a material financial loss at Park or any of Park’s subsidiaries;
•reviewing the regulatory compliance of compensation programs, including overseeing Park’s policies on structuring compensation programs to preserve tax deductibility, and as and when required, establishing performance goals and certifying that performance goals have been attained;
•reviewing and assessing the independence of the Compensation Committee’s compensation consultants, legal counsel and other advisers, in accordance with applicable NYSE American Rules and applicable SEC rules; and
•reviewing and evaluating any conflict of interest raised by the work performed by any compensation consultant for the Compensation Committee or Park and/or Park’s subsidiaries and recommending any actions to be taken by Park and/or Park’s subsidiaries.
The Compensation Committee reviews Park’s organizational structure and succession plans for Park’s executive officers with the Board of Directors as needed. The Compensation Committee will also carry out any other responsibilities delegated to the Compensation Committee by the Board of Directors.
The Compensation Committee has the authority to retain one or more compensation consultants to assist in the evaluation of director and executive officer compensation. The Compensation Committee has sole authority to retain and terminate any such compensation consultant, including sole authority to approve each consultant’s fees and other retention terms.
Meridian Compensation Partners, LLC (“Meridian”) has served as the Compensation Committee’s independent compensation advisor since the summer of 2016. The Compensation Committee has direct access to its compensation advisor and may engage its compensation advisor on an as needed basis for advice with respect to the amount and form of executive and director compensation. During the 2024 fiscal year, Meridian did not provide, and during the 2025 fiscal year, Meridian has not provided and will not provide, services to Park or Park’s subsidiaries other than those provided to or at the request of the Compensation Committee. Please see the discussion under the heading “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Process Used to Set Compensation for the 2024 Fiscal Year – Role of Outside Advisors” for a detailed explanation of the consulting services rendered by Meridian.

The Compensation Committee determined that the work performed by Meridian during the 2024 fiscal year did not raise any actual conflict of interest or compromise the independence of Meridian. Additionally, the Compensation Committee determined that Meridian qualified as independent for purposes of SEC Rule 10C-1(b)(4) and Section 805(c)(4) of the NYSE American Rules, after considering the six factors listed in SEC Rule 10C-1(b)(4)(i) through (vi) and restated as Section 805(c)(4) in the NYSE American Rules.
The Compensation Committee most recently conducted its assessment of the independence of Meridian at the Compensation Committee’s meeting on December 9, 2024. The Compensation Committee has determined that since December 9, 2024, there have been no changes in circumstances through the date of this proxy statement which would require the Compensation Committee to change its determinations that: (i) the work performed and to be performed by Meridian had not raised and did not raise any conflict of interest or compromise the independence of Meridian; and (ii) Meridian qualified and continues to qualify as independent for purposes of SEC Rule 10C-1(b)(4) and Section 805(c)(4) of the NYSE American Rules.
The Compensation Committee met five times during the 2024 fiscal year. The compensation discussion and analysis regarding executive compensation for the 2024 fiscal year begins at page 41 of this proxy statement and the Compensation Committee Report for the 2024 fiscal year begins on page 59 of this proxy statement.
Executive Committee
The Board of Directors has an Executive Committee which is currently comprised of C. Daniel DeLawder (Chair), David L. Trautman (Vice Chair), Donna M. Alvarado, F. William Englefield IV, Robert E. O’Neill and Leon Zazworsky, each of whom also served as a member of the Executive Committee during the entire 2024 fiscal year. In addition, Matthew R. Miller serves as Secretary and a non-voting member of the Executive Committee.
The Executive Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Executive Committee Charter”). A copy of the Executive Committee Charter is posted on the “Corporate Information – Governance Documents” section of the “Investor Relations” page of Park’s web site at investor.parknationalcorp.com. The Executive Committee periodically reviews and reassesses the adequacy of the Executive Committee Charter and recommends changes to the Board of Directors as necessary.
The Executive Committee acts in place of, and on behalf of, the Board of Directors in the intervals between meetings of the Board of Directors. The Executive Committee has all of the authority of the Board of Directors, other than the authority:
•to fill vacancies on the Board of Directors or in any Board committee;
•to amend Park’s Regulations;
•that has been delegated by the Board of Directors exclusively to one or more other Board committees;
•that applicable law or Park’s governing documents do not permit to be delegated to a Board committee;

•to recommend to the shareholders any action that requires shareholder approval, other than the election of directors; and
•to approve any merger or share exchange which does not require shareholder approval.
The Executive Committee has been delegated the authority to assist the Compensation Committee in the administration of Park’s incentive compensation plans and equity-based plans to the extent permitted by applicable laws, rules and regulations.
The Executive Committee met nine times during the 2024 fiscal year.
Nominating Committee
The Board of Directors has a Nominating Committee which is currently comprised of Donna M. Alvarado (Chair), Frederic M. Bertley, Ph.D., Robert E. O’Neill and Leon Zazworsky. Each of Ms. Alvarado, Mr. O’Neill, and Mr. Zazworsky also served as a member of the Nominating Committee during the entire 2024 fiscal year. F. William Englefield IV also served on the Nominating Committee during the 2024 fiscal year until April 22, 2024. Mr. Bertley has served on the Nominating Committee since April 23, 2024. In addition, Matthew R. Miller serves as Secretary and a non-voting member of the Nominating Committee. The Board of Directors has determined that each member of the Nominating Committee qualifies as an independent director under the applicable NYSE American Rules.
The Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Nominating Committee Charter”). A copy of the Nominating Committee Charter is posted on the “Corporate Information – Governance Documents” section of the “Investor Relations” page of Park’s Internet website at investor.parknationalcorp.com. At least annually, the Nominating Committee reviews and reassesses the adequacy of the Nominating Committee Charter and recommends changes to the Board of Directors as necessary.
The primary purpose of the Nominating Committee is to:
•identify qualified candidates for election, nomination or appointment to the Board of Directors and to recommend to the Board of Directors a slate of director nominees for each annual meeting of the Park shareholders or as vacancies occur between annual meetings of the shareholders;
•implement the procedures for shareholders to submit recommendations for Board candidates to the Nominating Committee for consideration, with the current procedures being outlined in an exhibit to the Nominating Committee Charter;
•provide oversight on matters surrounding the composition and operation of the Board of Directors, including the evaluation of Board performance and processes;
•make recommendations to the Board of Directors with respect to determinations as to the independence of directors under applicable standards and in the areas of Board committee selection, including Board committee chairpersons and committee rotation practices;
•review the composition and the operations and effectiveness of the Board of Directors including the size of the Board and the collective Board performance as well as the performance of each Board committee at least once a year;

•review at least once every two years each of Park’s Code of Business Conduct and Ethics and Park’s Insider Trading Policy (which has historically been reviewed annually), and recommend changes to the Board of Directors as necessary;
•assess and make recommendations to the Board of Directors concerning appropriate corporate governance policies at least annually, and review and assess Park’s compliance with applicable corporate governance requirements periodically;
•review any proposed amendments to Park’s Articles of Incorporation or Park’s Regulations and recommend appropriate action to the Board of Directors.
The Nominating Committee will also carry out any other responsibilities delegated to the Nominating Committee by the Board of Directors.
The Nominating Committee met five times during the 2024 fiscal year.
Risk Committee
The Board of Directors has a Risk Committee which is currently comprised of Jason N. Judd (Chair), Frederic M. Bertley, Ph.D., Kelly K. Gratz, Karen Morrison and Mark R. Ramser. Each of Mr. Judd, Dr. Bertley and Mr. Ramser also served as a member of the Risk Committee during the entire 2024 fiscal year. Ms. Gratz and Ms. Morrison each have served on the Risk Committee since July 1, 2024. Lee Zazworsky and former Board of Director member Stephen J. Kambeitz also served on the Risk Committee during the 2024 fiscal year until April 23, 2024.
The Risk Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Risk Committee Charter”). A copy of the Risk Committee Charter is posted on the “Corporation Information – Governance Documents” section of the “Investor Relations” page of Park’s website at investor.parknationalcorp.com. At least annually, the Risk Committee reviews and reassesses the adequacy of the Risk Committee Charter and recommends changes to the Board of Directors as necessary.
The Risk Committee assists the Board of Directors in monitoring management’s implementation and maintenance of Park’s enterprise-wide risk management framework. The Risk Committee’s primary duty and responsibility is to ensure that Park has in place an appropriate enterprise-wide process to identify, assess, monitor and control Park’s credit, market, liquidity, operational, IT/IS (including cyber-security, information security and third-party risks), legal, compliance, strategic (including capital management) and reputational risks. The Risk Committee also:
•reviews and approves Park’s risk management framework;
•receives and reviews reports from Park’s Chief Risk Officer regarding Park’s risk assessment and risk profile for Park and Park’s subsidiaries;
•receives and reviews reports from Park’s Chief Risk Officer regarding risk management deficiencies and actions implemented to address any risk management deficiencies;
•reviews and approves items related to Park’s Loan Review function, in particular with respect to the commercial loan portfolio;

•reviews and approves Park’s activity relative to new initiatives;
•provides oversight with respect to Park’s model risk management and third-party risk management activities;
•reviews Park’s overall compliance risk profile;
•reviews regulatory findings directed to the attention of the Board of Directors, assesses the adequacy of management’s response to material regulatory findings and monitors compliance with management’s response; and
•appoints Park’s Chief Risk Officer (who in turn reports directly to both the Risk Committee and Park’s Chief Executive Officer) and performs an annual independent performance evaluation and approves the compensation of Park’s Chief Risk Officer.
The Risk Committee will also carry out any other responsibilities delegated to the Risk Committee by the Board of Directors.
The Risk Committee met four times during the 2024 fiscal year.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee of the Board of Directors is comprised of F. William Englefield IV (Chair), Robert E. O’Neill and D. Byrd Miller III. Each of Mr. Englefield and Mr. O’Neill also served as a member of the Compensation Committee during the entire 2024 fiscal year. Timothy S. McLain and Lee Zazworsky also served on the Compensation Committee during the 2024 fiscal year until April 23, 2024. Former Board of Director member Stephen J. Kambeitz also served on the Compensation Committee during the 2024 fiscal year until his death on November 2, 2024. All of the members of the Compensation Committee are independent directors, in each case for purposes of the applicable NYSE American Rules. None of the members of the Compensation Committee is a present or past employee or officer of Park or any of Park’s subsidiaries. During the 2024 fiscal year and during the 2025 fiscal year through the date of this proxy statement, none of Park’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Board of Directors or Compensation Committee.
Each of Mr. Englefield, Mr. Kambeitz, Mr. McLain, Mr. O’Neill, Mr. Miller and Mr. Zazworsky as well as firms, corporations or other entities with which they are affiliated were customers of and had banking transactions (including deposit, wealth management or other banking services and/or loans and loan commitments) with Park National Bank, in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. Any loans to these persons were made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Park or one of Park’s subsidiaries. In addition, any loans to these persons have been, and are presently, subject to no more than a normal risk of uncollectability and present no other unfavorable features.

EXECUTIVE OFFICERS
Each of the Park executive officers is elected annually and serves at the pleasure of the Board of Directors. The following table lists each executive officer’s age as of the date of this proxy statement as well as the positions presently held by each executive officer with Park and Park’s principal subsidiaries and each executive officer’s individual business experience.

Name	Age	Positions Held with Park and Our Principal Subsidiaries and Principal Occupation

David L. Trautman	63	Chairman of the Board since May 2019, Chief Executive Officer since January 2014, a member of the Board of Directors since January 2005, President from January 2005 through April 2019, and Secretary from July 2002 to December 2013, of Park; Chairman of the Board since May 2019, Chief Executive Officer since January 2014, a member of the Board of Directors since February 2002, and President from January 2005 through April 2019, of Park National Bank. Mr. Trautman also serves as Vice Chair of the Executive Committee. Prior to January 2005, Mr. Trautman served in executive positions with Park National Bank and the then First-Knox National Bank Division for over ten years.

Matthew R. Miller	46	President since May 2019, a member of the Board of Directors since May 2019, Executive Vice President from April 2017 through April 2019, and Chief Accounting Officer and principal accounting officer from December 2012 through March 2017, of Park; President since May 2019, a member of the Board of Directors since May 2019, Executive Vice President from April 2017 through April 2019, Senior Vice President and Chief Accounting Officer from December 2012 through March 2017, and Vice President of Accounting from March 2009 to December 2012, of Park National Bank.

Brady T. Burt	52	Secretary since January 2014, Treasurer since April 2013, Chief Financial Officer since December 2012 and Chief Accounting Officer from April 2007 to December 2012, of Park; Senior Vice President and Chief Financial Officer since December 2012 and Vice President and Chief Accounting Officer from April 2007 to December 2012, of Park National Bank. Mr. Burt has served as a director of the Federal Home Loan Bank of Cincinnati since January 1, 2017, where he has been a member of each of the Audit Committee (serving as the Chair thereof since January 1, 2021) and the Risk Committee.

VOTE ON APPROVAL OF NON-BINDING ADVISORY RESOLUTION TO APPROVE
THE COMPENSATION OF PARK’S NAMED EXECUTIVE OFFICERS
(Proposal 2)
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable the Park shareholders to vote to approve, on an advisory and non-binding basis, the compensation of Park’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, in accordance with Exchange Act Rule 14a-21(a), Park is asking shareholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Park National Corporation (“Park”) approve, on an advisory basis, the compensation of Park’s named executive officers as disclosed in Park’s proxy statement for its 2025 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including in the “Compensation Discussion and Analysis,” the “Summary Compensation Table for 2024,” and the related executive compensation tables, notes and narratives.”
The Board of Directors believes that Park’s compensation policies and procedures as well as Park’s executive compensation programs, which are reviewed and approved annually by the Compensation Committee, with advice from the Compensation Committee’s independent compensation consultant, are effective in aligning the compensation of Park’s named executive officers with Park’s short-term goals and long-term success and fostering the alignment of the interests of Park’s key executives with the interests of Park shareholders. Park’s incentive programs are based on Park’s performance in comparison to Park’s peer financial services holding companies and Park’s performance as compared to internally established financial targets. The Board of Directors believes that Park’s executive compensation programs are reasonable in comparison both to those peer financial services holding companies and to Park’s performance during the 2024 fiscal year. Shareholders are urged to read the section of this proxy statement captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” which describes in detail how Park’s compensation policies and procedures and executive compensation program achieve Park’s compensation objectives.
The Board of Directors believes that Park’s compensation policies and practices do not threaten the value of Park or the investments of the Park shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on Park. The Board of Directors further believes that Park’s culture focuses executives on sound risk management and appropriately rewards executives for performance.
The vote on the advisory resolution relates to the compensation of Park’s named executive officers as a whole. Because your vote is advisory, the outcome of the vote will not:
•be binding upon the Board of Directors or the Compensation Committee with respect to future executive compensation decisions, including those relating to Park’s named executive officers, or otherwise;
•overrule any decision made by the Board of Directors or the Compensation Committee; or
•create or imply any additional fiduciary duty by the Board of Directors or the Compensation Committee.
However, the Compensation Committee expects to take into account the outcome of the advisory vote when considering future executive compensation arrangements. The next advisory vote to approve the compensation of Park’s named executive officers is expected to occur at the 2026 Annual Meeting.
Recommendation
THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE PARK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF PARK’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The Compensation Committee determines the compensation of Park’s named executive officers (also known as the “NEOs”), consisting of the following individuals for the 2024 fiscal year:
•David L. Trautman, Chairman of the Board and Chief Executive Officer (the “Chairman/CEO”)
•Brady T. Burt, Chief Financial Officer, Secretary and Treasurer (the “CFO”)
•Matthew R. Miller, President (the “President”)
Performance Highlights
Park continues to be a high performer and the results for the 2024 fiscal year continued the strong results achieved over the last few years. Park’s management believes that Park’s more mature markets in Ohio offer solid growth possibilities. They also believe the markets in North Carolina, South Carolina and Louisville, Kentucky offer higher growth potential in the future. Park experienced several items impacting comparability in 2023 and 2024. See the Form 8-K filed on January 27, 2025, and the supporting table called “Non-GAAP Reconciliations” as well as associated discussions of “Items Impacting Comparability of Period Results”.
Park achieved the following reported results for the 2024 fiscal year and the 2023 fiscal year:
•Net income increased by $24.7 million (from $126.7 million for the 2023 fiscal year to $151.4 million for the 2024 fiscal year).
•Diluted earnings per common share for the 2024 fiscal year were $9.32 per share, compared to $7.80 per share for the 2023 fiscal year.
•Return on average assets (“ROAA”) increased to 1.53% for the 2024 fiscal year from 1.27% for the 2023 fiscal year.
•Return on average shareholders’ equity (“ROAE”) increased to 12.65% for the 2024 fiscal year from 11.55% for the 2023 fiscal year.
•Return on average tangible equity (“ROATE”) increased to 14.65% for the 2024 fiscal year from 13.60% for the 2023 fiscal year. ROATE is calculated by dividing net income for the applicable year by average tangible equity (which excludes the impact of average goodwill and other intangible assets on average shareholders’ equity) during such year. Average goodwill and other intangible assets were $163.7 million for the 2024 fiscal year and $165.0 million for the 2023 fiscal year.
•Efficiency ratio improved to 61.44% for the 2024 fiscal year compared to 65.87% for the 2023 fiscal year.

•Pre-tax, pre-provision net income increased to $199.3 million for the 2024 fiscal year from $156.5 million for the 2023 fiscal year. For the purpose of calculating pre-tax, pre-provision net income, income taxes and the provision for credit losses are added back to net income.
•Pre-tax, pre-provision for credit losses return on average tangible equity was 19.28% for the 2024 fiscal year compared to 16.79% for the 2023 fiscal year. For the purpose of calculating these ratios, pre-tax, pre-provision net income is divided by average tangible equity.
•Pre-tax, pre-provision for credit losses return on average tangible assets was 2.05% for the 2024 fiscal year compared to 1.60% for the 2023 fiscal year. For the purpose of calculating these ratios, pre-tax, pre-provision net income is divided by average tangible assets.
On a relative basis, Park’s results on a reported United States (“U.S.”) generally accepted accounting principles (“GAAP” or “U.S. GAAP”) basis continued to exceed the median of both the ROAE and the ROAA for the current Regional Compensation Peer Group (Park’s compensation peer group identified in the table on pages 49-50 of this proxy statement and used for comparison purposes). Park’s financial performance on a GAAP basis is compared to that of Park’s comparison peer group in the following table:

Reported U.S. GAAP Financial Performance	For the Year Ended December 31, 2024			For the Year Ended December 31, 2023
	Park	Park’s Percentile Rank	Regional Compensation Peer Group Median	Park	Park’s Percentile Rank	Regional Compensation Peer Group Median
ROAA	1.53%	100th	1.07%	1.27%	55th	1.12%
ROAE	12.65%	95th	9.68%	11.55%	60th	10.17%
Efficiency Ratio(1)	61.44%	35th	58.44%	65.87%	10th	56.24%
TSR(2) for one-year period	32.95%	95th	17.62%	(2.88)%	45th	(0.45)%
TSR(2) for three-year period	38.32%	95th	15.26%	41.90%	60th	34.97%
TSR(2) for five-year period	101.89%	100th	17.36%	91.20%	100th	26.60%
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(1)Lower is better. The efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income, assuming a 21% corporate federal income tax rate.
(2)Total shareholder return (“TSR”) is determined in accordance with Item 201(e) of SEC Regulation S-K.
By most measures, Park’s performance for the 2024 fiscal year continued to exceed the median results of the Regional Compensation Peer Group. However, Park had some significant unusual or “non-core” items in 2024 and 2023, which the Compensation Committee considered in their review of the SEO performance and are further discussed below.

The internally prepared core-adjusted results were based on actual reported results, less certain non-GAAP reconciling items for the 2024 and 2023 fiscal years. The intent of the Compensation Committee was to review results on a “core” basis, reviewing results that were more reflective of on-going results. The non-GAAP reconciling items for 2024 are summarized as follows:
•Reduction in interest and fees on loans of $1.2 million consisting primarily of purchase accounting accretion.
•Add back to provision for credit losses expense of $1.3 million from recoveries from former Vision Bank loan relationships.
•Net reduction to other income of $7.1 million, of which $6.1 million was related to pension settlement transactions and $0.8 million related to a net gain on the sale of branch assets.
•Reduction in other expense of $5.6 million, of which $2.0 million represented a contribution to Park National Corporation Foundation; $1.7 million for a bonus to non incentive compensation eligible associates and $1.2 million related to core deposit intangible amortization.
•For 2024, the impact of the non-GAAP reconciling items was the reduction of approximately $4.1 million in income before income taxes.
•For 2023, the impact of the non-GAAP reconciling items was the increase of approximately $9.3 million in income before taxes.
After adjusting for the items listed above, Park achieved the following adjusted results for both the 2024 and 2023 fiscal years:
•Net income increased by $14.1 million (from $134.1 million in 2023 to $148.2 million for 2024).
•Diluted earnings per common share for the 2024 fiscal year were $9.12 per share, compared to $8.25 per share for the 2023 fiscal year.
•Return on average assets (“ROAA”) increased to 1.50% for the 2024 fiscal year from 1.35% for the 2023 fiscal year.
•Return on average shareholders’ equity (“ROAE”) increased to 12.38% for the 2024 fiscal year from 12.22% for the 2023 fiscal year.
•Return on average tangible equity (“ROATE”) declined slightly to 14.34% for the 2024 fiscal year from 14.39% for the 2023 fiscal year. ROATE is calculated by dividing net income for the applicable year by average tangible equity (which excludes the impact of average goodwill and other intangible assets on average shareholders’ equity) during such year. Average goodwill and other intangible assets were $163.7 million for the 2024 fiscal year and $165.0 million for the 2023 fiscal year.
•Efficiency ratio improved to 61.35% for the 2024 fiscal year compared to 64.26% for the 2023 fiscal year.

•Pre-tax, pre-provision net income increased to $196.5 million for fiscal 2024 from $166.6 million for the 2023 fiscal year. For the purpose of calculating pre-tax, pre-provision net income, income taxes and the provision for credit losses are added back to net income.
•Pre-tax, pre-provision for credit losses return on average tangible equity improved to 19.02% for the 2024 fiscal year compared to 17.87% for the 2023 fiscal year. For the purpose of calculating these ratios, pre-tax, pre-provision net income is divided by average tangible equity.
•Pre-tax, pre-provision for credit losses return on average tangible assets improved to 2.02% for the 2024 fiscal year compared to 1.70% for the 2023 fiscal year. For the purpose of calculating these ratios, pre-tax, pre-provision net income is divided by average tangible assets.
A comparison of adjusted December 31, 2024 compared to adjusted December 31, 2023 is as follows:

Adjusted Core Results	For the Year Ended December 31, 2024			For the Year Ended December 31, 2023
	Adjusted Park	Park’s Percentile Rank	Regional Compensation Peer Group Median	Adjusted Park	Park’s Percentile Rank	Regional Compensation Peer Group Median
ROAA	1.50%	95th	1.07%	1.35%	60th	1.12%
ROAE	12.38%	90th	9.68%	12.22%	85th	10.17%
Efficiency Ratio(1)	61.35%	40th	58.44%	64.26%	10th	56.24%
________________________________________________
(1)Lower is better. The efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income, assuming a 21% corporate federal income tax rate.
Compensation Program Highlights
Park’s executive compensation program includes a number of features that we believe reflect best practices and promote the interests of Park shareholders:
•100% performance-based long-term incentive awards: Park’s executive officers are granted 100% of their long-term incentive compensation as equity-based compensation in the form of performance-based restricted stock units (“PBRSUs”) which have historically been earned based on the cumulative ROAA for a three-fiscal-year performance period as compared to the cumulative ROAA results for the Industry Index of financial services holding companies in the U.S. with assets of $5 billion to $15 billion, excluding corporations classified for federal income tax purposes as “S corporations,” which are identified in Appendix A to this proxy statement (the “$5 Billion to $15 Billion Industry Index”). In addition, in order to earn any of the PBRSUs, Park’s consolidated net income for each fiscal year within the performance period must be equal to or greater than 110% of all cash dividends declared and paid during each applicable fiscal year. Additionally, PBRSUs have a more challenging payout curve than market practice as they do not provide for any payout below median relative performance and require 80th percentile relative performance to receive a maximum payout of 150% of target.
•Significant vesting periods: PBRSUs earned based upon the financial results for the three-fiscal-year performance period, are subject to additional vesting requirements. One-half of the PBRSUs earned will vest on the date the Compensation Committee (or, when delegated such authority, the Executive Committee) certifies the results for the applicable performance period, with the remaining 50% of the earned PBRSUs vesting on the first anniversary of the certification date.
•Additional holding requirements: Common shares received upon settlement of earned and vested PBRSUs cannot be sold, transferred, assigned or otherwise similarly disposed of for five years after the date they are delivered. In the case of death, disability, retirement or change in control, these additional holding requirements will not apply.
•Limited executive benefits: NEOs receive the same fringe benefits as other employees, except that Park and Park National Bank have entered into supplemental executive retirement benefits agreements (“SERP Agreements”) with each of the NEOs which are intended to provide total retirement benefits (in terms of income replacement) comparable to those available to other employees in the Park organization with similar years of service.
•No employment agreements: Park does not offer employment contracts, specific change-in-control agreements or termination benefits to the NEOs, in contrast to practices which are fairly common among other financial services holding companies of Park’s asset size. The impact of the termination of an NEO’s employment and the impact of a change in control upon the PBRSUs held by the NEO are described in the footnotes to the table included in the section captioned “Grants of Plan-Based Awards.”
•Strong shareholder support: At the 2024 Annual Meeting, the Park shareholders approved Park’s executive compensation program through the annual “say on pay” vote, with approximately 97.5% of the total votes cast (excluding abstentions) voting “FOR” approval.
Elements of Compensation for the 2024 Fiscal Year
Park’s compensation program for the 2024 fiscal year relied on the following elements:
•Base salary, which rewards an NEO’s skills, competencies, experience and individual performance. Base salaries were set based on the NEOs’ duties and responsibilities, market pay levels and individual performance.
•Annual incentive compensation awards for Mr. Trautman, Mr. Burt and Mr. Miller are based on a comparison of actual financial results to internal financial targets. Each of Mr. Trautman, Mr. Burt and Mr. Miller was provided a target annual incentive compensation opportunity for the 2024 fiscal year which could be earned based on Park’s performance against preset goals for diluted earnings per share (“EPS”), pre-tax, pre-provision for credit losses return on average tangible equity (“PTPP ROATE”), pre-tax pre-provision for credit losses return on average tangible assets, with average tangible assets excluding the impact of average goodwill and other intangible assets on average assets (“PTPP ROATA”) and efficiency ratio. The target level was deemed to be achieved at performance levels between 97.5% to 102.5% of budget/goal. Minimum and maximum levels of potential awards were available at 80% and 120%. respectively, of the internal target for each of the preset goals for the financial measures described in the preceding sentence. In addition, the Compensation Committee has the ability to modify the calculated payment by up to 25% (increase or decrease) on a discretionary basis using factors such as relative TSR and ROAA and ROAE financial performance versus the Regional Compensation Peer Group and other factors such as efficiency ratio improvement, loan growth and deposit growth.
Further details on Park’s financial performance and the awards made are included in the annual incentive compensation section later in this discussion.
•Long-term incentive awards in the form of PBRSUs which will vest based on Park’s cumulative ROAA for the three-fiscal-year performance period from January 1, 2024 through December 31, 2026, compared to the cumulative ROAA results of the $5 Billion to $15 Billion Industry Index for the same period. PBRSUs reward the NEOs for long-term financial results that are comparable to or better than those of other similarly-sized financial services holding companies, build ownership of Park common shares, strengthen alignment with the interests of Park shareholders and help retain key employees who are critical to Park’s long-term success.
On January 18, 2024, the Compensation Committee granted awards of PBRSUs under the 2017 Employees LTIP to the NEOs with an effective date of January 25, 2024. The grant date target fair value of these PBRSU awards, which is based on achieving at least the 50th percentile of relative performance during the three-year performance period, was approximately 77%, 70% and 63%, respectively, of base salary for each of Mr. Trautman, Mr. Miller and Mr. Burt. The opportunities to earn the PBRSUs are conservative for Mr. Trautman as compared to the long-term incentive opportunities offered to CEOs of the financial services holding companies in the Regional Compensation Peer Group, while requiring above median relative performance to receive a payout. For Mr. Burt and Mr. Miller, PBRSUs are generally in line with similarly-situated executive officers of the financial services holding companies in the Regional Compensation Peer Group, while requiring above median relative performance to receive a payout.
The following discussion summarizes the foregoing factors and examines: (i) Park’s compensation philosophy and objectives; (ii) the process used to set executive compensation for the 2024 fiscal year; (iii) the factors influencing compensation for the 2024 fiscal year; (iv) the elements of compensation awarded; and (v) other policies affecting Park’s executive compensation program.
Compensation Philosophy and Objectives
Park’s success depends largely on the contributions of motivated, focused and energized leadership at each of Park’s subsidiaries, all working to achieve Park’s strategic objectives. The Compensation Committee and the senior leadership within the Park organization develop compensation programs for leaders within the Park organization intended to provide a total compensation package that:
•Attracts, rewards and retains NEOs and other highly-qualified employees.
•Motivates NEOs as well as other employees to achieve Park’s annual and long-term goals.

•Rewards individual effort and performance with the primary objectives of improving diluted EPS, PTPP ROATE, PTPP ROATA, the efficiency ratio, TSR, ROAE and ROAA.
•Considers the pay levels of the NEOs relative to executive officers serving in comparable positions at financial services holding companies in the Regional Compensation Peer Group.
•Encourages ownership of Park common shares by the NEOs and other senior leadership to foster a culture of ownership and increase their alignment with the interests of Park shareholders.
Process Used to Set Compensation for the 2024 Fiscal Year
The following three groups worked together to establish Park’s compensation program for the 2024 fiscal year:
•Compensation Committee
•NEOs
•Outside Advisors
Role of Compensation Committee
The Compensation Committee is responsible for overseeing Park’s current executive compensation program and approving any modifications to this program, subject to any required approval by the Park shareholders. The Compensation Committee may request information from senior leadership within the Park organization regarding Park’s performance, compensation practices and programs to assist the Compensation Committee in its deliberations. The Compensation Committee retains the right to hire outside advisors as needed to assist the Compensation Committee in reviewing and revising Park’s compensation programs. In addition, outside advisors may provide information regarding competitive compensation levels, practices and policies in light of current trends.
The Compensation Committee annually assesses the performance of Park and the level of achievement of the Chairman/CEO relative to annual performance goals. Based on this evaluation, which includes input from the other members of the Board of Directors, the Compensation Committee determines the compensation of the Chairman/CEO for the year. The Compensation Committee also reviews the Chairman/CEO’s compensation recommendations for the President and the CFO and, seeks appropriate input from Park’s outside advisors and other members of senior leadership within the Park organization and approves final compensation levels for the President and the CFO. Neither the Compensation Committee nor Park has adopted a policy or practice regarding the timing of option grants because the Compensation Committee has not used this form of equity compensation in over 15 years, determining instead to use PBRSUs to incentive its executives.
Role of NEOs
Typically, the Chairman/CEO and the President participate in meetings of the Compensation Committee. They provide the Compensation Committee with information regarding Park’s financial performance. They also provide perspective regarding the NEO compensation recommendations made by outside advisors to the Compensation Committee. These individuals may also present alternatives to these compensation recommendations for the Compensation Committee’s consideration. However, the Compensation Committee is the ultimate decision-making body.

The Chairman/CEO evaluates the annual performance of the President and the CFO, including their respective levels of achievement relative to annual performance goals. The goals focus, directly or indirectly, on the performance of Park and on shareholder value. Based on this evaluation, the Chairman/CEO recommends the compensation for each of the President and the CFO for consideration, input and approval by the Compensation Committee. The Compensation Committee authorizes the Chairman/CEO to establish the compensation for all other employees. Discussions regarding the NEOs’ compensation take place during executive sessions of the Compensation Committee, after the NEOs have left the meeting.
Role of Outside Advisors
The Compensation Committee considers input from outside compensation advisors as the Compensation Committee manages Park’s compensation programs. During the 2024 fiscal year, Meridian provided consulting advice which included: (i) assisting Park’s management and the Compensation Committee with the drafting of the Compensation Discussion and Analysis included in the proxy statement for the 2024 Annual Meeting; (ii) sharing general non-company-specific information with Park’s management regarding compensation issues, trends and regulatory and legislative updates related to executive compensation; and (iii) providing feedback to Park’s management and the Compensation Committee with respect to potential changes in the compensation program for Park’s executive officers and senior officers with Park’s subsidiaries. Meridian reports directly to the members of the Compensation Committee, who approve the work conducted by Meridian. The Compensation Committee’s outside compensation advisor interacted with senior leadership within the Park organization as needed to complete the work requested by the Compensation Committee. During the 2024 fiscal year, Meridian did not provide services to Park or any of Park’s subsidiaries other than those described above, supplementing the Compensation Committee’s governance of the executive compensation program. The Compensation Committee conducted an assessment to evaluate whether the work performed and to be performed by Meridian raises any conflicts of interest or compromises the independence of Meridian. Based upon this assessment, the Compensation Committee determined that no conflicts of interest exist and Meridian qualifies as independent for purposes of the applicable NYSE American and SEC rules.
Periodically, the Compensation Committee asks its independent compensation advisor to review the financial services holding companies included in the Regional Compensation Peer Group and analyze Park’s compensation relative to the members of that peer group to establish reasonable and rational compensation levels. The Regional Compensation Peer Group used for purposes of determining the base salaries of the NEOs for the 2024 fiscal year, and the annual cash incentive compensation awards earned by the NEOs for performance during the 2024 fiscal year consisted of 20 regional financial services holding companies, all with assets between $6.4 billion and $18.0 billion at the time of selection (or approximately one-half to two times Park’s asset size). The median assets of the members of the Regional Compensation Peer Group generally reflect Park’s asset size, with Park’s asset size ranking at approximately the median of such Regional Compensation Peer Group. The table identifying the financial services holding companies included in the Regional Compensation Peer Group for purposes of compensation decisions for the 2024 fiscal year is included in the section captioned “Regional Compensation Peer Group.”
In addition to Meridian, the Compensation Committee relies on legal advice from Park’s outside counsel, Vorys, Sater, Seymour and Pease LLP, whose attorneys participate in meetings of the Compensation Committee as requested. In connection with obtaining such legal advice, the Compensation Committee has taken into consideration those factors outlined in both SEC Rule 10C-1(b)(4)(i) through (vi) and Section 805(c)(4) of the NYSE American Rules.

Park believes its approach to determining the compensation of its NEOs is both conservative and consistent with the practices for other financial services holding companies of Park’s asset size, reflects customary practices regarding the governance of executive compensation programs and supports the compensation program’s objectives of delivering compensation aligned with the interests of the Park shareholders. Moreover, the approach has been consistently applied for the past several years.
Factors Influencing Compensation for the 2024 Fiscal Year
The following factors influenced Park’s compensation program for the 2024 fiscal year:
•The positive shareholders’ advisory vote at the 2024 Annual Meeting regarding management’s proposal for approval of the compensation of Park’s NEOs with over 97% support.
•Park’s continued strong financial performance in the 2024 fiscal year, as shown in the section captioned “Executive Summary – Performance Highlights.”
•Park’s performance in comparison to the financial services holding companies in the Regional Compensation Peer Group as shown in the section captioned “Executive Summary – Performance Highlights.”
•Pay practices at the financial services holding companies in the Regional Compensation Peer Group.
2024 Shareholders’ Advisory Vote on Executive Compensation
At the 2024 Annual Meeting, Park’s shareholders approved Park’s executive compensation, with approximately 97.5% of the total votes cast (excluding abstentions) in respect of the non-binding advisory vote on executive compensation, voting “FOR” approval. The result was similar to the results from the non-binding advisory vote by the Park shareholders on executive compensation held in 2023. As such, Park and the Compensation Committee viewed the results of this advisory vote as a continued indication that the Park shareholders generally support Park’s executive compensation program. While important, the vote was only one of several factors influencing Park’s executive compensation decisions and policies for the 2024 fiscal year.
Regional Compensation Peer Group
The financial services holding companies included in the Regional Compensation Peer Group for purposes of determining the base salaries of the NEOs for the 2024 fiscal year are identified in the table on the following page. At the time of selection, the financial services holding companies identified in the following table were the financial services holding companies with asset sizes that positioned Park at approximately the median:

Regional Compensation Peer Group for 2024 Compensation
1st Source Corporation
Community Bank System, Inc.
Enterprise Financial Services Corp
FB Financial Corporation
First Bancorp (NC)
First Busey Corporation
First Commonwealth Financial Corporation
First Financial Bancorp.
First Merchants Corporation
Horizon Bancorp, Inc.

Midland States Bancorp, Inc.
NBT Bancorp Inc.
Northwest Bancshares, Inc.
Peoples Bancorp Inc.
Premier Financial Corporation
Republic Bancorp, Inc.
S&T Bancorp, Inc.
Stock Yards Bancorp, Inc.
Tompkins Financial Corporation
WesBanco, Inc.

The Regional Compensation Peer Group used for determining salaries for the 2025 fiscal year, annual incentive compensation for the 2024 fiscal year (to be paid in 2025) and LTIP awards for the 2024 fiscal year that were granted in 2025 was slightly modified from the peer group above. The Committee removed Premier Financial Corporation and WesBanco, Inc. due to pending acquisitions and added German American Bancorp and Lakeland Financial Corporation as replacements.
2024 Fiscal Year Compensation Programs and Decisions
Base salary comprised approximately 42%, 47% and 45% of the total direct compensation (the total of base salary, target annual incentive compensation and target long-term incentive for the 2024 fiscal year for Mr. Trautman, Mr. Burt, and Mr. Miller, respectively. Total incentive opportunities (annual incentive compensation and the estimated grant date fair value of the target PBRSU awards) were as follows:
•Target annual incentive compensation opportunities were approximately 25% of total direct compensation for Mr. Trautman and 24% of total compensation for Mr. Burt and 23% for Mr. Miller.
•Target 2024 PBRSU awards (to be awarded in January 2025) are approximately 32% of total direct compensation for Mr. Trautman and Mr. Miller, and approximately 29% for Mr. Burt.
Base Salary
Base salary is an annual part of an executive officer’s compensation. Park pays base salary to each NEO to recognize the skills, competencies, experience and individual performance such NEO brings to his role. As a result, annual changes in base salary result primarily from changes in the NEO’s responsibilities, market data for the role, an assessment of annual performance and Park’s financial ability to provide increases (if any) to the NEO.
In determining base salaries for the NEOs for the 2024 fiscal year, the Compensation Committee and the Executive Committee of the Board of Directors considered the following factors:
•Base salary levels of similarly-situated executive officers at financial services holding companies of similar asset size and the base salary increases of executive officers of those other financial services holding companies in general and the financial services holding companies in the Regional Compensation Peer Group in particular.
•Total target cash compensation opportunities, inclusive of annual incentive targets, of similarly-situated executive officers at financial services holding companies of similar asset size in general and the financial services holding companies in the Regional Compensation Peer Group in particular.
•The merit increase budget for other senior leadership and employees within the Park organization.
•The Compensation Committee’s evaluation of the performance of the Chairman/CEO and the Chairman/CEO’s evaluation of the performance of the President and the CFO.
•Park’s ROAE and ROAA for the 2023 fiscal year.
•Based on a comparison of base salary as a percentage of total cash compensation for executive officers with similar duties at financial holding companies in the Regional Compensation Peer Group, the Compensation Committee made no changes to the base salaries of the NEO’s for the 2024 fiscal year.
Annual Incentive Compensation
Annual incentive compensation is an element of pay that is “at risk” and subject to achieving absolute and relative performance results. Park makes annual incentive compensation awards to motivate and reward achievement of annual financial objectives and individual goals. As a result, annual incentive compensation awards increase the focus of the NEOs and other key employees on specific short-term corporate financial goals.
The Compensation Committee made annual incentive compensation awards for the 2024 fiscal year of $725,000 to Mr. Trautman, $322,000 to Mr. Burt and $443,000 to Mr. Miller, which will be paid in 2025. These awards were based on the following considerations:
•Each of Mr. Trautman, Mr. Burt and Mr. Miller was provided a target annual incentive compensation opportunity for the 2024 fiscal year which could be earned based on Park’s performance against preset goals for diluted EPS, PTPP ROATE, PTPP ROATA and the efficiency ratio. Each goal (or “target”) was set with a target range of 97.5% to 102.5% of the board approved budget for 2024. Minimum and maximum levels of potential awards were available at 80.0% and 120.0%, respectively, of the internal target for each of the preset goals for the financial measures described in the preceding sentence. In addition, the Compensation Committee had the ability to modify the calculated payment by up to 25% (increase or decrease) on a discretionary basis using factors such as relative TSR and ROAA and ROAE financial performance versus the Regional Compensation Peer Group and other factors.
•Each of the four preset financial metrics had a predefined weighting, each with a minimum, target range and maximum payout, with the maximum achievement resulting in 150% of target and the minimum level resulting in 50% of target.

•The Compensation Committee considered the GAAP reported results for the year ended December 31, 2024.
The data presented in the following table represents the actual reported results, which was determined by the Compensation Committee to be the most appropriate for determining annual incentive compensation for the 2024 fiscal year to be paid in 2025.

Metric	Weight	Minimum	Target	Maximum	2024 Fiscal Year Result
PTPP ROATE	40%	13.74%	17.17%	20.60%	19.28%
Diluted EPS	30%	$6.46	$8.07	$9.68	$9.32
PTPP ROATA	20%	1.40%	1.75%	2.10%	2.05%
Efficiency Ratio	10%	77.81%	64.84%	51.87%	61.44%
•The performance of Park in 2024 as compared to the four targets above resulted in calculated incentive compensation of 131.7% of target, which was then multiplied by the discretionary multiplier of 1.22 (see below).
•The discretionary multiplier was determined to be an increase of 22.22% out of the possible 25% maximum, taking the following into consideration:
•TSR for Park was at the 100th percentile compared to the Regional Compensation Peer Group for the three-year period and the 95th percentile for both the one-year and the five-year periods.
•Park’s actual reported ROAE and ROAA for the twelve months ended December 31, 2024 relative to the levels of ROAE and ROAA for the financial services holding companies in the Regional Compensation Peer Group for the nine-month period ended September 30, 2024. Park’s actual reported ROAE and ROAA of 12.65% and 1.53%, respectively, for the twelve months ended December 31, 2024, approximated the 95th and 90th percentiles, respectively, of each financial measure for the Regional Compensation Peer Group for the nine-month period ended September 30, 2024.
•The Compensation Committee also considers loan growth, deposit growth, regulatory compliance, and efficiency ratio improvement year over year.
•The Board of Directors’ evaluation of the performance of the Chairman/CEO and the evaluation by the Chairman/CEO of the performance of the President and the CFO.
The target annual incentive compensation as a percent of 2024 base salary is 60% for the Chairman/CEO and 50% for each of the President and the CFO. Actual annual incentive compensation awards based on the factors discussed above for Park’s NEOs approximated between 81% and 97% of each NEO’s 2024 base salary, which represented an increase of approximately 99% for each of the NEOs compared to the amounts earned for the 2023 fiscal year. The increase in these awards was supported by annual financial results for the 2024 fiscal year that exceeded internal financial targets and 2023 performance. These results also exceeded the median results of the Regional Compensation Peer Group in many of the key indicators of performance as shown in the table included in the section captioned “Executive Summary – Performance Highlights” and in the table on page 41 of this proxy statement.

Long-Term Incentive Awards – 2024 Performance Grants
Annual long-term incentive awards are granted under the 2017 Employees LTIP, which permits the Compensation Committee to award a variety of equity-based as well as cash-based incentive compensation awards. These awards are expected to be earned over a multi-year period, distinguishing them from Park’s annual incentive compensation, providing balance in Park’s compensation program for NEOs and other key employees, helping retain and align the interests of the NEOs and other key employees with those of Park’s shareholders.
For the 2023 fiscal year, the Compensation Committee and Park’s management agreed that equity-based compensation in the form of PBRSUs should be awarded to the NEOs. On January 18, 2024, the grants for the 2024 fiscal year were approved by the Compensation Committee and made effective on January 25, 2024. The Compensation Committee and Park’s management believe that PBRSUs are the best mechanism for aligning executive pay with shareholder value as they are only earned if Park meets specific long-term financial objectives.
The terms and conditions of the PBRSUs approved by the Compensation Committee for the 2024 fiscal year are described in the footnotes to the table in the section captioned “Grants of Plan-Based Awards.”
The Compensation Committee and Park’s management believe Park’s program is considerably more demanding than such programs at other financial services holding companies of similar size based on several provisions:
•the requirement that annual net income for each fiscal year within the performance period exceed at least 110% of dividends paid in the applicable fiscal year;
•no PBRSUs granted effective on January 25, 2024 will be earned for results below the 50th percentile of the $5 Billion to $15 Billion Industry Index used as the comparison group, as measured by ROAA;
•the maximum number of PBRSUs granted effective on January 25, 2024 will be earned for ROAA results at the 80th percentile of the $5 Billion to $15 Billion Industry Index; and
•awards are subject to a five-year post-vesting holding requirement.
In the view of the Compensation Committee, all of these factors serve to better align the interests of holders of PBRSUs with those of Park’s shareholders and emphasize sustained long-term financial performance.
In determining the target number of PBRSUs to be awarded to each NEO for the 2024 fiscal year, the Compensation Committee considered the common shares available under the 2017 Employees LTIP, Mr. Trautman’s recommendations for the other NEOs, individual performance of the NEOs, the cash compensation (base salary and annual incentive compensation) earned by the NEOs for the 2023 fiscal year and the long-term incentive opportunities received by similarly-situated executive officers at financial services holding companies in the Regional Compensation Peer Group. The target fair value of the PBRSUs on the January 25, 2024 grant date approximated 77%, 70% and 63%, respectively, of his 2023 base salary for each of Mr. Trautman, Mr. Miller and Mr. Burt.

•The following table illustrates the potential vesting (i.e., payouts) based on Park’s cumulative ROAA performance relative to that of the $5 Billion to $15 Billion Industry Index used as the comparison group:

	ROAA < 50th Percentile $5 Billion to $15 Billion Industry Index	(Target) ROAA = 50th Percentile $5 Billion to $15 Billion Industry Index	ROAA = 65th Percentile $5 Billion to $15 Billion Industry Index	(Maximum) ROAA ≥ 80th Percentile $5 Billion to $15 Billion Industry Index
David L. Trautman	0 PBRSUs	4,380 PBRSUs	5,475 PBRSUs	6,570 PBRSUs
Brady T. Burt	0 PBRSUs	1,905 PBRSUs	2,382 PBRSUs	2,858 PBRSUs
Matthew R. Miller	0 PBRSUs	2,933 PBRSUs	3,667 PBRSUs	4,400 PBRSUs
Long-Term Incentive Awards – 2021 PBRSUs Performance Vesting
On March 21, 2024, with a grant certification date of March 31, 2024, the Executive Committee certified the performance level achieved and the resulting number of common shares underlying the PBRSUs earned with respect to the PBRSUs granted effective January 1, 2021, with a performance period from January 1, 2021 through December 31, 2023 (the “2021 PBRSUs”). The 2021 PBRSUs were earned based upon two performance criteria: (i) annual net income for each fiscal year within the performance period exceeding at least 110% of dividends paid in the applicable fiscal year; and (ii) relative ROAA performance as compared to the $3B - $10B Industry Index, which was presented in Appendix A to Park’s proxy statement for the 2024 Annual Meeting.
Based on results through December 31, 2023, the Executive Committee certified that the annual net income for each fiscal year exceeded the 110% of dividends paid hurdle and that Park’s three-year ROAA performance was at the 84.33th percentile of the Proxy Peer Group. This performance resulted in 150% of the target PBRSUs being earned. Common shares underlying the earned PBRSUs vested 50% on the March 31, 2024 certification date and will vest 50% on the first anniversary of the March 31, 2024 certification date, with a five-year post-vesting holding requirement in each case.

	Target 2021 PBRSUs	Earned 2021 PBRSUs
David L. Trautman	3,000	4,500
Brady T. Burt	2,000	3,000
Matthew R. Miller	2,250	3,375
Total Direct Compensation
The table on the following page provides the total direct compensation actually received by each NEO during the 2024 fiscal year, the 2023 fiscal year and the 2022 fiscal year. Because the amounts in the table reflect what was received during each year rather than what was earned with respect to each year, the numbers reported in the table in respect of “Annual Incentive Compensation” for each year differ from those reported for each year in the “Annual Incentive Compensation” column of the “Summary Compensation Table for 2024.” The amounts shown in the table for “Long-Term Equity-Based Awards” reflects the grant date fair value of the PBRSUs at the expected award level as of grant date. See the “Stock Awards” column of the “Summary Compensation Table for 2024” for more information about the grant date fair values.

		Base Salary	Annual Incentive Compensation	Total Cash	Long-Term Equity-Based Awards	Total Direct Compensation
David L. Trautman	2024	$750,000	$364,000	$1,114,000	$766,792	$1,880,792
	2023	$750,000	$626,000	$1,376,000	$552,751	$1,928,751
	2022	$750,000	$560,000	$1,310,000	$416,963	$1,726,963
Brady T. Burt	2024	$400,000	$162,000	$562,000	$333,502	$895,502
	2023	$400,000	$326,000	$726,000	$267,944	$993,944
	2022	$400,000	$249,000	$649,000	$274,941	$923,941
Matthew R. Miller	2024	$550,000	$223,000	$773,000	$513,471	$1,286,471
	2023	$550,000	$398,000	$948,000	$380,368	$1,328,368
	2022	$550,000	$342,000	$892,000	$311,357	$1,203,357
Other Benefits
Park provides the NEOs with medical, dental, long-term disability and life insurance benefits under the same programs used to provide these benefits to all other employees of Park’s subsidiaries. NEO benefits are not tied to individual or corporate performance, which is the same approach used for other employees. Moreover, changes to the benefits provided to the NEOs reflect changes to the benefits provided to other employees.
The NEOs are also eligible to participate in several retirement programs. These programs recognize contributions made by individuals over their respective careers and benefits normally are paid at retirement. As a result, they can serve as a tool in retaining the NEOs.
•The NEOs participate in the Park Defined Benefit Pension Plan (the “Park Pension Plan”) on the same terms and conditions as other employees. The Park Pension Plan provides all participants, including the NEOs, a benefit based on the same formula of years of service and compensation, subject to limitations imposed by the Internal Revenue Code on the amount of annual compensation used to determine plan benefits and on the amount of plan benefits payable annually. The Park Pension Plan is discussed under the caption “Post-Employment Payments and Benefits – Pension and Supplemental Benefits – Park Pension Plan.”
•The NEOs and other employees are eligible to participate in the Park KSOP. Under the Park KSOP, eligible employees can defer a portion of their cash compensation (base salary and bonus/annual incentive compensation) and receive matching contributions from Park. Park’s matching contributions in the 2024 fiscal year were 50% of the cash compensation contributed by an employee, up to the annual limits imposed under the Internal Revenue Code and U.S. Treasury regulations, in order to balance the cost of the Park KSOP with a desire to encourage employees to save for retirement. While Park’s contributions are made in the form of Park common shares to help build stock ownership, participants have the ability to diversify their accounts into other investments, including mutual funds.
•NEOs receive the same fringe benefits as other employees, except that Park and Park National Bank have entered into SERP Agreements with the NEOs. Mr. Trautman is party to a SERP Agreement with Park effective as of February 18, 2008. A supplemental SERP Agreement was entered into between Mr. Trautman and Park National Bank effective as of June 15, 2015, which was intended to increase the aggregate amount of the “Full Benefit” payable under Mr. Trautman’s SERP Agreements to a level which would provide total retirement benefits more reflective of his then current income, but no greater than the benefits he would receive under Park’s retirement plans if the regulatory limits on benefits which may be received by highly-compensated individuals had not been in place. In addition, SERP Agreements were entered into, effective as of June 15, 2015, between Park National Bank and each of Mr. Burt and Mr. Miller, neither of whom had previously been party to a SERP Agreement. Finally, on January 27, 2020, a supplemental SERP Agreement was entered into between Park National Bank and Mr. Miller, which was intended to increase the aggregate amount of the “Full Benefit” payable under Mr. Miller’s SERP Agreements to a level which would provide total retirement benefits more reflective of his then current income, but no greater than the benefits he would receive under Park’s retirement plans if the regulatory limits on benefits which may be received by highly-compensated individuals had not been in place. The SERP Agreements are intended to provide total retirement benefits (in terms of income replacement) for the NEOs that are comparable to those available to other employees in the Park organization with similar years of service but who are not subject to regulatory limits on the benefits which they may receive under the Park Pension Plan and the Park KSOP. As a result, the SERP Agreements will not result in the NEOs receiving benefits in terms of income replacement that are greater than those they would have otherwise received under Park’s retirement plans if the regulatory limits on benefits had not been in place.
Mr. Trautman, Mr. Burt and Mr. Miller will forfeit the benefits under their respective SERP Agreements if they terminate their employment with Park National Bank prior to age 62. These forfeiture provisions help enhance the retention and recruitment of highly-qualified senior leadership. The SERP Agreements have change in control provisions whereby if a defined change in control were to occur before Mr. Trautman, Mr. Burt or Mr. Miller terminates his employment with Park National Bank, he will become 100% vested and thus entitled to his Full Benefit under the relevant SERP Agreement(s) upon any subsequent termination of employment, other than for cause, prior to age 65.
The SERP Agreements provide several important protections to Park. The affected NEO must repay any SERP benefits received and forfeit any right to future SERP benefits if, following the NEO’s termination of employment, Park or Park National Bank determines that “cause” existed to terminate the NEO prior to receipt of such benefits. An NEO also forfeits any SERP benefits if, within 12 months of the NEO’s separation from service, the NEO violates the non-competition and non-solicitation provisions of his SERP Agreement(s).
The SERP Agreements are discussed more fully under the caption “Post-Employment Payments and Benefits – Pension and Supplemental Benefits – Supplemental Executive Retirement Benefits.”

•Park National Bank has also entered into two forms of split-dollar agreements (“Split-Dollar Agreements”) with each of the NEOs. One form of Split-Dollar Agreement (the “Maximum Benefit Split-Dollar Agreement”) provides for the payment of benefits in an amount which is equal to the lesser of (i) a specified “Death Benefit” (the amount of which will be reduced if the NEO dies after he has terminated employment with Park National Bank) and (ii) 100% of the difference between the total death proceeds payable under the related life insurance policy(ies) and the cash surrender value of such life insurance policy(ies) at the time of the NEO’s death. Park National Bank will receive the balance of the death proceeds not paid to an NEO’s beneficiary(ies). The reduction in the amount payable under each Maximum Benefit Split-Dollar Agreement following the termination of an NEO’s employment reflects the fact that the life insurance policies related to the Maximum Benefit Split-Dollar Agreements also serve to fund the benefits paid under the SERP Agreements and the NEO will have received those SERP Agreement benefits after his termination of employment.
The second form of Split-Dollar Agreement (the “Compensation-Based Split-Dollar Agreement”) provides for the payment of benefits in an amount which is based on each NEO’s annual total compensation (defined as annual base salary and annual cash bonus/incentive compensation paid) with the portion of the death proceeds payable under the related life insurance policy to be paid to the NEO’s beneficiary(ies) equal to approximately two times the NEO’s highest annual total compensation during any calendar year of his employment with Park National Bank.
Each NEO has the opportunity to designate one or more beneficiaries to receive his share of the death proceeds payable under the life insurance policies related to his Split-Dollar Agreements. The Split-Dollar Agreements remain in effect following each NEO’s termination of employment as long as he has reached age 62, has not been employed by another financial services firm and was not terminated for cause. Certain of the Split-Dollar Agreements include change in control provisions whereby the NEO’s beneficiary(ies) will receive the maximum amount of benefits payable upon the NEO’s death if the NEO terminates employment with Park National Bank within 12 months after a defined change in control even if he has not yet reached age 62. The Split-Dollar Agreements are discussed under the caption “Potential Payouts upon Termination of Employment or Change in Control – Split-Dollar Agreements.”
Park has not historically entered into employment or specific change-in-control agreements with executive officers as part of Park’s compensation program. However, as previously noted, there are change in control provisions in the SERP Agreements, in the Split-Dollar Agreements and in the award agreements evidencing PBRSUs granted under the 2017 Employees LTIP.
Other Compensation Policies
Clawbacks: As discussed above, Park can recover SERP payments received by an NEO if Park determines that the NEO could have been terminated for cause prior to the receipt of benefits. In addition, the award agreements for all PBRSUs granted to NEOs after November 19, 2018 identify certain events (generally conditions related to non-solicitation, non-disparagement, confidentiality and cooperation or an activity that would constitute cause for termination of an NEO’s employment) the occurrence of which, at any time during an NEO’s employment with Park (including Park’s subsidiaries) or during the 12-month period following the termination of an NEO’s employment with Park (including

Park’s subsidiaries), will result in the forfeiture of the PBRSUs and any common shares delivered to the NEO pursuant the award agreement.
On July 21, 2023, the Board of Directors approved an Incentive-Based Compensation Recovery Policy (the “Claw-Back Policy”), providing for the recovery of certain executive incentive compensation in the event of an accounting restatement. The Claw-Back Policy is designed to comply with, and shall be interpreted to be consistent with, Rule 10D-1 of the Exchange Act and Section 811 of the NYSE American Rules.
Hedging Policy: Park’s hedging policy is described in the section of this proxy statement captioned “CORPORATE GOVERNANCE – Hedging Policy.”
Stock Ownership Guidelines: While Park’s compensation program aims to encourage and build stock ownership, Park has not adopted stock ownership guidelines. Nonetheless, the Chairman/CEO has a personal holding of Park common shares, and the non-NEO directors as a group have average personal holdings of Park common shares, that are significantly greater than the typical stock ownership practice for individual(s) holding the same position.

Individual or Group	Value of Common Share Holdings (12/31/2024)	2024 Base Salary or Total Director Compensation	Value of Common Share Holdings / 2024 Base Salary or Total Director Compensation	Typical Practice for Individual(s) Holding Same Position
David L. Trautman	$13,271,768	$750,000	17.7x	5 x Base Salary
Brady T. Burt	$3,131,340	$400,000	7.8x	3 x Base Salary
Matthew R. Miller	$2,319,276	$550,000	4.2x	3-4 x Base Salary
Average for Non-Employee Directors(1)	$4,609,580	$107,455	42.9x	3 x Annual Retainer
________________________
(1)Does not include David L. Trautman and Matthew R. Miller since they are executive officers of Park.
2025 Fiscal Year Compensation Decisions
At its meeting on January 23, 2025, the Compensation Committee decided to increase the base salaries for each of the NEOs from those earned for the 2024 fiscal year. This was done with the intent to approximate the median of the Regional Peer group for cash compensation received for each of the NEOs. The 2025 base, effective March 1, 2025, increased by $25,000 for each NEO. At that same meeting, the Compensation Committee granted PBRSU awards under the 2017 Employees LTIP to be effective on January 30, 2025. These awards will be earned with respect to the three-fiscal-year performance period from January 1, 2025 through December 31, 2027, and will be compared to the $5 Billion to $15 Billion Industry Index for that same period. The target dollar value of PBRSUs awarded to Mr. Trautman, Mr. Burt, and Mr. Miller were $675,000, $250,000 and $450,000, respectively. The target PBRSUs issued to Mr. Trautman, Mr. Burt and Mr. Miller were based on the closing share price from January 30, 2025, which was $170.72. The target fair value of the PBRSUs on the January 30, 2025 effective date approximated 90%, 82% and 63%, respectively, of his 2024 base salary, for each of Mr. Trautman, Mr. Miller and Mr. Burt. While providing the NEOs with a meaningful capital accumulation opportunity, the Compensation Committee and Park’s management continue to believe the PBRSU awards are conservative relative to the long-term incentive opportunities received by similarly-situated executive officers at other financial services holding companies of Park’s asset size.
Conclusion
As it has for the past several years, the compensation program for the 2024 fiscal year for Park’s NEOs reflected Park’s compensation philosophy and remained conservative relative to the practices of other financial services holding companies of Park’s asset size. These relative compensation levels occurred with ROAA and ROAE exceeding the median performance of financial services holding companies in the Regional Compensation Peer group and also exceeded challenging internal financial targets for the 2024 fiscal year. In addition, Park’s executive compensation program continues to exclude a number of compensation practices (e.g., excessive perquisites, retention awards, employment contracts and specific change-in-control agreements).
As a result, the Compensation Committee believes Park’s executive compensation program continues to represent interests of the Park shareholders in a responsible, reasonable and conservative fashion.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with Park’s management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Risk Analysis
The Compensation Committee reviews potential risks when considering Park’s compensation plans. The specific compensation plans considered by the Compensation Committee include: (i) the annual incentive compensation program, which provides for annual incentive compensation based on Park’s financial results compared to internal financial targets and to those of the Regional Compensation Peer Group; (ii) the 2017 Employees LTIP; (iii) the SERP Agreements, pursuant to which Mr. Trautman, Mr. Burt and Mr. Miller may receive supplemental retirement benefits; and (iv) the Split-Dollar Agreements, which provide the NEOs with death benefits.
The following bullets outline the process by which the Compensation Committee considers the potential risks associated with the compensation programs identified above as well as Park’s compensation policies and procedures as they relate to risk management so as to prevent unnecessary and excessive risks that are reasonably likely to have a material adverse effect on Park and could threaten the value of Park for the Park shareholders:
•The Compensation Committee discusses annually the governance structure and management practices to effectively monitor and manage risks in compensation programs, policies and procedures;

•To further mitigate risk, the Compensation Committee has responsibility for the design and evaluation of all executive compensation programs, including broad-based short-term and long-term incentive compensation plans; and
•The Compensation Committee has responsibility to review and ratify Park’s non-executive incentive compensation plans. The Compensation Committee’s review of incentive compensation plans is supported by management processes aligned with the Guidance on Sound Incentive Compensation Policies adopted by federal banking regulators in 2010. Incorporated into the management processes is a periodic review, which includes a risk evaluation, of the components of Park’s incentive compensation plans by human resources, finance, and risk management personnel.
Based on the Compensation Committee’s consideration of the compensation plans identified above, the Compensation Committee believes that:
•the annual incentive compensation program does not create incentives for Park’s NEOs or other employees of Park and our subsidiaries to take unnecessary and excessive risks because the amount of the payment is based on multiple financial metrics and capped at a maximum percentage of target to any individual. Additionally, the Compensation Committee retains the ability to modify the results to determine the final payout on a discretionary basis;
•the types of awards granted under the 2017 Employees LTIP – i.e., PBRSUs with performance-based earning and service-based vesting requirements, together with a five-year post-vesting holding requirement, do not create incentives for recipients of the awards to take unnecessary and excessive risks because the number of PBRSUs earned is based on Park’s comparative performance and the service-based vesting and post-vesting holding requirements align the long-term interests of the recipients of PBRSU awards with those of Park shareholders generally; and
•none of the other plans or arrangements create incentives for the NEOs or other employees of Park and our subsidiaries to take unnecessary and excessive risks because the amounts payable under these plans and arrangements are not contingent on Park’s financial or other performance.
Submitted by the members of the Compensation Committee:

F. William Englefield (Chair)
D. Byrd Miller III
Robert E. O’Neill
Summary Compensation Table
The table on the following page summarizes the total compensation for each of the NEOs for each of the 2024 fiscal year, the fiscal year ended December 31, 2023 (the “2023 fiscal year”) and the fiscal year ended December 31, 2022 (the “2022 fiscal year”) in accordance with applicable SEC rules. Dollar amounts have been rounded up to the nearest whole dollar. Park has not entered into any employment agreements with any of the NEOs.

No option awards were made to the NEOs for any of the fiscal years reported. In addition, no awards were made under any non-equity incentive plans (as defined in the applicable SEC rules) to the NEOs for any of the fiscal years reported.
Summary Compensation Table for 2024

Name and Principal Position During 2024 Fiscal Year	Year	Salary ($)	Annual Incentive Compensation ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation ($)		Total ($)
David L. Trautman	2024	$750,000	$725,000	$766,792	$317,166	$102,111	(4)	$2,661,069
Chairman of the Board and Chief Executive Officer of Park and Park National Bank	2023	$750,000	$364,000	$552,751	$422,037	$103,397		$2,192,185
	2022	$750,000	$626,000	$416,963	$303,373	$84,712		$2,181,048

Brady T. Burt	2024	$400,000	$322,000	$333,502	$65,558	$62,296	(5)	$1,183,356
Chief Financial Officer, Treasurer and Secretary of Park and Senior Vice President and Chief Financial Officer of Park National Bank	2023	$400,000	$162,000	$267,944	$120,483	$62,485		$1,012,912
	2022	$400,000	$326,000	$274,941	$59,088	$50,802		$1,110,831

Matthew R. Miller	2024	$550,000	$443,000	$513,471	$57,403	$67,839	(6)	$1,631,713
President of Park and Park National Bank	2023	$550,000	$223,000	$380,368	$97,073	$57,611		$1,308,052
	2022	$550,000	$398,000	$311,357	$53,646	$44,474		$1,357,477

________________________
(1)    The amounts reported reflect the annual incentive compensation award earned by each of the NEOs as part of the annual incentive compensation program for each of the 2024 fiscal year, the 2023 fiscal year and the 2022 fiscal year. The annual incentive compensation awards for the 2024 fiscal year are discussed in more detail under the heading “Compensation Discussion and Analysis – 2024 Fiscal Year Compensation Programs and Decisions – Annual Incentive Compensation.”
(2)    The amounts reported at the expected award level as of the grant date. In each case, the amount reported excludes the impact of estimated forfeitures, as required by the applicable SEC rules. For the 2024 fiscal year: The grant date fair values of the PBRSUs at the target level were $575,094, $250,127 and $385,103 for Mr. Trautman, Mr. Burt and Mr. Miller, respectively. The grant date fair values of the PBRSUs at the maximum level were $862,641, $375,190 and $577,654 for Mr. Trautman, Mr. Burt and Mr. Miller, respectively.
For the 2023 fiscal year: The grant date fair values of the PBRSUs at the target level were $414,564, $200,958 and $285,276 for Mr. Trautman, Mr. Burt and Mr. Miller, respectively. The grant date fair values of the PBRSUs at the maximum level were $621,845, $301,437 and $427,914 for Mr. Trautman, Mr. Burt and Mr. Miller, respectively.
For the 2022 fiscal year: The grant date fair values of the PBRSUs at the target level were $312,722, $206,206 and $233,518 for Mr. Trautman, Mr. Burt and Mr. Miller, respectively. The grant date fair values of the PBRSUs at the maximum level were $469,084, $309,308 and $350,276 for Mr. Trautman, Mr. Burt and Mr. Miller, respectively.
See the table included in the section captioned “Grants of Plan-Based Awards” for more information concerning the PBRSUs granted during the 2024 fiscal year. Also see “Note 1. Summary of Significant Accounting Policies – Share-Based Compensation” and “Note 19. Share-Based Compensation” of the Notes to Consolidated Financial Statements included under “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” in Park’s 2024 Form 10-K for the assumptions used and additional information regarding the PBRSU awards.
(3)    The amounts shown reflect the aggregate change, where such change reflects an increase, in the actuarial present value of the NEO’s accumulated benefits under the Park Pension Plan and, where applicable, the SERP (and each individual’s SERP Agreement(s) as in effect during the applicable fiscal year), determined using interest rate and mortality rate assumptions consistent with those used in Park’s consolidated financial statements. The benefits to be provided under the Park Pension Plan and the SERP (and the related SERP Agreements) are more fully described under the heading “Post-Employment Payments and Benefits.”
(4)    The amount shown reflects:
•$9,660, representing the amount of the premiums deemed to have been paid on behalf of Mr. Trautman for the life insurance policies related to his Compensation-Based Split-Dollar Agreement in effect during the 2024 fiscal year;
•$11,500, representing the matching contribution to the Park KSOP on Mr. Trautman’s behalf to match his 2024 pre-tax elective deferral contributions;
•$10,553, representing the amount of the premiums deemed to have been paid on behalf of Mr. Trautman for the life insurance policies related to his Maximum Benefit Split-Dollar Agreement which also funded his SERP Agreements in effect during the 2024 fiscal year; and
•$70,398, representing the amount of cash paid to Mr. Trautman with respect to the dividend equivalent rights which vested on March 31, 2024, as described more fully under the heading “Equity Awards Exercised and Vested.”
(5)    The amount shown reflects:
•$923, representing the amount of the premiums deemed to have been paid on behalf of Mr. Burt for the life insurance policy related to his Compensation-Based Split-Dollar Agreement in effect during the 2024 fiscal year;
•$11,500, representing the matching contribution to the Park KSOP on Mr. Burt’s behalf to match his 2024 pre-tax elective deferral contribution;
•$2,941, representing the amount of the premiums deemed to have been paid on behalf of Mr. Burt for the life insurance policies related to his Maximum Benefit Split-Dollar Agreement which also funded his SERP Agreement in effect during the 2024 fiscal year; and

•$46,932, representing the amount of cash paid to Mr. Burt with respect to dividend equivalent rights which vested on March 31, 2024, as described more fully under the heading “Equity Awards Exercised and Vested.”
(6)    The amount shown reflects:
•$1,276, representing the amount of the premiums deemed to have been paid on behalf of Mr. Miller for the life insurance policies related to his Compensation-Based Split-Dollar Agreement in effect during the 2024 fiscal year;
•$11,500, representing the matching contribution to the Park KSOP on Mr. Miller’s behalf to match his 2024 pre-tax elective deferral contributions;
•$2,265, representing the amount of the premiums deemed to have been paid on behalf of Mr. Miller for the life insurance policies related to his Maximum Benefit Split-Dollar Agreement which also funded his SERP Agreements in effect during the 2024 fiscal year; and
•$52,798, representing the amount of cash paid to Mr. Miller with respect to dividend equivalent rights which vested on March 31, 2024, as described more fully under the heading “Equity Awards Exercised and Vested.”
CEO Pay Ratio
Item 402(u) of SEC Regulation S-K requires that the following information about the 2024 annual total compensation of Park’s Chairman/CEO (who serves as Park’s principal executive officer) and the median employee be disclosed:
•the annual total compensation of Park’s Chairman/CEO, as reported in the Summary Compensation Table for 2024, which was $2,661,069;
•the annual total compensation of the median employee of all employees of Park and our subsidiaries (other than Park’s Chairman/CEO), which was $66,192; and
•the ratio of (i) the annual total compensation of Park’s Chairman/CEO to (ii) the annual total compensation of the median employee, which was 40.20 to 1.
Park believes there were no significant changes to its employee population or employee compensation arrangements during the 2024 fiscal year that would result in a significant change to Park’s pay ratio disclosure. As a result, Park is using the same median employee that was identified on November 4, 2023 in the pay ratio calculation for the 2024 fiscal year as Park used for the 2023 fiscal year.
All elements of the median employee’s compensation were included in determining the median employee’s annual total compensation. In addition to base salary, any overtime compensation and any bonus or other incentive compensation, the annual total compensation of the median employee also included any change in pension value, matching contributions to the Park KSOP and stock awards. This allowed for the elements of compensation for the median employee to be as comparable as possible to the elements of the annual total compensation of Park’s Chairman/CEO.

Grants of Plan-Based Awards
The following table sets forth information regarding PBRSU awards granted to the NEOs under the 2017 Employees LTIP during the 2024 fiscal year. No other plan-based awards were granted to the NEOs during the 2024 fiscal year.
Fiscal 2024 Grants of Plan-Based Awards

			Estimated Future Payouts under Equity Incentive Plan Awards(1)
Name	Grant Date	Compensation Committee Approval Date	Threshold (#)		Target (#)		Maximum (#)
David L. Trautman	1/25/2024	1/18/2024	4,380	(2)(3)	4,380	(2)(3)	6,570	(2)(3)
Brady T. Burt	1/25/2024	1/18/2024	1,905	(2)(3)	1,905	(2)(3)	2,858	(2)(3)
Matthew R. Miller	1/25/2024	1/18/2024	2,933	(2)(3)	2,933	(2)(3)	4,400	(2)(3)
________________________
(1)    The awards shown in this table are in the form of PBRSUs, with each PBRSU representing the right to receive one Park common share if earned and settled. Each award of PBRSUs also provides the holder with dividend equivalent rights which will vest and be settled in cash if, when and to the extent the related PBRSUs vest and are settled.
(2)    PBRSUs will be earned based on Park’s cumulative ROAA for the three-fiscal-year performance period beginning January 1, 2024 and ending December 31, 2026 as compared to the cumulative ROAA results for the $5 Billion to $15 Billion Industry Index. No PBRSUs will be earned, regardless of Park’s relative ROAA results, if Park’s consolidated net income for each fiscal year of the performance period does not equal or exceed 110% of all cash dividends declared and paid by Park during the applicable fiscal year. In addition, no PBRSUs will be earned if Park’s cumulative ROAA for the performance period is below the 50th percentile (or median) of the $5 Billion to $15 Billion Industry Index. If Park’s cumulative ROAA for the performance period equals the 50th percentile of the $5 Billion to $15 Billion Industry Index, holders of PBRSUs will earn the target number (which is also the threshold number) of PBRSUs. If Park’s cumulative ROAA for the performance period equals or exceeds the 80th percentile of the $5 Billion to $15 Billion Industry Index, holders of PBRSUs will earn PBRSUs equal to 150% of the target number, with the number of PBRSUs earned for results in between the 50th and 80th percentiles determined using interpolation on a straight-line basis.
(3)    Earned PBRSUs will also be subject to additional service-based vesting – 50% of the PBRSUs earned will vest at the end of the three-fiscal-year performance period once results are certified by the Compensation Committee, with the other 50% of the earned PBRSUs vesting on the first anniversary of the certification date. Common shares received upon settlement of earned and vested PBRSUs cannot be sold, transferred, assigned or otherwise similarly disposed of for five years after the date they are delivered. If an NEO dies or terminates employment with Park and Park’s subsidiaries due to disability or retirement (i.e., has a “normal retirement” or an “early retirement” for purposes of the Park Pension Plan) at any time during the three-fiscal-year performance period, a prorated portion of the PBRSUs will vest on the last day of the performance period based on the number of PBRSUs that would have been earned based on the actual level of performance achieved during the performance period and the quotient of the number of full calendar months elapsed between the grant date and the date of death or termination of employment due to disability or retirement, as appropriate, divided by the number of months in the performance period. If an NEO dies or terminates employment with Park and Park’s subsidiaries due to disability or retirement after the performance period has ended but before the service-based vesting requirements have been satisfied, the unvested PBRSUs which remain outstanding, having been earned on the performance date, will vest on the first anniversary of the certification date. If an NEO’s employment with Park and Park’s subsidiaries terminates for any other reason, including for “cause” (as defined in the 2017 Employees LTIP), all unvested PBRSUs will be immediately forfeited. In the event of a “change in control” (as defined in the 2017 Employees LTIP), each NEO will immediately vest in all unvested PBRSUs as though the cumulative ROAA of Park as compared to the cumulative ROAA results of the $5 Billion to $15 Billion Industry Index had been achieved at the level of achievement (i.e., the percentile of the $5 Billion to $15 Billion Industry Index) which would have been achieved if the performance period had begun on January 1, 2023 and ended on December 31 of the fiscal year most recently completed before the change in control as long as the other performance-based criteria for vesting had been satisfied as of the date of the change in control. The service-based vesting requirement will be deemed to have been satisfied as of the date of the change in control.
Outstanding Equity Awards at Fiscal Year-End
As of December 31, 2024, the only type of equity award held by the NEOs was PBRSU awards. The following table sets forth information regarding the outstanding PBRSU awards held by the NEOs on December 31, 2024.
Outstanding Equity Awards at 2024 Fiscal Year-End

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
David L. Trautman	1/1/2021	2,250.00	(2)	$385,718	–		–
	1/20/2022	–		–	2,290	(3)	$392,575
	1/18/2023	–		–	2,950	(4)	$505,719
	1/25/2024	–		–	4,380	(5)	$750,864
Brady T. Burt	1/1/2021	1,500.00	(2)	$257,145	–		–
	1/20/2022	–		–	1,510	(3)	$258,860
	1/18/2023	–		–	1,430	(4)	$245,145
	1/25/2024	–		–	1,905	(5)	$326,575
Matthew R. Miller	1/1/2021	1,687.50	(2)	$289,289	–		–
	1/20/2022	–		–	1,710	(3)	$293,146
	1/18/2023	–		–	2,030	(4)	$348,003
	1/25/2024	–		–	2,933	(5)	$502,805
________________________
(1)    Market value represents the product of the closing price of Park common shares on

December 31, 2024 (the last trading day of the 2024 fiscal year), which was $171.43, multiplied by the number of PBRSUs shown in the table. Dollar amounts have been rounded up to the nearest whole dollar.
(2)    The number shown reflects the number of common shares underlying PBRSUs that were earned based on the performance level achieved and are also subject to service-based vesting pursuant to which they are to vest on March 31, 2025.
(3)    The number shown represents the target number of PBRSUs which would be earned under the award granted pursuant to the 2017 Employees LTIP, based on: (i) Park’s cumulative ROAA for the three-fiscal-year performance period from January 1, 2022 to December 31, 2024 equaling the 50th percentile of the $3 Billion to $10 Billion Industry Index; and (ii) Park’s net income for each fiscal year of the performance period equaling or exceeding 110% of all cash dividends declared and paid by Park during the applicable fiscal year.
(4)    The number shown represents the target number of PBRSUs which would be earned under the award granted pursuant to the 2017 Employees LTIP, based on: (i) Park’s cumulative ROAA for the three-fiscal-year performance period from January 1, 2023 to December 31, 2025 equaling the 50th percentile of the $3 Billion to $10 Billion Industry Index; and (ii) Park’s net income for each fiscal year of the performance period equaling or exceeding 110% of all cash dividends declared and paid by Park during the applicable fiscal year.
(5)    The number shown represents the target number of PBRSUs which would be earned under the award granted pursuant to the 2017 Employees LTIP, based on: (i) Park’s cumulative ROAA for the three-fiscal-year performance period from January 1, 2024 to December 31, 2026 equaling the 50th percentile of the $5 Billion to $15 Billion Industry Index; and (ii) Park’s net income for each fiscal year of the performance period equaling or exceeding 110% of all cash dividends declared and paid by Park during the applicable fiscal year.
Equity Awards Exercised and Vested
The only type of equity award which has been granted to the NEOs under either the 2013 LTIP or the 2017 Employees LTIP has been PBRSU awards. The following table provides information with respect to PBRSUs that not only were earned based on the performance level achieved for the applicable performance period but also satisfied the service-based vesting requirement during the 2024 fiscal year.
Stock Awards Vested in 2024

Name	Number of Common Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)
David L. Trautman	4,275.000	$651,157
Brady T. Burt	2,850.000	$434,105
Matthew R. Miller	3,206.250	$488,368
________________________
(1)    The number shown includes the following number of common shares underlying PBRSUs that were earned by each NEO based on the performance level achieved and satisfaction of the service-based vesting requirement on the Grant Certification Date of March 31, 2024: (i) for Mr.

Trautman, 2,250.000 common shares; (ii) for Mr. Burt, 1,500.000 common shares; and (iii) for Mr. Miller, 1,687.500 common shares. The number shown includes the following number of common shares underlying PBRSUs that were earned by each NEO based on the performance level achieved and satisfaction of the service-based vesting requirement on the one-year anniversary of the Grant Certification Date of March 31, 2023: (i) for Mr. Trautman, 2,025.000 common shares; (ii) for Mr. Burt, 1,350.000 common shares; and (iii) for Mr. Miller, 1,518.750 common shares.
Post-Employment Payments and Benefits
Pension and Supplemental Benefits
Park Pension Plan
The Park Pension Plan covers employees of Park’s subsidiaries who have attained age 21 and completed one year of service. Under the Park Pension Plan, annual benefits are paid in monthly installments for life with 120 months of payments guaranteed. For employees who have not attained their “normal retirement date” as of April 1, 2021, their “normal retirement date” for purposes of the Park Pension Plan is to be defined as reaching age 65 and completing three years of service.
For employees hired prior to January 1, 2023, the amount of annual “normal retirement benefit” to be paid in monthly installments to an eligible employee is the greater of item 1 below considering all years of service, or item 1 below considering service through December 31, 2022 plus item 2 below. For employees hired on or after January 1, 2023, the amount of annual “normal retirement benefit” to be paid in monthly installments to an eligible employee is outlined in item 2 below:
1.The final average earnings formula, equal to the greater of:
(i)    29% of the average monthly compensation of the employee reduced for expected years of service at normal retirement less than 25; or
(ii)    29% of the average monthly compensation plus 16% of the average monthly compensation in excess of one-twelfth of covered compensation reduced for expected years of service at normal retirement less than 35.
The average monthly compensation of an employee is calculated by averaging the highest five consecutive calendar years of compensation as reported on the employee’s Forms W-2 during the ten calendar years preceding the date of termination.
2.The new formula for which the monthly benefit is actuarially equivalent to the Accrued Pension Account. The Accrued Pension Account is a hypothetical account equal to the sum of Annual Cash Balance Credits credited under paragraph (i) below, together with the Accrued Pension Account Interest credited under clause (ii) below. Accrued Pension Accounts will begin at $0 effective January 1, 2023:
(i)    Annual Cash Balance Credits. For each calendar year beginning on or after January 1, 2023, in which an employee earns a year of credited service, the participant’s Accrued Pension Account shall be credited with a Cash Balance Credit of 7.0% of the employee’s compensation.
Cash Balance Credits shall be credited immediately following the end of each calendar year. In the case of a participant whose employment with the employer terminates during a calendar year, such Cash Balance Credits shall be credited to such participant upon such termination of employment if the employee has earned a year of credited service in the year of termination.
(ii)    Accrued Pension Account Interest. The participant’s Accrued Pension Account shall be credited with interest as of the end of each calendar year prior to the calendar year in which the participant’s annuity starting date occurs. A partial year interest credit will be given in the year of the participant’s annuity start date. The interest rate to be credited for each calendar year shall be the annual rate of interest equal to the average annual yield of 30-year U.S. Treasury notes for the month of August preceding the calendar year as of which the interest is being credited.
In addition, the employees of certain of the divisions of Park National Bank (which had previously been separate banks prior to their merger into Park National Bank) participated in pension plans maintained for their benefit prior to such bank being acquired by Park and the merger of such bank’s pension plan into the Park Pension Plan. Benefits under the Park Pension Plan cannot be less than the sum of the benefit provided under the merged pension plan and the Park Pension Plan based on years of service since the date of merger of the two plans.
Applicable provisions of the Internal Revenue Code currently limit the amount of annual compensation used to determine plan benefits under a defined benefit pension plan, such as the Park Pension Plan, and the amount of plan benefits payable annually under such a plan.  Total compensation in excess of the limit will not be taken into account for benefit calculation purposes.
If an employee elects to retire after completing ten years of service and reaching 55 years of age, the employee may receive a monthly benefit for life with 120 months of payments guaranteed beginning at his/her normal retirement date equal to the “accrued benefit” at the early retirement date. Payments to the employee may begin immediately, with the final average earnings formula benefit being actuarially reduced to reflect early payment.
An employee may continue employment with Park and/or one of Park’s subsidiaries after his/her normal retirement date. In such an event, the employee will receive the benefit he/she would have received on his/her normal retirement date actuarially increased to reflect delayed payment.
Upon termination of employment after three or more years (five years if employment terminates on or before December 31, 2022), an employee has a vested interest in his/her accrued benefit which will be payable on the normal retirement date. An employee will generally have no vested interest if he/she terminates employment after less than three years of service with Park and/or one of Park’s subsidiaries (five years if employment terminates on or before December 31, 2022). An employee who terminates employment with ten or more years of service with Park and/or one of Park’s subsidiaries may elect to receive his/her vested interest as early as age 55.
Supplemental Executive Retirement Benefits
Effective as of February 18, 2008, Park entered into a Supplemental Executive Retirement Benefits Agreement with David L. Trautman (the “Trautman 2008 SERP Agreement”). Under the Trautman 2008 SERP Agreement, Mr. Trautman will be entitled to receive an annual supplemental retirement benefit of $125,000 (his “2008 Full Benefit”), commencing on the first business day of March following the later of (i) the date on which Mr. Trautman separates from service with Park and Park’s affiliates (within the meaning of Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder (collectively, “Section 409A”)) and (ii) Mr. Trautman attains age 62 (his “2008 SERP Payment Commencement Date”) and continuing on the first business day on or immediately after each anniversary of his 2008 SERP Payment Commencement Date until Mr. Trautman’s death.
Effective as of June 15, 2015, Park National Bank entered into Supplemental Executive Retirement Benefits Agreements with each of David L. Trautman, Brady T. Burt and Matthew R. Miller (the “2015 SERP Agreements”). Under their respective 2015 SERP Agreements, Mr. Trautman, Mr. Burt and Mr. Miller will be entitled to receive an annual supplemental retirement benefit of $253,800, $201,000 and $121,900, respectively (each, a “2015 SERP Full Benefit”), commencing on the first business day of March following the later of (i) the date on which Mr. Trautman, Mr. Burt or Mr. Miller, as appropriate, separates from service with Park National Bank and its affiliates and (ii) Mr. Trautman, Mr. Burt or Mr. Miller, as appropriate, attains age 65 (each, a “2015 SERP Payment Commencement Date”) and continuing on the first business day on or immediately after each anniversary of the applicable 2015 SERP Payment Commencement Date until the death of Mr. Trautman, Mr. Burt or Mr. Miller, respectively.
Effective as of January 27, 2020, Park National Bank entered into a Supplemental Executive Retirement Benefits Agreement with Matthew R. Miller (the “2020 Miller SERP Agreement”). Under the Miller 2020 SERP Agreement, Mr. Miller will be entitled to receive an annual supplemental retirement benefit of $190,100 (his “2020 SERP Full Benefit”), commencing on the first business day of March following the later of (i) the date on which Mr. Miller separates from service with Park National Bank and its affiliates and (ii) Mr. Miller attains age 65 (his “2020 SERP Payment Commencement Date”) and continuing on the first business day on or immediately after each anniversary of his 2020 SERP Payment Commencement Date until Mr. Miller’s death.
If Mr. Trautman, Mr. Burt or Mr. Miller is a “specified employee” (within the meaning of Section 409A), no payment will be made under his SERP Agreement(s) until the first day of the seventh month following separation from service with Park National Bank and its affiliates (and, in the case of the Trautman 2008 SERP Agreement, Park and Park’s affiliates). The amount paid on this later date will include the cumulative amount that could not be paid during the prior six-month period.
If Mr. Trautman separates from service with Park and Park’s affiliates for any reason prior to his 2008 SERP Payment Commencement Date, generally he will forfeit any right to payment under the Trautman 2008 SERP Agreement. However, if Mr. Trautman becomes “substantially disabled” (as defined in the Trautman 2008 SERP Agreement) while employed by Park and Park’s affiliates prior to his 2008 SERP Payment Commencement Date, he will be entitled to receive a reduced Limited Benefit, the amount of which will be based on the year in which Mr. Trautman becomes substantially disabled.
If Mr. Trautman, Mr. Burt or Mr. Miller voluntarily resigns from full-time employment with Park National Bank and its affiliates for any reason before he attains age 62, or Park National Bank or any of its affiliates discharge Mr. Trautman, Mr. Burt or Mr. Miller for any reason before he attains age 62, then the affected individual generally will forfeit any right to payment under his 2015 SERP Agreement and, in the case of Mr. Miller, the Miller 2020 SERP Agreement.
If Mr. Trautman, Mr. Burt or Mr. Miller experiences a separation from service with Park National Bank and its affiliates after age 62 but before age 65:

•the affected individual will receive, instead of his 2015 SERP Full Benefit, a “2015 SERP Early Benefit” in a lesser amount based on the year in which he separates from service; and
•Mr. Miller will receive, instead of his 2020 SERP Full Benefit, a “2020 SERP Early Benefit” in a lesser amount based on the year in which he separates from service.
Each SERP Early Benefit will be paid in the same manner as the Full Benefit to which it relates.
If a “change in control” (as defined in the applicable SERP Agreement(s)) occurs before Mr. Trautman, Mr. Burt or Mr. Miller experiences a separation from service with Park National Bank and its affiliates (or, in the case of the Trautman 2008 SERP Agreement, Park and Park’s affiliates):
•Mr. Trautman will become fully vested in his 2008 Full Benefit upon any subsequent separation from service, other than for “cause” (as defined in the Trautman 2008 SERP Agreement) prior to age 62 and payments of his 2008 Full Benefit will begin on his 2008 SERP Payment Commencement Date;
•each of Mr. Trautman, Mr. Burt and Mr. Miller will become fully vested in his 2015 Full Benefit upon any subsequent separation from service, other than for “cause” (as defined in the respective 2015 SERP Agreements) prior to age 65 and payments of his 2015 Full Benefit will begin on his 2015 SERP Payment Commencement Date; and
•Mr. Miller will become fully vested in his 2020 Full Benefit upon any subsequent separation from service, other than for “cause” (as defined in the Miller 2020 SERP Agreement) prior to age 65 and payments of his 2020 Full Benefit will begin on his 2020 SERP Payment Commencement Date.
For purposes of the Trautman 2008 SERP Agreement, the 2015 SERP Agreements with Mr. Trautman, Mr. Burt and Mr. Miller and the Miller 2020 SERP Agreement, a “change in control” means any of the following has occurred:
•the consummation (execution in the case of the Trautman 2008 SERP Agreement) of an agreement for the sale of all, or a material portion, of the assets of Park National Bank (Park in the case of the Trautman 2008 SERP Agreement);
•the consummation of a merger or recapitalization of Park National Bank (Park in the case of the Trautman 2008 SERP Agreement), or any merger or recapitalization, whereby Park National Bank (Park in the case of the Trautman 2008 SERP Agreement) is not the surviving entity; or
•the acquisition, directly or indirectly, of the beneficial ownership of 25% or more of the outstanding voting securities of Park National Bank or Park by any person or group.
If Mr. Trautman, Mr. Burt or Mr. Miller experiences a separation from service with Park National Bank and its affiliates for “cause” (as defined in the applicable SERP Agreement(s)) or if the Board of Directors of Park National Bank (the Park Board of Directors in the case of the Trautman 2008 SERP Agreement) determines, following the affected individual’s Payment Commencement Date, that cause existed to terminate the individual, his SERP Agreement(s) will immediately terminate, the individual will forfeit any right to receive future payments and must return all payments previously made under his SERP Agreement(s) within 30 days after receipt of a written demand by Park National Bank (Park in the case of the Trautman 2008 SERP Agreement) for such repayment. In addition, each of Mr. Trautman, Mr. Burt and Mr. Miller will forfeit the right to receive future payments under his SERP Agreement(s) if he violates the non-competition or the non-solicitation covenants in his SERP Agreement(s) during the 12 months following his separation from service with Park National Bank and its affiliates (Park and Park’s affiliates in the case of the Trautman 2008 SERP Agreement).
Life Insurance Policies Associated with SERP Agreements
Although neither Park nor Park National Bank is under any obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under the SERP Agreements to which it is a party, and the NEOs are and will remain unsecured general creditors of Park and/or Park National Bank, as appropriate, Park and Park National Bank have purchased life insurance policies with respect to each of the NEOs in order to informally fund the respective obligations of Park and Park National Bank under the SERP Agreements. Park and Park National Bank anticipate that the life insurance policies will also provide a life insurance benefit for each NEO if he should die before age 84, in the case of Mr. Trautman, or age 82, in the case of Mr. Burt and Mr. Miller. The amount of this life insurance benefit is intended to approximate the present value of the stream of future benefits which would have been paid under the applicable SERP Agreement(s) to the NEO but had not been paid at the time of his death. These life insurance policies are related to the Maximum Benefit Split-Dollar Agreements described below in the section captioned “Potential Payments upon Termination of Employment or Change in Control – Split-Dollar Agreements – Split-Dollar Agreements with Specified Maximum Death Benefit.”
Pension Benefits for the 2024 Fiscal Year
The following table shows the actuarial present value of each NEO’s accumulated benefit, including the number of years of service credited to each NEO, under each of the Park Pension Plan and the respective SERP Agreement(s) as in effect during the 2024 fiscal year, determined using interest rate and mortality rate assumptions consistent with those used in Park’s consolidated financial statements and summarized in “Note 20. Benefit Plans” of the Notes to Consolidated Financial Statements included under “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of Park’s 2024 Form 10-K.
Pension Benefits for 2024

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David L. Trautman	Park Pension Plan	41		$1,294,729	$0
	2008 SERP Agreement	–	(1)	$1,598,417	$0
	2015 SERP Agreement	–	(1)	$2,125,636	$0
Brady T. Burt	Park Pension Plan	17		$320,698	$0
	2015 SERP Agreement	–	(1)	$541,646	$0
Matthew R. Miller	Park Pension Plan	15		$198,462	$0
	2015 SERP Agreement	–	(1)	$197,903	$0
	2020 SERP Agreement	–	(1)	$173,147	$0

________________________
(1)    Due to the structure of the 2008 SERP Agreement, the 2015 SERP Agreements and the 2020 SERP Agreement, years of credited service are not applicable.
Potential Payouts upon Termination of Employment or Change in Control
PBRSUs
The impact of the termination of an NEO’s employment and the impact of a change in control upon the PBRSUs held by an NEO that were granted during the 2024 fiscal year are described in the footnotes to the table in the section captioned “Grants of Plan-Based Awards.”
In the case of PBRSUs held by an NEO, the impact of the termination of an NEO’s employment and the impact of a change in control upon these PBRSUs are as follows:
•If an NEO dies or terminates employment with Park and Park’s subsidiaries due to disability at any time during the applicable three-fiscal-year performance period, a prorated portion of the PBRSUs will vest on the last day of the applicable performance period based on the number of PBRSUs that would have been earned based on the actual level of performance achieved during the applicable performance period and the quotient of the number of full calendar months elapsed between the grant date and the date of death or termination of employment due to disability, as appropriate, divided by the number of months in the applicable performance period.
•If an NEO dies or terminates employment with Park and Park’s subsidiaries due to disability after the applicable performance period has ended but before the service-based vesting requirements have been satisfied, the outstanding unvested PBRSUs will vest on the first anniversary of the certification date.
•If an NEO retires (i.e., has a “normal retirement” or an “early retirement” for purposes of the Park Pension Plan), at any time during the applicable three-fiscal-year performance period, all outstanding unvested PBRSUs will vest on a pro-rated basis on the last day of the performance period based on the number of PBRSUs that would have been earned based on the actual level of performance achieved during the applicable performance period and the quotient of the number of full calendar months elapsed between the grant date and the date of termination of employment due to retirement divided by the number of months in the performance period.
•If an NEO retires after the applicable performance period has ended but before the service-based vesting requirements have been satisfied, all outstanding unvested PBRSUs will vest on the first anniversary of the certification date.
•If an NEO’s employment with Park and Park’s subsidiaries terminates for any other reason, including for “cause” (as defined in the 2017 Employees LTIP), all unvested PBRSUs will be immediately forfeited.
•In the event of a “change in control” (as defined in the 2017 Employees LTIP), each NEO will immediately vest in all unvested PBRSUs as though the cumulative ROAA of Park as compared to the cumulative ROAA results of the $3 Billion to $10 Billion Industry Index or the $5 to $15 Billion Industry Index, as applicable, had been achieved at the level of achievement (i.e., the percentile of the $3 Billion to $10 Billion Industry Index or the percentile of the $5 to $15 Billion Industry Index, as applicable) which would have been achieved if the performance period had begun as of the first date of the performance period applicable to such PBRSUs and ended on December 31 of the fiscal year most recently completed before the change in control as long as the other performance-based criteria for vesting had been satisfied as of the date of the change in control. The service-based vesting requirement will be deemed satisfied as of the date of the change in control.
Supplemental Executive Retirement Benefits
The provisions of the SERP Agreements addressing the impact of the termination of the employment of the individual covered thereby and the impact of a change in control are described under the heading “Post-Employment Payments and Benefits – Pension and Supplemental Benefits – Supplemental Executive Retirement Benefits.”
Split-Dollar Agreements
Split-Dollar Agreements with Specified Maximum Death Benefit
Effective as of June 15, 2015, Park National Bank entered into an Amended and Restated Split-Dollar Agreement (a “Maximum Benefit Split-Dollar Agreement”) with David L. Trautman, which superseded his prior maximum benefit split-dollar agreement. In addition, effective as of June 15, 2015, Park National Bank entered into a Maximum Benefit Split-Dollar Agreement with each of Brady T. Burt and Matthew R. Miller. Mr. Miller’s June 15, 2015 Maximum Benefit Split-Dollar Agreement was subsequently amended and restated, effective as of January 27, 2020, to modify the amount of the Death Benefit. The life insurance policies covered by the Maximum Benefit Split-Dollar Agreements fund the SERP Agreements to which Messrs. Trautman, Burt and Miller are parties.
Under the terms of each Maximum Benefit Split-Dollar Agreement, Park National Bank owns the life insurance policies to which the Maximum Benefit Split-Dollar Agreement relates and controls all rights of ownership with respect to such life insurance policies. Each NEO has the right to designate one or more beneficiaries to whom a portion of the death proceeds payable under the life insurance policies covering him is to be paid in accordance with the Maximum Benefit Split-Dollar Agreement. Upon each NEO’s death, his beneficiary(ies) will be entitled to an amount equal to the lesser of (i) the “Death Benefit” described in the Maximum Benefit Split-Dollar Agreement or (ii) 100% of the difference between the total death proceeds payable under the related life insurance policies and the cash surrender value of such life insurance policies at the time of the NEO’s death (such difference being referred to as the “Net at Risk Amount”), but in no event will the amount payable to an NEO’s beneficiary(ies) exceed the Net at Risk Amount under the related life insurance policies.
The Death Benefit under Mr. Trautman’s Maximum Benefit Split-Dollar Agreement will be $3,879,726 if:  (i) Mr. Trautman dies while a full-time employee of Park National Bank; (ii) Mr. Trautman experiences a separation from service with Park National Bank and its affiliates within 12 months after a defined “change in control” even if that separation of service occurs before Mr. Trautman attains age 62; or (iii) Mr. Trautman dies after he has retired following the attainment of age 62 and prior to attaining age 66. If Mr. Trautman dies after retiring and attaining age 66, the Death Benefit will be reduced each year and will be $0 if Mr. Trautman dies on or after attaining age 84.

The Death Benefit under Mr. Burt’s Maximum Benefit Split-Dollar Agreement will be $2,353,000 if: (i) Mr. Burt dies while a full-time employee of Park National Bank; (ii) Mr. Burt experiences a separation from service with Park National Bank and its affiliates within 12 months after a defined “change in control” even if that separation of service occurs before Mr. Burt attains age 62; or (iii) Mr. Burt dies after he has retired following the attainment of age 62 and prior to attaining age 66. If Mr. Burt dies after retiring and attaining age 66, the Death Benefit will be reduced each year and will be $0 if Mr. Burt dies on or after attaining age 82.
The Death Benefit under Mr. Miller’s January 27, 2020 Maximum Benefit Split-Dollar Agreement will be $3,653,000: (i) Mr. Miller dies while a full-time employee of Park National Bank; (ii) Mr. Miller experiences a separation from service with Park National Bank and its affiliates within 12 months after a defined “change in control” even if that separation of service occurs before Mr. Miller attains age 62; or (iii) Mr. Miller dies after he has retired following the attainment of age of 62 and prior to attaining age 66. If Mr. Miller dies after retiring and attaining age 66, the Death Benefit will be reduced each year and will be $0 if Mr. Miller dies on or after attaining age 82.
In each case, payment of the Death Benefit after the NEO’s termination of employment with Park National Bank and its affiliates will be subject to the following conditions:
•after the NEO’s termination of employment with Park National Bank and its affiliates, the NEO has not been employed by another financial services firm unless the NEO has terminated employment within 12 months after a change in control; and
•the NEO’s termination of employment from Park National Bank has not been for cause as determined by the Board of Directors of Park National Bank.
Park National Bank will be entitled to any death proceeds payable under the life insurance policies related to the Maximum Benefit Split-Dollar Agreements remaining after payment to each NEO’s beneficiary(ies). Park National Bank and an NEO’s beneficiary(ies) will share in any interest due on the death proceeds of the life insurance policies on a pro rata basis based on the amount of proceeds due each person divided by the total amount of proceeds, excluding any such interest.
Compensation-Based Split-Dollar Agreements
Park National Bank maintains life insurance policies on behalf of David L. Trautman, in his capacity as an executive officer of Park National Bank, pursuant to an Amended and Restated Split-Dollar Agreement entered into effective as of June 15, 2015 (the “Compensation-Based Split-Dollar Agreement”), which superseded Mr. Trautman’s prior compensation-based split-dollar agreement. Mr. Trautman has the right to designate the beneficiary(ies) to whom his share of the death proceeds payable under the life insurance policies is to be paid. Such share will be approximately two times his highest annual total compensation (defined as the sum of the annual base salary and the annual cash bonus/incentive compensation paid) during any calendar year of his employment with Park National Bank. The death proceeds paid to Mr. Trautman’s beneficiary(ies) may not, however, exceed 100% of the difference between the total death proceeds payable under the related life insurance policies and the cash accumulation account of such life insurance policies as of the date of Mr. Trautman’s death. Park National Bank will be entitled to the remainder of the death proceeds. Mr. Trautman’s Compensation-Based Split-Dollar Agreement is to remain in effect following Mr. Trautman’s retirement as long as Mr. Trautman: (i) is fully vested in the Park Pension Plan; (ii) has reached age 62 (unless permanently disabled as determined under Park’s disability insurance plan); (iii) has not been employed by another financial services firm; and (iv) was not terminated for cause. If Mr. Trautman’s share of the proceeds under the life insurance policies subject to his Compensation-Based Split-Dollar Agreement were computed as of December 31, 2024, his share would have been $2,690,733.
Effective as of June 15, 2015 and August 5, 2015, respectively, each of Brady T. Burt and Matthew R. Miller entered into a Compensation-Based Split-Dollar Agreement with Park National Bank, which superseded his prior compensation-based split-dollar agreement. Mr. Miller’s August 5, 2015 Compensation-Based Split-Dollar Agreement was subsequently amended effective as of January 27, 2020 to update the related life insurance policies. Each of Messrs. Burt and Miller has the right to designate the beneficiary(ies) to whom his share of the death proceeds payable under the life insurance policy(ies) is to be paid. Such share will be approximately two times his highest total compensation (defined as the sum of the annual base salary and the annual cash bonus/incentive compensation paid) during the last ten calendar years of his employment with Park National Bank. The death proceeds paid to each covered individual’s beneficiary(ies) may not, however, exceed 100% of the difference between the total death proceeds payable under the related life insurance policy(ies) and the cash surrender value of such life insurance policy(ies) as of the date of the covered individual’s death. Park National Bank will be entitled to the balance of the total death proceeds payable. Each of Mr. Burt’s and Mr. Miller’s Compensation-Based Split-Dollar Agreement remains in effect following his retirement as long as: (i) except in the case of a separation from service with Park National Bank and its affiliates within 12 months after a defined change in control, he has not been employed by another financial services firm; and (ii) he was not terminated for cause. If Mr. Burt’s share of the proceeds under the life insurance policy related to his Compensation-Based Split-Dollar Agreement were computed as of December 31, 2024, his share would have been $1,139,430. If Mr. Miller’s share of the proceeds under the life insurance policies related to his Compensation-Based Split-Dollar Agreement were computed as of December 31, 2024, his share would have been $1,994,485.
The following table summarizes the payments which would have been made and the benefits which would have been provided to Mr. Trautman, Mr. Burt and Mr. Miller if a retirement or other termination event had occurred on December 31, 2024. Where applicable, the price per share is the closing price as of that date. Actual amounts to be paid out can only be determined at the time of an NEO’s actual separation from service with Park and Park’s subsidiaries.

	Voluntary Termination on 12/31/24			Early Retirement on 12/31/24			Normal Retirement on 12/31/24			Involuntary Not for Cause Termination on 12/31/24			For Cause Termination on 12/31/24		Disability on 12/31/24			Death on 12/31/24
David L. Trautman
Value of PBRSUs(1)	$	-----			$1,963,210		$	-----		$	-----		$	-----		$1,963,210			$1,963,210
Park KSOP		$3,314,871			$3,314,871			$3,314,871			$3,314,871			$3,314,871		$3,314,871			$3,314,871
Park Pension Plan(2)		$1,294,729			$1,294,729			$1,294,729			$1,294,729			$1,294,729		$1,294,729			$1,294,729
2008 SERP Agreement(3)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	$	-----	(4)	$	-----
2015 SERP Agreement(3)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	$	-----	(4)	$	-----
Maximum Benefit Split-Dollar Agreement	$	-----		$	-----		$	-----		$	-----		$	-----	$	-----			$3,879,726
Compensation-Based Split-Dollar Agreement	$	-----		$	-----		$	-----		$	-----		$	-----	$	-----			$2,690,733
Total		$4,609,600			$6,572,810			$4,609,600			$4,609,600			$4,609,600		$6,572,810			$13,143,269
Brady T. Burt
Value of PBRSUs(1)	$	-----		$	-----	(5)	$	-----		$	-----		$	-----		$1,121,499			$1,121,499
Park KSOP		$1,431,769		$	-----	(5)		$1,431,769			$1,431,769			$1,431,769		$1,431,769			$1,431,769
Park Pension Plan(2)		$320,698		$	-----	(5)		$320,698			$320,698			$320,698		$320,698			$320,698
2015 SERP Agreement(3)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	$	-----	(4)	$	-----
Maximum Benefit Split-Dollar Agreement	$	-----		$	-----	(5)	$	-----		$	-----		$	-----	$	-----			$2,353,000
Compensation-Based Split-Dollar Agreement	$	-----		$	-----	(5)	$	-----		$	-----		$	-----	$	-----			$1,139,430
Total		$1,752,467		$	-----	(5)		$1,752,467			$1,752,467			$1,752,467		$2,873,966			$6,366,396
Matthew R. Miller
Value of PBRSUs(1)	$	-----		$	-----	(5)	$	-----		$	-----		$	-----		$1,407,616			$1,407,616
Park KSOP		$893,827		$	-----	(5)		$893,827			$893,827			$893,827		$893,827			$893,827
Park Pension Plan(2)		$198,462		$	-----	(5)		$198,462			$198,462			$198,462		$198,462			$198,462
2015 SERP Agreement(3)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	$	-----	(4)	$	-----
2020 SERP Agreement(3)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	(4)	$	-----	$	-----	(4)	$	-----
Maximum Benefit Split-Dollar Agreement	$	-----		$	-----	(5)	$	-----		$	-----		$	-----	$	-----			$3,653,000
Compensation-Based Split-Dollar Agreement	$	-----		$	-----	(5)	$	-----		$	-----		$	-----	$	-----			$1,994,485
Total		$1,092,289		$	-----	(5)		$1,092,289			$1,092,289			$1,092,289		$2,499,905			$8,147,390

________________________
(1)    The amount shown reflects the aggregate value of PBRSUs which would vest in the case of early retirement, normal retirement, disability or death.
(2)    The amount shown reflects the estimated lump-sum present value of the benefits to which the NEO would be entitled under the Park Pension Plan.
(3)    In each case, the amount shown reflects the present value of the accumulated benefit that would be paid to the NEO under his 2008 SERP Agreement, his 2015 SERP Agreement or his 2020 SERP Agreement, as appropriate.
(4)    If a change in control were to have occurred before an NEO’s termination of employment, he would be entitled to receive his 2015 SERP Full Benefit, the present value of which was $2,483,850 for Mr. Trautman, $1,038,000 for Mr. Burt and $442,230 for Mr. Miller, in each case as of December 31, 2024. In addition, Mr. Trautman would be entitled to receive his 2008 SERP Full Benefit, the present value of which was $1,598,417 as of December 31, 2024, and Mr. Miller would be entitled to receive his 2020 SERP Full Benefit, the present value of which was $689,650 as of December 31, 2024.
(5)    Since, as of December 31, 2024, neither Mr. Burt nor Mr. Miller had reached age 55, they were not eligible for early retirement. However, if Mr. Burt or Mr. Miller had retired on December 31, 2024, he would have been eligible to receive the same payments as those identified in the column captioned “Voluntary Termination on 12/31/2024.”
Vesting of PBRSUs upon Change in Control
If a change in control had occurred as of December 31, 2024:
•each NEO’s outstanding PBRSUs granted during the 2024 fiscal year would have vested as though the cumulative ROAA of Park as compared to the cumulative ROAA results of the $5 Billion to $15 Billion Industry Index had been achieved at the level of achievement (i.e., the percentile of the $5 Billion to $15 Billion Industry Index) which would have been achieved if the performance period had begun on January 1, 2024 and ended on December 31, 2024;
•each NEO’s outstanding PBRSUs granted during the 2023 fiscal year would have vested as though the cumulative ROAA of Park as compared to the cumulative ROAA results of the $3 Billion to $10 Billion Industry Index had been achieved at the level of achievement (i.e., the percentile of the $3 Billion to $10 Billion Industry Index) which would have been achieved if the performance period had begun on January 1, 2023 and ended on December 31, 2024;
•each NEO’s outstanding PBRSUs granted during the 2022 fiscal year would have vested as though the cumulative ROAA of Park as compared to the cumulative ROAA results of the $3 Billion to $10 Billion Industry Index had been achieved at the level of achievement (i.e., the percentile of the $3 Billion to $10 Billion Industry Index) which would have been achieved if the performance period had begun on January 1, 2022 and ended on December 31, 2024; and
•each NEO’s outstanding PBRSUs granted prior to the 2021 fiscal year and still subject to a service-based vesting requirement as of December 31, 2024, would have vested. The following table shows the aggregate number of PBRSUs which would have vested for each

NEO and the market value of the PBRSUs which would have vested, based on the $171.43 closing price of the Park common shares on December 31, 2024.

	Aggregate Number of PBRSUs Which Would Have Vested	Aggregate Market Value of PBRSUs Which Would Have Vested
David L. Trautman	16,501	$2,828,719
Brady T. Burt	8,685	$1,488,946
Matthew R. Miller	11,575	$1,984,377
Pay Versus Performance
Pay Versus Performance Table for 2024

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Summary Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (8) (Thousands)	Return on Average Assets (9)
					TSR (5)	Peer Group TSR (6)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$2,661,074	$3,349,574	$1,407,785	$1,914,548	200.35	127.63	$151,420	1.53%
2023	$2,192,185	$1,870,320	$1,160,482	$1,051,023	150.69	107.78	$126,734	1.27%
2022	$2,181,048	$2,248,196	$1,234,154	$1,380,278	155.16	108.78	$148,351	1.48%
2021	$2,325,563	$2,920,912	$1,194,058	$1,692,738	145.96	109.30	$153,945	1.56%
2020	$2,110,992	$1,881,764	$1,114,571	$1,077,474	107.67	83.22	$127,923	1.38%
________________________
(1)    The dollar amounts reported in column (b) are the amounts of total compensation reported for David L. Trautman (our Chairman/CEO) for each corresponding year in the “Total” column of the “Summary Compensation Table for 2024.”
(2)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Trautman, as computed in accordance with Item 402(v) of SEC Regulation S-K. The dollar amounts reported do not reflect the actual amount of compensation earned by or paid to Mr. Trautman during the applicable year. In accordance with the requirements of Item 402(v) of SEC

Regulation S-K, the following adjustments were made to Mr. Trautman's total compensation for each year to determine the compensation actually paid to Mr. Trautman:

Year	Reported Summary Compensation Table Total for PEO	Reported Grant Date Fair Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Change in the Actuarial Present Value of Pension Benefits (c)	Pension Benefit Adjustments (d)	Compensation Actually Paid to PEO
2024	$2,661,074	$(766,792)	$1,612,135	$(317,166)	$160,323	$3,349,574
2023	$2,192,185	$(552,751)	$457,737	$(422,037)	$195,186	$1,870,320
2022	$2,181,048	$(416,963)	$606,073	$(303,373)	$181,411	$2,248,196
2021	$2,325,563	$(420,040)	$1,153,006	$(489,412)	$351,795	$2,920,912
2020	$2,110,992	$(368,568)	$373,873	$(569,153)	$334,620	$1,881,764
(a)The “reported grant date fair value of equity awards” represents the amount reported in the "Stock Awards" column in the “Summary Compensation Table for 2024” for the applicable year.
(b)The “equity award adjustments” for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that were outstanding and unvested as of the end of the applicable year; (iii) for equity awards that were granted and vested in the same applicable year, the fair value of the equity awards as of the vesting date; (iv) for equity awards granted in prior years that vested in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of the equity awards; (v) for equity awards granted in prior years that were determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such equity awards or included in any other component of total compensation for the applicable year. The fair value for all unvested equity awards is based on the expected vesting percentile of PBRSUs for a given year which would be earned under the PBRSU award granted pursuant to the 2017 Employees LTIP. The amounts deducted or added in calculating the “equity award adjustments” are as follows:

Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Dollar Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2024	$1,140,290	$454,531	$0	$17,314	$0	$0	$1,612,135
2023	$575,043	$(27,503)	$0	$(89,803)	$0	$0	$457,737
2022	$490,234	$123,446	$0	$(7,607)	$0	$0	$606,073
2021	$614,596	$447,481	$0	$90,929	$0	$0	$1,153,006
2020	$404,919	$67,206	$0	$(98,252)	$0	$0	$373,873
(c)The amounts included in this column are the amounts reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the “Summary Compensation Table for 2024” for each applicable year.
(d)The total “pension benefit adjustments” for each applicable year include the aggregate of three components: (i) the actuarially determined pension service cost for services rendered by Mr. Trautman during the applicable year (the “Pension Service Cost”); (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “Pension Prior Service Cost”); and (iii) the SERP service cost ("SERP Service Cost") for services rendered by Mr. Trautman during the applicable year, in each case, calculated in accordance with U.S. GAAP. The amounts added in calculating the pension benefit adjustments are as follows:

Year	Pension Service Cost	Pension Prior Service Cost	SERP Service Cost	Total Pension Benefit Adjustments
2024	$27,936	$0	$132,387	$160,323
2023	$25,383	$0	$169,803	$195,186
2022	$33,441	$0	$147,970	$181,411
2021	$34,511	$0	$317,284	$351,795
2020	$30,999	$0	$303,621	$334,620
(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for Park’s NEOs as a group (excluding Mr. Trautman) in the “Total” column of the “Summary Compensation Table for 2024” in each applicable year. The names of the NEOs (excluding Mr. Trautman) included for purposes of calculating the average amounts in each applicable year are Brady T. Burt (our CFO) and Matthew R. Miller (our President).

(4)    The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Trautman), as computed in accordance with Item 402(v) of SEC Regulation S-K. The names of the NEOs (excluding Mr. Trautman) included for purposes of calculating the average amounts in each applicable year are Brady T. Burt and Matthew R. Miller. The dollar amounts reported do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Trautman) during the applicable year. In accordance with the requirements of Item 402(v) of SEC Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Trautman) for each year to determine the compensation actually paid, using the same methodology described above in footnote (2):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Grant Date Fair Value of Equity Awards	Average Equity Award Adjustments (a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$1,407,785	$(423,487)	$931,731	$(61,481)	$60,000	$1,914,548
2023	$1,160,482	$(324,156)	$260,033	$(108,778)	$63,442	$1,051,023
2022	$1,234,154	$(293,149)	$423,049	$(56,367)	$72,591	$1,380,278
2021	$1,194,058	$(297,529)	$794,241	$(82,172)	$84,140	$1,692,738
2020	$1,114,571	$(261,069)	$281,069	$(134,799)	$77,702	$1,077,474
(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Dollar Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2024	$629,763	$289,704	$0	$12,264	$0	$0	$931,731
2023	$337,229	$(19,463)	$0	$(57,733)	$0	$0	$260,033
2022	$344,662	$83,621	$0	$(5,234)	$0	$0	$423,049
2021	$435,339	$289,170	$0	$69,732	$0	$0	$794,241
2020	$286,818	$42,162	$0	$(47,911)	$0	$0	$281,069

(b)The amounts added in calculating the total average pension benefit adjustments are as follows:

Year	Average Pension Service Cost	Average Pension Prior Service Cost	Average SERP Service Cost	Total Average Pension Benefit Adjustments
2024	$22,571	$0	$37,429	$60,000
2023	$19,635	$0	$43,807	$63,442
2022	$30,996	$0	$41,595	$72,591
2021	$31,898	$0	$52,242	$84,140
2020	$27,709	$0	$49,993	$77,702
(5)    Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (determined in accordance with Item 402(v) of SEC Regulation S-K), assuming dividend reinvestment, and the difference between Park’s common share price at the end and the beginning of the measurement period by Park’s common share price at the beginning of the measurement period.
(6)    Represents the weighted peer group cumulative TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each measurement period for which a return is indicated. The peer group used for this purpose is Park's Regional Compensation Peer Group as defined in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis.”
(7)    The Regional Compensation Peer Group as defined in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” in Park's Proxy Statement for the 2025 Annual Meeting was slightly modified from the Regional Compensation Peer Group as defined in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” in Park's Proxy Statement for each of the 2024 Annual Meeting, the 2023 Annual Meeting, the 2022 Annual Meeting and the 2021 Annual Meeting of Shareholders. QCR Holdings was removed and replaced with Stock Yards Bancorp. Had Park retained the previous peer group then the cumulative total shareholder return, assuming a fixed investment of $100 on January 1, 2020, would have been $82.74, $107.59, $106.44, $107.15, and $126.16 in 2020, 2021, 2022, 2023, and 2024, respectively.
(8)    The dollar amounts reported represent the amount of net income (in thousands) reflected in Park’s audited consolidated financial statements for the applicable year.
(9)    Return on Average Assets (“ROAA”) is defined as net income divided by average assets, in each case during the applicable year. While Park uses numerous financial and non-financial performance measures for the purpose of evaluating performance for Park’s compensation programs, Park has determined that ROAA is the financial performance measure that, in Park’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in this table) used by Park to link compensation actually paid to Park’s NEOs for the most recently completed fiscal year, to Park’s performance.
Financial Performance Measures
As described in greater detail in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” Park’s executive compensation program includes variable components in the form of annual incentive compensation and long-term incentive awards. The metrics that Park uses for both annual incentive compensation and long-term incentive awards are selected based on an objective of incentivizing our NEOs to increase shareholder value. Changes in shareholder value are reflected in compensation actually paid above through the fair value of Park’s equity awards. Compensation actually paid for 2021 reflects an increase in the fair value of these equity awards as a result of an increase in Park’s common share price from $105.01 at December 31, 2020 to $137.31 at December 31, 2021. Compensation actually paid for 2022 reflects an increase in the fair value of these equity awards as a result of an increase in Park’s common share price from $137.31 at December 31, 2021 to $140.75 at December 31, 2022. Compensation actually paid for 2023 reflects a decrease in the fair value of these equity awards as a result of a decrease in Park’s common share price from $140.75 at December 31, 2022 to $132.86 at December 31, 2023, partially offset by an increase in the estimated vesting percentile. Compensation actually paid for 2024 reflects an increase in the fair value of these equity awards as a result of an increase in Park’s common share price from $132.86 at December 31, 2023 to $171.43 at December 31, 2024. The most important financial performance measures used by Park to link executive compensation actually paid to the NEOs for the most recently completed fiscal year, to Park’s performance are as follows:
•ROAA
•Diluted EPS
•PTPP ROATE
•PTPP ROATA
•Efficiency Ratio
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” Park’s executive compensation program includes variable components in the form of annual incentive compensation and long-term incentive awards. While Park utilizes several performance measures to align executive compensation with Park’s performance, all of those measures are not presented in the “Pay Versus Performance Table for 2024.” Moreover, Park generally seeks to incentivize long-term performance and, therefore, does not specifically align Park’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of SEC Regulation S-K) for a particular year. In accordance with Item 402(v) of SEC Regulation S-K, Park is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance Table for 2024.”
Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Trautman and the average amount of compensation actually paid to Park’s NEOs as a group (excluding Mr. Trautman) is generally aligned with Park’s cumulative TSR over the five years presented in the “Pay Versus Performance Table for 2024.” The alignment of compensation actually paid with Park’s cumulative TSR over the period presented is due to the fact that a significant portion of the compensation actually paid to Mr. Trautman and to the other NEOs is comprised of equity awards. As described in more detail in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” the estimated grant date fair value of the target PBRSU award in 2024 was approximately

32% of total direct compensation for Mr. Trautman and approximately 29% and 32% of total direct compensation for Mr. Burt and Mr. Miller, respectively.

For each of the five years presented in the “Pay Versus Performance Table for 2024,” Park’s cumulative TSR exceeded that of the Regional Compensation Peer Group as defined in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis.” The following table details Park’s cumulative TSR in comparison to the Regional Compensation Peer Group cumulative TSR for each of the measurement periods (determined in accordance with Item 402(v) of SEC Regulation S-K).

Compensation Actually Paid and Net Income
As demonstrated by the following table, the amount of compensation actually paid to Mr. Trautman and the average amount of compensation actually paid to Park’s NEOs as a group (excluding Mr. Trautman) is generally aligned with Park’s net income over the five years presented in the “Pay Versus Performance Table for 2024.” While Park does not use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measures of Diluted EPS, PTPP ROATE and PTPP ROATA, which Park does use in setting goals for annual incentive compensation, and ROAA, which Park does use in determining the vesting of PBRSUs that are awarded to the NEOs and as a discretionary factor in determining the amount of annual incentive compensation earned. As described in more detail in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” the target annual incentive compensation as a percent of 2023 base salary was 60% for Mr. Trautman and 50% for each of Mr. Burt and Mr. Miller.

Compensation Actually Paid and ROAA
As described in more detail in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” the number of PBRSUs earned is based on the cumulative ROAA for a three-fiscal-year performance period. Additionally, ROAA is used as a discretionary factor in determining the amount of annual incentive compensation earned. As demonstrated by the following table, the amount of compensation actually paid to Mr. Trautman and the average amount of compensation actually paid to Park’s NEOs as a group (excluding Mr. Trautman) is generally aligned with Park’s ROAA over each of the five years presented in the “Pay Versus Performance Table for 2024.”

Diluted EPS, PTPP ROATE, PTPP ROATA and Efficiency Ratio
As described in more detail in the section captioned “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis,” the amount of annual incentive compensation earned is based on Park’s performance against preset goals for diluted EPS, PTPP ROATE, PTPP ROATA, and the efficiency ratio. The combination of these factors is considered; thus, the amount of compensation actually paid to Mr. Trautman and the average amount of compensation actually paid to Park’s NEOs as a group (excluding Mr. Trautman) is not necessarily aligned with each factor individually. The following tables detail Park’s performance with respect to each of these metrics in comparison to the amount of compensation actually paid for each of the years presented.

EQUITY COMPENSATION PLAN INFORMATION
As of December 31, 2024, Park had two compensation plans under which common shares of Park are authorized for issuance to directors, officers or employees of Park and of Park’s subsidiaries in exchange for consideration in the form of goods or services – the 2017 Employees LTIP and the 2017 Non-Employee Directors LTIP. In addition, Park maintains the Park KSOP, which is intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code. Each of the 2017 Employees LTIP and the 2017 Non-Employee Directors LTIP was approved by the shareholders of Park.
The following table shows the number of common shares issuable upon the vesting of outstanding PBRSUs and the aggregate number of common shares remaining available for awards under the 2017 Employees LTIP and the 2017 Non-Employee Directors LTIP, in each case at December 31, 2024.

Plan category	(a) Number of common shares to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2)	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding common shares reflected in column (a))
Equity compensation plans approved by shareholders	186,020	–	270,000
Equity compensation plans not approved by shareholders	–	–	–
Total	186,020	–	270,000
________________________
(1)    Includes (i) an aggregate of 28,339 common shares underlying PBRSUs granted under the 2017 Employees LTIP during the 2021 fiscal year; (ii) an aggregate of 46,893 common shares underlying PBRSUs granted under the 2017 Employees LTIP during the 2022 fiscal year; (iii) an aggregate of 52,073 common shares underlying PBRSUs granted under the 2017 Employees LTIP during the 2023 fiscal year; and (iv) an aggregate of 58,715 common shares underlying PBRSUs granted under the 2017 Employees LTIP during the 2024 fiscal year. The number of common shares underlying PBRSUs disclosed in the preceding sentence represents the maximum number of PBRSUs that could be earned with respect to outstanding awards granted under the 2017 Employees LTIP during each fiscal year. The target number (which is also the threshold number) of PBRSUs that could be earned with respect to outstanding awards granted under the 2017 Employees LTIP during the 2022 fiscal year, the 2023 fiscal year and the 2024 fiscal year is 31,262, 34,715, and 39,143, respectively.
(2)    Weighted-average exercise price does not apply to the outstanding PBRSUs since they require no cash contribution upon the vesting of the PBRSUs and the subsequent issuance of Park common shares.
DIRECTOR COMPENSATION
Park uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Park Board of Directors. To align the interests of the Park directors and the Park shareholders, Park’s Regulations require that all directors of Park be shareholders. Park does not have a requirement which addresses the number of common shares that need to be retained by directors.
Cash Compensation
The following table sets forth the annual cash retainers paid by Park on or about April 23, 2024 to the individuals then serving as non-employee directors of Park for services to be rendered during the period from April 23, 2024 to April 28, 2025 by such individuals in their respective capacities as:

(i) members of the Board of Directors of both Park and Park National Bank; (ii) members of committees of the Board of Directors of Park; (iii) members of committees of the Board of Directors of Park National Bank; and (iv) members of the advisory board of directors of one of the divisions of Park National Bank. The annual cash retainers to be paid by Park on or about April 29, 2025 to the individuals then serving as non-employee directors of Park for services to be rendered from April 29, 2025 to April 27, 2026 by such individuals in the capacities identified in the following table will be the same as those for the period from April 25, 2023 to April 22, 2024, with the only exception being the discontinuation of Advisory Board Directors receiving cash compensation.

Annual Retainers:
Annual Retainer for Board of Director Members: (serving as a director of both Park and Park National Bank)	$40,000
Lead Director Additional Annual Retainer	$25,000
Annual Retainer for Committee Chairs:
Audit Committee (Joint committee for Park and Park National Bank)	$15,000
Compensation Committee (Park only)	$10,000
Executive Committee (Joint committee for Park and Park National Bank)	$25,000
Nominating Committee (Park only)	$10,000
Risk Committee (Park only)	$10,000
Trust Committee (Park National Bank only)	$10,000
Annual Retainer for Other Committee Members:
Audit Committee (Joint committee for Park and Park National Bank)	$7,500
Compensation Committee (Park only)	$5,000
Executive Committee (Joint committee for Park and Park National Bank)	$20,000
Nominating Committee (Park only)	$5,000
Risk Committee (Park only)	$5,000
Trust Committee (Park National Bank only)	$5,000
Additional Annual Retainer of Members of an Advisory Board of Directors	$7,500
Annual Retainers Payable in Common Shares
Each individual then serving as a non-employee director of Park and Park National Bank received, on the date of the regular meeting of the Park Board of Directors held during the fourth quarter of the 2024 fiscal year, an annual retainer, in the form of common shares awarded under the 2017 Non-Employee Directors LTIP, for service as a member of: (i) the Park Board of Directors; (ii) the Park National Bank Board of Directors; and (iii) where applicable, the advisory board of directors of one of the divisions of Park National Bank. The aggregate grant date fair value of the common shares awarded was $40,000. The annual retainer to be paid in common shares awarded under the 2017 Non-Employee Directors LTIP during the fourth quarter of the 2025 fiscal year will increase to $55,000 aggregate grant date fair value. The annual retainer to be paid in common shares awarded under the 2017 Non-Employee Directors LTIP during the fourth quarter of the 2025 fiscal year to Advisory Board Director who is not also a member of the Park and Park National Bank Board of Directors will decrease from $10,000 aggregate grant date fair value as awarded during the fourth quarter of the 2024 fiscal year to $7,500 aggregate grant date fair value to be awarded during the fourth quarter of the 2025 fiscal year.
Other Compensation
In addition to the annual retainers and meeting fees discussed above, non-employee directors also received during the 2024 fiscal year and will continue to receive during the 2025 fiscal year, reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
Split-Dollar Life Insurance Policies
Effective as of December 28, 2007, Donna M. Alvarado, F. William Englefield IV, Robert E. O’Neill, Mark R. Ramser and Leon Zazworsky entered into split-dollar agreements (the “Split-Dollar Agreements”) which amended and restated the split-dollar agreements to which they had been parties. The Split-Dollar Agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code.
Under the terms of each Split-Dollar Agreement, Park National Bank owns the life insurance policy to which the Split-Dollar Agreement relates. Each individual party to a Split-Dollar Agreement has the right to designate the beneficiary(ies) to whom a portion of the death proceeds of the policy are to be paid in accordance with the terms of the Split-Dollar Agreement. Upon the death of the individual, his or her beneficiary(ies) will be entitled to an amount equal to the lesser of (i) $100,000 or (ii) 100% of the difference between the total death proceeds under the policy and the cash surrender value of the policy (such difference being referred to as the “Net at Risk Amount”). In no event will the amount payable to an individual’s beneficiary(ies) exceed the Net at Risk Amount in the policy as of the date of the individual’s death. Park National Bank will be entitled to any death proceeds payable under the policy remaining after payment to the individual’s beneficiary(ies).
Change in Control Payments
None of the non-employee directors is entitled to payment of any benefits upon a change in control of Park.
Director Compensation for the 2024 Fiscal Year
The table on the following page summarizes the compensation paid by Park to each individual who served as a non-employee director of Park during the 2024 fiscal year for service on the Park Board of Directors and the Board of Directors of Park National Bank and, where applicable, the advisory board of directors of a division of Park National Bank. Dollar amounts have been rounded up to the nearest whole dollar.

Director Compensation for 2024

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Donna M. Alvarado	$70,000	$40,156	$0	$1,415(3)	$111,571
Frederic M. Bertley, Ph.D.	$50,000	$40,156	$0	$0	$90,156
C. Daniel DeLawder(4)	$75,000	$40,156	N/A	N/A(4)	$115,156
F. William Englefield IV	$70,000	$40,156	$0	$611(3)	$110,767
Kelly K. Gratz	$45,000	$40,156	$0	$0	$85,156
Jason N. Judd	$65,000	$40,156	$0	$0	$105,156
Stephen J. Kambeitz	$65,000	$40,156	$0	$0	$105,156
Timothy S. McLain	$60,000	$40,156	$0	$0	$100,156
D. Byrd Miller III	$60,000	$40,156	$0	$0	$100,156
Karen Morrison	$45,000	$40,156	$0	$0	$85,156
Robert E. O’Neill	$77,500	$40,156	$0	$346(3)	$118,002
Mark R. Ramser	$57,500	$40,156	$0	$605(3)	$98,261
Leon Zazworsky	$95,000	$40,156	$0	$1,284(3)	$136,440
________________________
(1)    David L. Trautman, and Matthew R. Miller are not included in this table as they are executive officers of Park and Park National Bank and, therefore, receive no compensation for their services as directors. The compensation received by Mr. Trautman and Mr. Miller as executive officers of Park and Park National Bank is shown in the “Summary Compensation Table for 2024.”
(2)    Represents (a) the number of common shares granted on October 28, 2024, in the form of an annual retainer under the 2017 Non-Employee Directors LTIP, times (b) the closing price of Park’s common shares on NYSE American on October 25, 2024 (the last trading day prior to the grant date) of $166.62. This amount also represents the grant date fair value of the common shares awarded computed in accordance with FASB ASC Topic 718.
(3)    Reflects the amount of premium deemed to have been paid on behalf of the named individual under the split-dollar life insurance policy maintained on his/her behalf.
(4)    C. Daniel DeLawder retired as an executive officer of Park and Park National Bank, and as an employee of Park National Bank, on June 30, 2021. The annual supplemental retirement benefits under each of Mr. DeLawder’s Amended and Restated Supplemental Executive Retirement Benefits Agreement entered into with Park effective as of February 18, 2008 and amended as of October 1, 2019, in the amount of $127,900, and his Supplemental Executive Retirement Benefits Agreement entered into with Park National Bank effective as of June 15, 2015 and amended as of October 1, 2019, in the amount of $56,700, began in February of 2022 and will continue on or before each anniversary of March 1, 2022. These annual supplemental retirement benefits are not included in this table as they relate to Mr.

DeLawder’s service as an executive officer of Park and Park National Bank and as an employee of Park National Bank.
The “Death Benefit” under Mr. DeLawder’s Amended and Restated Split-Dollar Agreement entered into with Park National Bank effective as of June 15, 2015 (his Maximum Benefit Split-Dollar Agreement) was $2,597,873 as of December 31, 2024. Mr. DeLawder’s share of the proceeds under the life insurance policies subject to his Amended and Restated Split-Dollar Agreement entered into with Park National Bank effective as of June 15, 2015 (his Compensation-Based Split-Dollar Agreement) would have been $1,952,668 if computed as of December 31, 2024. Since Mr. DeLawder’s benefits under his Maximum Benefit Split-Dollar Agreement and his Compensation-Based Split-Dollar Agreement relate to Mr. DeLawder’s service as an executive officer of Park and Park National Bank and as an employee of Park National Bank, they are not included in this table. The aggregate amounts of the premiums deemed to have been paid during the 2024 fiscal year on behalf of Mr. DeLawder for the life insurance policies related to his Maximum Benefit Split-Dollar Agreement and his Compensation-Based Split-Dollar Agreement were $17,640 and $15,699, respectively.
RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)
Crowe LLP has served as Park’s independent registered public accounting firm since March 15, 2006. Crowe LLP audited Park’s consolidated financial statements as of and for the fiscal year ended December 31, 2024, and the effectiveness of Park’s internal control over financial reporting as of December 31, 2024. Representatives of Crowe LLP are expected to be present at the virtual Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The appointment of Park’s independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee evaluates Crowe LLP’s qualifications, performance and independence in accordance with regulatory requirements and guidance. As part of this evaluation, factors considered by the Audit Committee include: Crowe LLP’s capabilities and expertise; the recent performance of Crowe LLP on Park’s audit; the assessment by Park’s management of Crowe LLP’s performance; the external data on audit quality, including results of recent PCAOB reports on Crowe LLP and its peers; Crowe LLP’s independence; the terms of the audit engagement; and the quality and candor of Crowe LLP’s communications to the Audit Committee. Subject to ratification by the shareholders of Park, the Audit Committee has unanimously appointed Crowe LLP as the independent registered public accounting firm to audit Park’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2025. Park has determined to submit the appointment of the independent registered public accounting firm for the 2025 fiscal year to the shareholders of Park for ratification because of such firm’s role in reviewing the quality and integrity of Park’s consolidated financial statements and internal control over financial reporting.
Recommendation
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE PARK SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP.

Even if the appointment of Crowe LLP is ratified by the Park shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Crowe LLP and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of Crowe LLP is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.
AUDIT COMMITTEE MATTERS
Report of the Audit Committee for the Fiscal Year Ended December 31, 2024
Role of the Audit Committee, the Independent Registered Public Accounting Firm and
Park’s Management
The Audit Committee consists of five directors, each of whom qualifies as an independent director under the applicable NYSE American Rules and Exchange Act Rule 10A-3 and as an outside director independent of management under the applicable FDIC Regulations. The Audit Committee operates under the Audit Committee Charter adopted by the Board of Directors. The Audit Committee is responsible for assisting the Board of Directors in the oversight of the accounting and financial reporting processes of Park and Park’s subsidiaries. In particular, the Audit Committee assists the Board of Directors in providing independent, objective oversight of: (i) the integrity of Park’s consolidated financial statements and the effectiveness of Park’s systems of disclosure controls and procedures and internal control over financial reporting; (ii) the legal and regulatory compliance and ethics programs established by Park’s management and the Board of Directors; (iii) the qualifications and independence of Park’s independent registered public accounting firm; (iv) the performance of Park’s independent registered public accounting firm and Park’s Internal Audit Department; (v) compliance with Park’s Code of Business Conduct and Ethics; (vi) Park’s major financial risk exposures and the steps Park’s management has taken to monitor and control such exposures; and (vii) the annual independent audit of Park’s consolidated financial statements.
The Audit Committee is responsible for the appointment, compensation and oversight of the work of Park’s independent registered public accounting firm. On an annual basis, the Audit Committee evaluates the qualifications, performance, tenure and independence of Crowe LLP and determines, after also considering the impact of a change in Park’s independent registered public accounting firm, whether to re-engage Crowe LLP. Crowe LLP, together with its predecessors, has served as Park’s independent registered public accounting firm since 2006. Crowe LLP rotates its lead audit engagement partner every five years and the Audit Committee takes a lead role in the process of evaluating and selecting the new lead audit engagement partner. The Audit Committee believes there are benefits to having an independent registered public accounting firm with an extensive history with Park, including higher quality audit work and accounting advice due to Crowe LLP’s institutional knowledge of Park’s business and operations, accounting policies and financial systems, and internal control framework, as well as operational efficiencies. As discussed below, Crowe LLP is subject to independence controls that mitigate the risks that may be associated with long auditor tenure. Crowe LLP was appointed by the Audit Committee to serve as Park’s independent registered public accounting firm for the 2025 fiscal year.
During the 2024 fiscal year, the Audit Committee met ten times, and the Audit Committee discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings with the SEC with Park’s management and Crowe LLP prior to public release.

Park’s management has the primary responsibility for the preparation, presentation and integrity of Park’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by Park and Park’s subsidiaries and for the accounting and financial reporting processes, including the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. Park’s management also has the responsibility for the preparation of an annual report on management’s assessment of the effectiveness of Park’s internal control over financial reporting. Park’s independent registered public accounting firm is responsible for performing an audit of Park’s annual consolidated financial statements and Park’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and issuing its report thereon based on such audit and for reviewing Park’s unaudited interim consolidated financial statements. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.
In discharging its oversight responsibilities, the Audit Committee regularly met with Park’s management, Crowe LLP and Park’s internal auditors throughout the 2024 fiscal year. The Audit Committee often met with each of these groups in executive session. Throughout the relevant period, the Audit Committee had full access to management as well as to Crowe LLP and Park’s internal auditors. To fulfill its responsibilities, the Audit Committee did, among other things, the following:
•reviewed the work performed by Park’s Internal Audit Department;
•monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable regulatory requirements, reviewed a report from Park’s management and Park’s Internal Audit Department regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed an audit report from Crowe LLP regarding Park’s internal control over financial reporting;
•considered the potential effects of new accounting standards and initiatives and changes to the audit process;
•reviewed the audit plan and scope of the audit with Crowe LLP and discussed with Crowe LLP the matters required to be discussed in accordance with the applicable requirements of the PCAOB, including Auditing Standard 1301 (Communications with Audit Committees), and of the SEC;
•reviewed and discussed with Crowe LLP the latter’s audit report and expected CAMs;
•reviewed and discussed with Park’s management and Crowe LLP the consolidated financial statements of Park for the 2024 fiscal year;
•reviewed management’s representations that the consolidated financial statements of Park for the 2024 fiscal year were prepared in accordance with U.S. GAAP and fairly present the consolidated results of operations and financial position of Park and Park’s subsidiaries;
•reviewed the presentation of non-U.S. GAAP financial measures and metrics to understand how they are used to evaluate performance and whether they are consistently prepared and presented from period to period in accordance with Park’s related policies and disclosure controls and procedures and in compliance with SEC rules and interpretations;

•received the written disclosures and the letter from Crowe LLP required by applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence, and discussed with Crowe LLP that firm’s independence;
•reviewed all audit and non-audit services performed for Park and Park’s subsidiaries by Crowe LLP and considered whether the provision of non-audit services was compatible with maintaining that firm’s independence from Park and Park’s subsidiaries; and
•discussed, with Park’s management and Park’s Internal Audit Department, Park’s systems to monitor and manage business risk, and Park’s legal and ethical compliance programs.
Management’s Representations and Audit Committee Recommendation
Park’s management has represented to the Audit Committee that Park’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2024, were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and with Crowe LLP.
Based on the Audit Committee’s discussions with Park’s management and with Crowe LLP and the Audit Committee’s review of the report of Crowe LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that Park’s audited consolidated financial statements be included in Park’s 2024 Form 10-K for filing with the SEC.
Submitted by members of the Audit Committee:

Jason N. Judd (Chair)	Timothy S. McLain
Kelly Gratz	D. Byrd Miller III
Robert E. O’Neill
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm employed by Park in order to ensure that those services do not impair that firm’s independence from Park. The SEC rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.
Consistent with the SEC rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by Park’s independent registered public accounting firm to Park or any of Park’s subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at that Committee’s next scheduled meeting.
All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and Park’s Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC rules governing the independence of the independent registered public accounting firm.
Fees of Independent Registered Public Accounting Firm
Audit Fees
The aggregate audit fees billed by Crowe LLP for the 2024 fiscal year and the 2023 fiscal year were approximately $951,000 and $941,500, respectively. These amounts include fees for professional services rendered by Crowe LLP in connection with the audit of Park’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in Park’s Quarterly Reports on Form 10-Q.
Audit-Related Fees
The aggregate fees for audit-related services rendered by Crowe LLP for the 2024 fiscal year and the 2023 fiscal year were approximately $145,500 and $153,000, respectively. These amounts include fees for audits of the Park Pension Plan and the Park KSOP and fees for an internal controls report for the Wealth Management Department of Park National Bank.
Tax Fees
For each of the 2024 fiscal year and the 2023 fiscal year, no fees for tax services were paid to Crowe LLP.
All Other Fees
For each of the 2024 fiscal year and the 2023 fiscal year, no fees other than those discussed above under “Audit Fees” and “Audit-Related Fees” were paid to Crowe LLP.
All of the services rendered to Park and Park’s subsidiaries by Crowe LLP for the 2024 fiscal year and the 2023 fiscal year had been pre-approved by the Audit Committee.
ADOPTION OF AMENDMENT TO PARK’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED PARK COMMON SHARES
(Proposal 4)
The Board of Directors believes that it is in the best interests of Park and its shareholders to increase the number of authorized Park common shares. The additional Park common shares would be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by Park's shareholders, except as may be required by applicable laws or regulations or by the rules of NYSE American or any other stock exchange on which Park's common shares are traded at the time of issuance. This flexibility will enhance Park's ability to issue shares to meet a variety of business needs as they may arise, including stock dividends, stock splits, dividend reinvestment, acquisitions, employee benefit programs, or other corporate purposes. Although the Board of Directors may periodically consider transactions as those listed above, it currently has no agreements, commitments or definitive plans to issue additional common shares, other than shares currently reserved for issuance.

Because the holders of Park common shares do not have preemptive rights, the issuance of common shares otherwise than on a pro-rata basis to all current stockholders could reduce the current holders' proportionate interests. The newly authorized shares, once issued, will have the same terms and grant holders the same rights as shares presently outstanding. While the issuance of shares in certain instances may have the effect of making a takeover of, or other acquisition transaction involving Park more difficult or costly, the Board of Directors does not intend or view the increase in authorized common shares as an anti-takeover measure, nor is Park aware of any proposed or pending transaction of this type.
If the proposed amendment to the Certificate of Incorporation is approved, the first sentence of Article FOURTH of the Amended Articles will be amended in its entirety to read as follows:
FOURTH: The authorized number of shares of the Corporation shall be Forty Million Two Hundred Thousand (40,200,000), consisting of Forty Million (40,000,000) common shares, each without par value (the “common shares”), and Two Hundred Thousand (200,000) preferred shares, each without par value (the “preferred shares”).
If the proposed amendment to Article FOURTH is adopted by Park’s shareholders at the Annual Meeting, Park will file with the Secretary of State of the State of Ohio, as soon as reasonably practicable after the Annual Meeting, a certificate of amendment evidencing such adoption, and the amendment will be effective as of the date of such filing.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE PARK SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED PARK COMMON SHARES.
SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING
Proposals by shareholders intended to be presented at the 2026 Annual Meeting must be received by the Secretary of Park no later than November 10, 2025, to be eligible for inclusion in Park’s form of proxy, notice of meeting, proxy statement and notice of internet availability of proxy materials, as applicable, relating to the 2026 Annual Meeting. Park will not be required to include in its form of proxy, notice of meeting, proxy statement or notice of internet availability of proxy materials, as applicable, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable SEC rules. In addition, in order to comply with the universal proxy rules, shareholders who intend to solicit proxies for the 2026 Annual Meeting in support of director nominees other than Park’s nominees must provide notice to Park that sets forth the information required by Exchange Act Rule 14a-19 no later than February 27, 2026.
Park’s Regulations establish advance notice procedures with regard to shareholder proposals that are not submitted for inclusion in Park’s proxy materials, but that a shareholder wishes to present directly at an annual meeting. In order to be considered timely, written notice of shareholder proposals that are to be presented at an annual meeting must be delivered to, or mailed and received by Brady T. Burt, Park’s Chief Financial Officer, Secretary and Treasurer, at 51 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500, not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting of shareholders. However, if the date of the annual meeting of shareholders is held on a date more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be delivered, or mailed and received, not earlier than the 90th day prior to such annual meeting of shareholders and not later than the 60th day prior to such annual meeting of shareholders or, if the first Public Announcement (as defined in Park’s Regulations) of such annual meeting of shareholders is less than 100 days prior to the date of the annual meeting of shareholders, not later than the 10th day following the day on which Public Announcement is first made. Written notice of shareholder proposals must contain the information set forth in Park’s Regulations. These advance notice procedures are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy materials under the rules of the SEC described in the prior paragraph. The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2026 Annual Meeting without inclusion of that proposal in Park’s proxy materials, and does not notify Park’s Secretary within the aforementioned timeframe, or if Park meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2026 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2026 Annual Meeting.
Shareholders desiring to nominate candidates for election as directors at the 2026 Annual Meeting must follow the procedures described under the heading “Nominating Procedures.”
FUTURE ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORTS
Registered shareholders can further reduce the costs incurred by Park in mailing proxy materials by consenting to receive all future proxy statements, forms of proxy, annual reports to shareholders and notices of internet availability of proxy materials, as applicable, electronically via electronic mail or over the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet. Alternatively, if you received a Notice of Internet Availability for the 2025 Annual Meeting, you may follow the instructions provided in the Notice of Internet Availability.
OTHER MATTERS
As of the date of this proxy statement, the Board of Directors knows of no matter that will be presented for action by Park shareholders at the 2025 Annual Meeting other than those matters discussed in this proxy statement. However, if any other matter requiring a vote of the shareholders properly comes before the 2025 Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their discretion in light of the conditions then prevailing, to the extent permitted under applicable law.

By Order of the Board of Directors,

March [●], 2025	BRADY T. BURT Chief Financial Officer, Secretary and Treasurer

Appendix A

FINANCIAL SERVICES/BANK HOLDING COMPANIES INCLUDED IN
$5 BILLION TO $15 BILLION INDUSTRY INDEX
[NOTE: This preliminary list may be updated if information has changed prior to the printing of this document.]

Financial Services/ Bank Holding Company Name	Home Office Location
1st Source Corporation	South Bend, IN
Alerus Financial Corporation	Grand Forks, ND
Alpine Banks of Colorado	Glenwood Springs, CO
Amalgamated Financial Corp.	New York, NY
Amerant Bancorp Inc.	Coral Gables, FL
BancFirst Corporation	Oklahoma City, OK
BancPlus Corporation	Ridgeland, MS
Bangor Bancorp, MHC	Bangor, ME
Berkshire Hills Bancorp, Inc.	Boston, MA
Big Poppy Holdings, Inc.	Santa Rosa, CA
Bridgewater Bancshares, Inc.	Saint Louis Park, MN
Brookline Bancorp, Inc.	Boston, MA
BTC Financial Corporation	Des Moines, IA
Burke & Herbert Financial Services Corp.	Alexandria, VA
Business First Bancshares, Inc.	Baton Rouge, LA
Byline Bancorp, Inc.	Chicago, IL
Cambridge Financial Group, Inc.	Cambridge, MA
Camden National Corporation	Camden, ME
Canandaigua National Corporation	Canandaigua, NY
Capital Funding Bancorp, Inc.	Baltimore, MD
Capitol Federal Financial, Inc.	Topeka, KS
Central Pacific Financial Corp.	Honolulu, HI
Choice Financial Holdings, Inc.	Fargo, ND
CNB Financial Corporation	Clearfield, PA
Columbia Bank MHC	Fair Lawn, NJ
Community Trust Bancorp, Inc.	Pikeville, KY
ConnectOne Bancorp, Inc.	Englewood Cliffs, NJ
CRB Group, Inc.	Fort Lee, NJ
CrossFirst Bankshares, Inc.	Leawood, KS
CTBC Capital Corp.	Los Angeles, CA
Dime Community Bancshares, Inc.	Hauppauge, NY
Discount Bancorp, Inc.	New York, NY
Dollar Mutual Bancorp	Pittsburgh, PA
Eagle Bancorp, Inc.	Bethesda, MD
Equity Bancshares, Inc.	Wichita, KS
Farmers & Merchants Bancorp	Lodi, CA
Farmers & Merchants Investment, Inc.	Lincoln, NE

Farmers National Banc Corp.	Canfield, OH
FB Corporation	Creve Coeur, MO
FB Financial Corporation	Nashville, TN
Financial Institutions, Inc.	Warsaw, NY
First American Financial Corporation	Santa Ana, CA
First Bancorp	Southern Pines, NC
First Bancshares, Inc.	Merrillville, IN
First Busey Corporation	Champaign, IL
First Commonwealth Financial Corporation	Indiana, PA
First Financial Bankshares, Inc.	Abilene, TX
First Financial Corporation	Terre Haute, IN
First Foundation Inc.	Dallas, TX
First Internet Bancorp	Fishers, IN
First Mid Bancshares, Inc.	Mattoon, IL
First National Bancshares, Inc.	East Lansing, MI
First Security Bancorp	Searcy, AR
FirstSun Capital Bancorp	Denver, CO
Flushing Financial Corporation	Uniondale, NY
Forbright, Inc.	Chevy Chase, MD
German American Bancorp, Inc.	Jasper, IN
Great Southern Bancorp, Inc.	Springfield, MO
Green Dot Corporation	Austin, TX
Hanmi Financial Corporation	Los Angeles, CA
HarborOne Bancorp, Inc.	Brockton, MA
HBT Financial, Inc.	Bloomington, IL
Heritage Commerce Corp	San Jose, CA
Heritage Financial Corporation	Olympia, WA
HomeStreet, Inc.	Seattle, WA
Hometown Financial Group MHC	Easthampton, MA
Horizon Bancorp, Inc.	Michigan City, IN
IFS 1820 Bancorp, MHC	Newburyport, MA
Independent Bank Corporation	Grand Rapids, MI
INTRUST Financial Corporation	Wichita, KS
Johnson Financial Group, Inc.	Racine, WI
Kearny Financial Corp.	Fairfield, NJ
Lakeland Financial Corporation	Warsaw, IN
LendingClub Corporation	San Francisco, CA
Live Oak Bancshares, Inc.	Wilmington, NC
Mercantile Bank Corporation	Grand Rapids, MI
Metropolitan Bank Holding Corp.	New York, NY
Mid Penn Bancorp, Inc.	Harrisburg, PA
Middlesex Bancorp MHC	Natick, MA
Midland States Bancorp, Inc.	Effingham, IL

MidWestOne Financial Group, Inc.	Iowa City, IA
Mutual Bancorp.	Hyannis, MA
National Bank Holdings Corporation	Greenwood Village, CO
NB Bancorp, Inc.	Needham, MA
NBT Bancorp Inc.	Norwich, NY
New York Private Bank & Trust Corporation	New York, NY
NexBank Capital, Inc.	Dallas, TX
Nicolet Bankshares, Inc.	Green Bay, WI
Northfield Bancorp, Inc. (Staten Island, NY)	Woodbridge, NJ
Northpointe Bancshares, Inc.	Grand Rapids, MI
Northwest Bancshares, Inc.	Columbus, OH
OceanFirst Financial Corp.	Red Bank, NJ
OFG Bancorp	San Juan, PR
Ohio Farmers Insurance Company	Westfield Center, OH
Old Second Bancorp, Inc.	Aurora, IL
Origin Bancorp, Inc.	Ruston, LA
Orrstown Financial Services, Inc.	Harrisburg, PA
Park National Corporation	Newark, OH
Pathward Financial, Inc.	Sioux Falls, SD
Peapack-Gladstone Financial Corporation	Bedminster, NJ
Pedcor Financial, LLC	Carmel, IN
Peoples Bancorp Inc.	Marietta, OH
Peoples Financial Services Corp.	Scranton, PA
Premier Financial Corp.	Defiance, OH
QCR Holdings, Inc.	Moline, IL
Republic Bancorp, Inc.	Louisville, KY
S&T Bancorp, Inc.	Indiana, PA
Salem Five Bancorp	Salem, MA
Sandy Spring Bancorp, Inc.	Olney, MD
Shore Bancshares, Inc.	Easton, MD
SmartFinancial, Inc.	Knoxville, TN
SNBNY Holdings Limited	Gibraltar
Southern BancShares (N.C.), Inc.	Mount Olive, NC
Southside Bancshares, Inc.	Tyler, TX
State Bankshares, Inc.	Fargo, ND
Stellar Bancorp, Inc.	Houston, TX
Stock Yards Bancorp, Inc.	Louisville, KY
The ANB Corporation	Terrell, TX
The Bancorp, Inc.	Wilmington, DE
The Bessemer Group, Incorporated	New York, NY
The First Bancshares, Inc.	Hattiesburg, MS
Tompkins Financial Corporation	Ithaca, NY
TriCo Bancshares	Chico, CA

Triumph Financial, Inc.	Dallas, TX
TrustCo Bank Corp NY	Glenville, NY
Univest Financial Corporation	Souderton, PA
Veritex Holdings, Inc.	Dallas, TX
W.T.B. Financial Corporation	Spokane, WA
Washington Trust Bancorp, Inc.	Westerly, RI
Westamerica Bancorporation	San Rafael, CA
Wilson Bank Holding Company	Lebanon, TN

PARK NATIONAL CORPORATION
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

**SCAN TO**
**VIEW MATERIALS & VOTE**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting other than with respect to common shares held in the Park National Corporation Employees Stock Ownership Plan. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on April 27, 2025 for common shares held directly and by 11:59 p.m., Eastern Daylight Saving Time, on April 23, 2025 for common shares held in the Park National Corporation Employees Stock Ownership Plan. Have your proxy card or your Notice of Internet Availability of Proxy Materials in hand when you call and then follow the instructions.

**VOTE BY MAIL**
If you received a printed copy of the proxy materials, fill in, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received no later than April 27, 2025 for common shares held directly and by April 23, 2025 for common shares held in the Park National Corporation Employees Stock Ownership Plan, to be voted at the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62261-P22642 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

**PARK NATIONAL CORPORATION**

**The Board of Directors recommends you vote "FOR" the election of the Board of Directors' nominees in Item 1, and "FOR" each of the proposals under Items 2, 3, and 4.**

1. Election of three directors, each to serve for a term of three years to expire at the 2028 Annual Meeting of Shareholders, and until his successor is duly elected and qualified, or until his earlier resignation, removal from office or death:

| **Nominees:** | For | Against | Abstain |
|---|---|---|---|
| 1a. Donna M. Alvarado | ☐ | ☐ | ☐ |
| 1b. Frederic M. Bertley, Ph.D. | ☐ | ☐ | ☐ |
| 1c. Timothy S. McLain | ☐ | ☐ | ☐ |

**The undersigned shareholder(s) authorize(s) the individuals designated to vote the common shares represented by this proxy card to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Company at the time of solicitation of this proxy) as may properly come before the Annual Meeting.**

Please sign exactly as your name(s) appear(s) hereon. **The signer(s) hereby revoke(s) all prior proxies given by the signer(s) to vote at the Annual Meeting.** Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If shareholder is a corporation, please sign the full corporate name by an authorized officer. If shareholder is a partnership or other entity, an authorized person must sign in the entity's name. Joint owners must each sign individually.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Park National Corporation to be held on Monday, April 28, 2025:** Park National Corporation's Notice of the 2025 Annual Meeting of Shareholders and Proxy Statement and Park National Corporation's 2024 Annual Report, together with Park National Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at www.proxyvote.com.

V62262-P22642

**PARK NATIONAL CORPORATION**
**Proxy for Annual Meeting of Shareholders**
**April 28, 2025 at 2:00 p.m., Eastern Daylight Saving Time**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The holder(s) of common shares of Park National Corporation (the "Company") identified on the reverse side of this proxy card, hereby appoint(s) D. Byrd Miller III and F. William Englefield IV, and each of them, with power to act without the other and with power of substitution, the proxies of the shareholder(s) and hereby authorize(s) them to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held virtually, via live webcast by visiting www.virtualshareholdermeeting.com/PRK2025, on Monday, April 28, 2025, at 2:00 p.m., Eastern Daylight Saving Time, and to vote all of the common shares which the shareholder(s) is/are entitled to vote at such Annual Meeting.

**Where a choice is indicated, the common shares represented by this proxy card, when properly executed and timely returned, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy card will be voted, to the extent permitted by applicable law, "FOR" the election of the Board of Directors' nominees listed in Item 1 as directors of the Company, and "FOR" each of the proposals under Items 2, 3, and 4. If any other matters are properly brought before the Annual Meeting, or if a nominee for election as a director named in the Proxy Statement who would have otherwise received the required number of votes is unable to serve or for good cause will not serve, the common shares represented by this proxy card will be voted in the discretion of the individuals designated to vote the common shares represented by this proxy card, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors of the Company may recommend.**

If common shares are allocated to the account of a shareholder under the Park National Corporation Employees Stock Ownership Plan (the "KSOP"), then the shareholder hereby directs the Trustee of the KSOP to vote all of the common shares of the Company allocated to such account under the KSOP in accordance with the instructions given herein, at the Company's Annual Meeting, on the matters set forth on the reverse side. **If no instructions are given, the common shares allocated to the shareholder's account under the KSOP will be voted by the Trustee of the KSOP pro rata in accordance with the instructions received from other participants in the KSOP who have voted.**

The shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement for the April 28, 2025 Annual Meeting, as well as the Company's 2024 Annual Report, together with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024.